Filed Pursuant to Rule 424(b)(4)

Registration No. 333-105183

PROSPECTUS

5,000,000 Shares

Common Stock

AmeriVest Properties Inc. is offering 5,000,000 shares of common stock.

Our common stock is listed on the American Stock Exchange under the symbol “AMV.” The last reported sale price of our common stock as reported on the American Stock Exchange on June 3, 2003 was $6.20 per share.

Investing in our common stock involves risks that are described in the “ Risk Factors” section beginning on page 5 of this prospectus.

PRICE $6.20 PER SHARE

	Per Share	Total
Public offering price	$6.20	$31,000,000
Underwriting discount	$0.3565	$1,782,500
Proceeds, before expenses, to AmeriVest	$5.8435	$29,217,500

The underwriters may also purchase up to an additional 750,000 shares from AmeriVest Properties Inc. to cover overallotments, if any, at the public offering price, less the underwriting discount, following notice provided by the underwriters to AmeriVest within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about June 9, 2003.

RBC Capital Markets	Ferris, Baker Watts Incorporated

BB&T Capital Markets

J.J.B. Hilliard, W.L. Lyons, Inc.

A PNC Company

Morgan Keegan & Company, Inc.

Stifel, Nicolaus & Company

Incorporated

June 3, 2003.

AmeriVest
Properties Inc.

Smart Space for Small Business[SM]

1

2

3

4

5

1. AmeriVest Plaza at Inverness, Englewood, CO
2. Centerra, Denver, CO
3. Chateau Plaza, Dallas, TX
4. Southwest Gas Building, Phoenix, AZ
5. Parkway Center II, Plano, TX

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements, before investing in shares of our common stock. Unless otherwise indicated, all information in this prospectus assumes that the underwriters will not exercise their overallotment option. Unless the context otherwise requires, all references to “we,” “us,” “our company,” “the company” or “AmeriVest” refer collectively to AmeriVest Properties Inc. and its subsidiaries, considered as a single enterprise.

The Company

We are a self-administered real estate investment trust, or REIT, that owns 27 office properties. We market and lease premium office space to small and medium size businesses, and the design, finish and amenities of our core properties are specifically tailored for this target market. Our current properties, which include an aggregate of 1,564,090 rentable square feet, are located in Colorado, Texas, Arizona and Indiana.

Our current management team assumed control of our day-to-day operations on January 1, 2000, at which time we owned a portfolio of diversified properties. Since that time, we have focused our efforts on the acquisition, rehabilitation and development of multi-tenant office buildings targeting tenants with office space needs between 2,000 and 4,000 square feet. We have sold our non-office building assets, and since August 2000, all our assets have been office buildings.

We are headquartered in our Sheridan Center property at 1780 South Bellaire Street, Suite 100, Denver, Colorado 80222. Our telephone number is (303) 297-1800. Our Web site address is www.amvproperties.com. Information at our Web site is not and should not be deemed to be part of this prospectus.

Business Strategy

We believe that office space for small to medium size businesses is a large and underserved market. According to data compiled by the Office of Advocacy of the U.S. Small Business Administration in 2000, 89% of all U.S. businesses employed fewer than 20 employees. As a result, we believe that many businesses have office space requirements of no more than 4,000 square feet.

Small to medium size businesses often have specific needs and limitations that are different than larger businesses. For example, small and medium size businesses cannot usually afford large corporate staffs to manage office leasing. Although these businesses have similar needs as larger firms, such as access to sophisticated technology, conference facilities, high quality telecommunications equipment and other amenities, they usually do not have a comparable budget to those firms. Our strategy is to focus on providing an office product targeted to this large market and its unmet needs in a cost effective manner. The key elements of our strategy include:

•

Provide a Superior, Consistent Product — We seek to provide a level of amenities to the small and medium size tenant in our office properties that usually only larger companies would be able to obtain, such as keyless entry card system, use of conference rooms with the latest telecommunications and presentation equipment and the ability to access high speed voice and data service from multiple telecom providers.

•	Simplify the Leasing Process — Our leasing process is designed to meet the unique needs of a small to medium size tenant base with limited staffing through our “no hassle” leasing philosophy which reduces the per lease cost for us and the tenant.

•	Provide a High Level of Service — With our deliberate focus on small to medium size tenants, we have developed a positive, service-oriented approach specifically tailored for our customer base.

•	Target Select Cities — We target cities that meet specific criteria where we hope to build meaningful multi-property portfolios over the near term.

As a result of our focused strategy, we believe that our properties provide office space that is particularly attractive for small to medium size tenants. By executing on our strategy, we believe we have been able to maintain high occupancy rates while still maintaining strong rent per square foot trends in our core markets as compared to the general office market.

Properties

We own 27 office buildings totaling 1,564,090 square feet of rentable space. These properties are located in Denver, Colorado, Dallas, Texas, Phoenix, Arizona, Indianapolis, Indiana, and in a number of smaller cities in Texas. The geographic distribution of our property portfolio by rentable square footage at March 31, 2003 was approximately 46% in Colorado, 26% in Texas, 20% in Arizona and 8% in Indiana. Our core properties are set forth in the table below.

Building – Location	Year Acquired	Rentable Square Feet
Southwest Gas Building – Phoenix, AZ	2003	147,660
Chateau Plaza – Dallas, TX	2002	171,335
Centerra – Denver, CO	2002	186,431
Parkway Centre II – Plano, TX	2002	151,988
Kellogg Building – Littleton, CO	2001	111,695
Arrowhead Fountains – Peoria, AZ	2001	96,092
AmeriVest Plaza at Inverness – Englewood, CO	2001	118,720
Sheridan Center – Denver, CO	2000	141,008
Keystone Office Park – Indianapolis, IN	1999	96,520

Total		1,221,449

Dividends

Since our initial public offering in November 1996, we have paid a cash dividend on our common stock each quarter. For the quarters ended September 30, 2002 through March 31, 2003, we paid a quarterly cash dividend of $0.13 per share.

Recent Developments

From January 1, 2000 through December 31, 2001, all of our properties were managed under a Property Management and Advisory Agreement with Sheridan Realty Advisors, LLC, or SRA, which also managed our day-to-day operations and assisted and advised our Board of Directors on real estate acquisitions and investment opportunities. Certain of our executive officers and directors own SRA. Effective January 1, 2002, we acquired the administrative and property management and accounting services business of SRA and, effective November 1, 2002, we acquired the remaining service functions of SRA and terminated the Property Management and Advisory Agreement, completing the full employment of SRA’s employees by our company. As a result of the foregoing, we are now a completely self-administered REIT.

In February 2003, we acquired the Southwest Gas Building in Phoenix, Arizona for $17 million. The Southwest Gas Building contains 147,660 rentable square feet on 7.38 acres of land. The principal tenant is Southwest Gas Corporation, which occupies approximately 41% of the building.

We are presently evaluating acquisition opportunities in Phoenix, Dallas and Denver; however, we have not entered into any binding agreements to acquire any additional property as of the date of this prospectus.

At our 2003 annual meeting, our stockholders approved the amendment and restatement of our Articles of Incorporation and adopted the AmeriVest Properties Inc. 2003 Long-Term Incentive Plan.

The Offering

Common Stock Offered	5,000,000 shares

Common Stock to be Outstanding after this Offering	16,565,534 shares (17,315,534 shares if the underwriters exercise their overallotment option in full).

Use of Proceeds

The net proceeds of this offering will be used to repay portions of our variable borrowings, which may include property-specific debt, a term loan and our line of credit and for general corporate purposes.

Dividend Policy

We intend to pay quarterly dividends, which will be at the discretion of our Board of Directors and will depend on a number of factors, including our operating results and financial condition. We cannot assure you that any dividends will be paid or that we will maintain our historical level of dividends.

AMEX Symbol	Our common stock trades on the American Stock Exchange under the symbol “AMV.”

Summary Financial Data

You should read the following information together with “Selected Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes included in this prospectus. Our historical results are not necessarily indicative of our results for any future period.

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2003	2002	2002		2001		2000
Statement of Operations Data:
Real estate operating revenue	$6,814,528	$3,626,052	$16,385,965		$10,944,383		$7,222,437
Net income (loss)	$404,964	$390,962	$(157,274	)(a)	$1,488,493	(b)	$2,676,724	(c)
Weighted average diluted shares outstanding	11,203,104	6,863,423	9,501,117		4,801,307		2,495,919
Diluted net income (loss) per share	$0.04	$0.06	$(0.02)		$0.31		$1.07
Dividends declared per share	$0.13	$0.125	$0.51		$0.50		$0.49

Other Data:
Funds from Operations (FFO)(d):
Net income (loss)	$404,964	$390,962	$(157,274)		$1,488,493		$2,676,724
Depreciation and amortization expense	1,360,713	684,930	3,362,508		2,244,435		1,205,795
Share of depreciation of unconsolidated affiliates	19,935	6,562	46,087		29,634		59,635
Impairment of investment in real estate	—	—	275,000		—		—
Gain on sale of real estate	—	—	—		(1,156,445)		(2,556,839)

FFO	$1,785,612	$1,082,454	$3,526,321		$2,606,117		$1,385,315

	March 31, (unaudited)		December 31,
	2003	2002	2002		2001		2000
Balance Sheet Data:
Net investment in real estate	$162,094,749	$81,214,727	$144,985,328		$80,841,027		$38,922,380
Total assets	175,763,526	88,550,769	157,183,587		88,002,488		42,363,797
Mortgage loans and notes payable	122,959,470	58,616,715	106,094,232		58,408,424		28,122,856
Stockholders’ equity	45,237,178	24,653,836	43,895,800		24,996,985		11,358,503

(a)	Includes a charge of $1,367,380 ($0.14 per diluted share) representing advisory fees and capital project fees earned by our former advisor, Sheridan Realty Advisor, LLC. Prior to 2002, these fees had been capitalized. Also includes a charge of $275,000 ($0.03 per diluted share) representing an impairment in the value of our building in Clint, Texas.
(b)	Includes a gain of $1,156,445 ($0.24 per diluted share) recognized on the sale of non-core office buildings in Appleton, Wisconsin and Odessa, Texas; a charge of $326,113 ($0.07 per diluted share) representing an impairment of deferred rents receivable from a former significant tenant; and a charge of $323,447 ($0.07 per diluted share) representing the accelerated amortization of a lease commission related to that same tenant.
(c)	Includes a gain of $2,556,839 ($1.02 per diluted share) recognized on the sale of our four self-storage facilities; and a charge of $255,442 ($0.10 per diluted share) recognized in accordance with a separation agreement between a former officer and us.
(d)	Funds from Operations (FFO) is calculated in accordance with the FFO definition from the National Association of Real Estate Investment Trust’s (“NAREIT”) October 1999 White Paper (as amended in April 2002). See footnote (d) to the financial information set forth in “Selected Financial Information” for the complete definition of FFO and an explanation of its usefulness as a measurement of financial performance.

RISK FACTORS

Before you invest in shares of our common stock, you should be aware that the occurrence of any of the events described in this risk factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all other information included in this prospectus, before you decide to purchase shares of our common stock.

Our variable rate debt subjects us to interest rate risk.

At March 31, 2003, approximately $66.6 million, or 54%, of our total debt was at variable rates ranging from 195 to 500 basis points over LIBOR. Our current weighted-average interest rate on this variable rate debt is approximately 4%. Most of this debt is due in 2004 and 2005. Increases in interest rates could increase our interest expense, which would adversely affect net earnings and cash available for payment of our debt obligations and distributions to our stockholders.

We face a competitive market, which could limit our ability to lease our properties or secure attractive investment opportunities.

Our business strategy contemplates expansion through acquisition. The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and operation of properties. Some of these companies are national or regional operators with far greater resources than we have. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates. Thus, the presence of these competitors may impede the continuation and development of our business.

Our debt level may have a negative impact on our income and our ability to pay dividends.

We have incurred indebtedness in connection with the acquisition of our properties, and we may incur new indebtedness in the future in connection with our acquisition, development and operating activities. As of March 31, 2003, we had approximately $123 million of long-term indebtedness, approximately $9.9 million of which is due in 2003, and $59 million of which in the aggregate is due in 2004 and 2005. As a result of our use of debt, we are subject to the risks normally associated with debt financing, including:

•	that our cash flow will be insufficient to make required payments of principal and interest;

•	that we will be unable to refinance some or all of our indebtedness or that any refinancing will not be on terms as favorable as those of the existing indebtedness;

•	that required payments on mortgages and on our other indebtedness are not reduced if the economic performance of any property declines;

•	that debt service obligations will reduce funds available for distribution to our stockholders; and

•	that any default on our indebtedness could result in acceleration of those obligations.

If the economic performance of any of our properties declines, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, we may lose that property to lender foreclosure with a consequent loss of income and asset value.

We do not have a policy limiting the amount of debt that we may incur. Accordingly, our management and Board of Directors have discretion to increase the amount of our outstanding debt at any time. Our total liabilities to total market capitalization ratio was 64% at March 31, 2003. Our leverage levels may make it difficult to obtain any additional financing based on our current portfolio or to refinance existing debt on favorable terms or at all. Our leverage levels also may adversely affect the market value of our stock if we are perceived as more risky than our peers.

Some of our buildings are subject to special income tax considerations, which could result in substantial tax liability upon their sale.

If we sell any of our Sheridan Center buildings before 2006 (ten years after the original acquisition date of the property or the property exchanged for that property), we will be required to pay tax at the highest applicable corporate rate on the excess of the buildings’ fair market value at the effective time of our REIT election over its adjusted basis at such time (or, if lesser, the excess of the fair market value of the building at the time of the sale over its adjusted basis at the time of the sale).

Because we used proceeds from the sale of the Giltedge building in Wisconsin to purchase AmeriVest Plaza in an exchange qualifying under Section 1031 of the Internal Revenue Code, we may also be required to hold AmeriVest Plaza until 2006 in order to avoid corporate tax on the appreciation of the exchanged property as of the effective date of our REIT election. If we are subject to tax on any such gain at the highest corporate rate, the amount of this corporate tax could be substantial. We may not have sufficient cash available to pay the corporate taxes resulting from the sale of these properties.

New developments and acquisitions may fail to perform as we expect.

Over the last few years, we have focused our efforts on the acquisition and redevelopment of multi-tenant office buildings. We intend to continue to selectively develop and acquire office properties. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is fully leased. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

Development and construction risks could adversely affect our profitability.

We are currently improving several of our properties, have one property under development and may develop new properties in the future. Our renovation, redevelopment, development and related construction activities may subject us to the following risks:

•	We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects.

•	We may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate.

•	We may not be able to obtain financing on favorable terms, which may make us unable to proceed with our development activities.

•	We may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our stockholders to maintain our REIT tax status, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions.

Failure to succeed in new markets may limit our growth.

We may make selected acquisitions outside our current market areas from time to time as appropriate opportunities arise. Our historical experience is in Colorado, Texas, Arizona and Indiana, and we may not be able to operate successfully in other market areas new to us. We may be exposed to a variety of risks if we choose to enter into new markets. These risks include:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to identify acquisition or development opportunities;

•	an inability to attract tenants to our properties in these new markets;

•	an inability to obtain construction trades people; and

•	an unfamiliarity with local government and permitting procedures.

Any of these factors could adversely affect the profitability of projects outside our current markets and limit the success of our acquisition, development and leasing strategy.

Real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our stockholders.

Real estate investments are subject to varying degrees of risk. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to pay dividends to our stockholders will be adversely affected. Income from properties may be adversely affected by:

•	decreases in rent and/or occupancy rates due to competition or other factors;

•	increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Future terrorist attacks in the United States and international hostilities may result in declining economic activity, which could reduce the demand for and the value of our properties.

Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, whether in the United States or abroad, may result in declining economic activity and reduced demand for our properties. A decrease in demand would make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to honor obligations under their existing leases.

These types of events also may adversely affect the markets in which our securities trade. These acts may cause further erosion of business and consumer confidence and spending and may result in increased volatility in national and international financial markets and economies. Any one of these events may cause a decline in the demand for real estate, delay the time in which our new or renovated properties reach stable occupancy, increase our operating expenses due to increased physical security and insurance costs for our properties and limit our access to capital or increase our cost of raising capital.

General economic conditions may adversely affect our financial condition and results of operations.

Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults by our tenants under existing leases, which would adversely affect our financial position, results of operations and cash flow, as well as the trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders.

Unfavorable changes in local market and economic conditions could hurt occupancy or rental rates.

Currently, our properties are located in Colorado, Texas, Arizona and Indiana. Economic conditions in our local markets may significantly affect occupancy and rental rates. Occupancy and rental rates, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The economic condition of our local markets may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance in that market. Local real estate market conditions may include a large supply of competing space, and we compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services.

We are subject to the credit risk of our tenants, which could result in lease payments not being made and a significant decrease in our revenues.

We are subject to the credit risk of our tenants. Many of our tenants are small companies with nominal net worth. We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants’ ability to make lease payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants may adversely affect our profitability and our ability to meet our financial obligations.

We may be unable to renew leases or re-lease space on a timely basis or on comparable or better terms, which could significantly decrease our revenues.

A significant number of our leases on our core properties, representing approximately 57% of our annualized lease revenue at March 31, 2003, expire on or before December 31, 2005. Current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. Many of our leases are for relatively short terms of a few years. If non-renewals or terminations occur, we may not be able to locate a qualified replacement tenant and, as a result, we would lose a source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than current lease terms. This may cause affected properties to be impaired.

Loss of a significant tenant could lead to a substantial decrease in our cash flow and an impairment of the value of our real estate.

Although we target tenants seeking 2,000 to 4,000 square feet of office space, we may have several significant tenants from time to time, the loss of any of which could adversely affect our cash flow and may cause affected properties to be impaired.

Chateau Plaza in Dallas, Texas is approximately 70% (120,607 square feet) leased to a single tenant, Dean Foods Company, under a direct lease through December 2005. However, the tenant has the option to terminate the lease as early as December 2003, upon eight-months written notice. Should the tenant elect to terminate the lease early, it is obligated to pay a termination penalty equal to three months of the current base rent plus any unamortized tenant improvement and leasing costs. The loss of this tenant could adversely affect our cash flow until we are able to re-lease the vacated space. Our lease with Dean Foods Company accounts for approximately $2,776,000 of our annual revenue.

We have been notified by a tenant occupying 27,752 square feet, or approximately 19%, of the Southwest Gas building that the tenant will terminate its lease as of October 2003. We receive annual rent from this tenant of approximately $559,000. We cannot assure you that we will be able to re-lease this space in a timely manner, on favorable terms to us, or at all.

Currently, eleven of our office buildings are leased to various agencies of the State of Texas. Although each of these leases includes a specific termination date, the State of Texas may terminate a lease at any time state appropriated funds necessary to pay the required rents are unavailable or federally funded programs are curtailed. If the State of Texas were to terminate or fail to renew a lease, it may be difficult for us to locate another tenant on a timely basis or on comparable or better terms, especially for those buildings located in smaller cities and more remote locations. The State of Texas also may elect not to renew leases with us upon expiration. For the year ended December 31, 2002, leases with the State of Texas accounted for approximately $1,775,000 in revenue. In November 2001, the State vacated our Clint, Texas building, which accounted for $125,676 in annual revenue. In 2002, we recognized an impairment in the value of this building of $275,000 due to difficulties in finding a replacement tenant. The impairment charge decreases the net book value of this property to our best estimate of its current market value. In December 2002, the State vacated our Paris, Texas building, which accounted for $242,567 in annual revenue. During 2003, the leases for one of our two buildings in El Paso, Texas and our buildings in Bellville and Amarillo, Texas expire and it has yet to be determined if the State will renew its leases for those properties, which account for approximately $441,000 in aggregate annual revenue. The Clint, Texas building and Paris, Texas building remain vacant at the date of this prospectus.

Our uninsured and underinsured losses could result in loss of value of our properties.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which our facilities are at risk in their particular locations. Our management will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on our investments at a reasonable cost and on suitable terms. These decisions may result in our having insurance coverage that, in the event of a substantial loss, would not be sufficient to repay us for the full current market value or current replacement cost. Also, due to inflation, changes in codes and ordinances, environmental considerations, and other factors, it may not be feasible to use insurance proceeds to replace a building after it has been damaged or destroyed.

The success of our company depends on the continuing contributions of our key personnel.

We have a highly skilled management team and specialized workforce managing our properties. We do not have employment agreements with any of our executive officers or key employees and, thus, any executive officer or key employee may terminate his or her relationship with us at any time.

There is limited liquidity in our real estate investments, which could limit our flexibility.

Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We may not be able to dispose of an investment when we find disposition advantageous or necessary, and the sale price of any disposition may not recoup or exceed the amount of our investment. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years, and this may affect our ability to sell properties without adversely affecting returns to our stockholders.

We may suffer environmental liabilities which could result in substantial costs.

Under various environmental laws, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, including asbestos-containing materials that are located on or under the property. These laws often impose liability whether the owner or operator knew of, or was responsible for, the presence of those substances. In connection with our ownership and operation of properties, we may be liable for these costs, which could be substantial. Also, our ability to arrange for financing secured by that real property might be adversely affected because of the presence of hazardous or toxic substances or the failure to properly remediate any contamination. In addition, we may be subject to claims by third parties based on damages and costs resulting from environmental contamination at or emanating from our properties. In particular, two lawsuits have been filed against our AmeriVest Properties Texas Inc. subsidiary alleging that our Mission, Texas property is contaminated with airborne contaminants. Our insurance company is defending us in these lawsuits. These lawsuits, or similar lawsuits, if adversely determined, could have a material adverse effect on our business and financial condition, and we cannot assure you that other lawsuits will not be filed against us with respect to this building or our other buildings.

After the acquisition of the Sheridan Center buildings, we embarked on an asbestos remediation program in accordance with applicable federal and state requirements, using licensed contractors to remove, wherever accessible or otherwise required, asbestos-containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. Most of the remediation has been completed, except for one building, which is expected to be completed over the next few years as tenants vacate spaces, allowing access to the asbestos materials.

Non-compliance with the Americans with Disabilities Act could result in compliance costs and fines.

Under the Americans with Disabilities Act of 1990, or the “ADA,” all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. While we believe we are in compliance with the ADA requirements, a determination that we are not in compliance with the ADA could require capital expenditures to remove access barriers and non-compliance could result in the imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA or other governmental rules and regulations, our ability to make expected distributions to our stockholders could be adversely affected.

The ability of our stockholders to control our policies or effect a change in control of our company is limited, which may not be in our stockholders’ best interests.

Charter and Bylaws Provisions.    Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These provisions include:

•	Classified Board of Directors and size of Board fixed within range; removal of directors only for cause. Our Board of Directors is divided into three classes with staggered terms of office. The total number of directors is fixed by a majority vote of the Board of Directors within a range of a minimum of three and a maximum of nine. Directors may only be removed for cause. These provisions may make it more difficult for a third party to gain control of our Board of Directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of our Board of Directors, and the number of directors cannot be increased above the maximum number of directors specified in our charter without board and stockholder approvals.

•	Two-thirds stockholder vote required to approve some amendments to the charter. Some amendments to our charter must be approved by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of our common stock, voting together as a single class. These voting requirements may make amendments to our charter that stockholders believe desirable more difficult to effect.

•	Issuance of preferred stock without stockholder approval. Our Board of Directors has the ability to authorize the issuance of preferred stock without stockholder approval and to set or change the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the preferred stock. Our Board of Directors could therefore authorize series of preferred stock that may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

•

Ownership Limitation. In order to assist us in maintaining our qualification as a REIT, our Articles of Incorporation contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9% of our outstanding shares, unless waived by our Board of Directors. At our 2003 annual meeting, our stockholders approved the amendment and restatement of our Articles of Incorporation to include the ownership limitation provisions in our Articles of Incorporation. Prior to the 2003 annual meeting, these ownership limitation provisions were contained in our bylaws. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders. In 2000 and again in 2001, our Board granted one-time waivers of the ownership limitation to allow Jerry Tepper, a director who as of December 31, 2002 beneficially owned (as determined in accordance with the ownership limitation) approximately 4% of our outstanding shares, to acquire newly issued shares. In April 2002, our Board granted waivers allowing William T. Atkins and Alexander S. Hewitt, executive officers who beneficially owned (as determined in accordance with the ownership limitation) approximately 5% and 3%, respectively, of our outstanding shares as of December 31, 2002, to beneficially own up to 12% and 10%, respectively, of our outstanding shares. In connection with these waivers, our Board also reduced the ownership limitation from 9.8% to 9%, as described above, so as to assist us in our continued qualification as a REIT. Sheridan Investments, LLC has also been granted a waiver by our Board allowing it to beneficially own up to 19% (as determined in accordance with the ownership limitation) of our outstanding shares. For REIT qualification purposes, our outstanding shares that are owned by Sheridan Investments, LLC are treated as if such shares were owned by the members of Sheridan Investments, LLC in proportion to their respective membership interests. Sheridan Investments, LLC has represented to us that no individual will be treated as beneficially owning shares of our capital stock in excess of the 9% ownership limitation (except for Messrs. Atkins and Hewitt, who will not be treated as owning more than 12% and 10%, respectively, of our outstanding shares) as a result of Sheridan Investments, LLC owning up to 19% of our outstanding shares.

Maryland Business Statutes.    As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

•	Unsolicited takeover provisions. Maryland law provides that the Board of Directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent directors to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

•	Business combination with interested stockholders. The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an “interested stockholder” or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless specified criteria are met.

•	Control share acquisition. The Maryland Control Shares Acquisition Act provides that shares acquired by any person over one-tenth, one-third and a majority of the voting power of a corporation do not have voting rights, except to the extent approved by the vote of two-thirds of the shares of common stock entitled to be cast on the matter.

Other constituencies.    Maryland law expressly authorizes a Maryland corporation to include in its charter a provision that allows the Board of Directors to consider the effect of a potential acquisition of control on stockholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the corporation are located. Our current charter does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the charter of a Maryland corporation does not create an inference concerning factors that may be considered by the Board of Directors regarding a potential acquisition of control. This law may allow our Board of Directors to reject an acquisition proposal even though the proposal is in the best interests of our stockholders.

Other Maryland laws.    Maryland law also permits the Board of Directors of a REIT, without stockholder approval, and even if contrary to a company’s bylaws or charter, to classify the Board of Directors, require a two-thirds vote for the removal of directors and give the Board of Directors sole power to fill Board vacancies occurring for any reason.

There is a limited market for our common stock, which could hinder the ability of our stockholders to sell our shares.

Historically, there has been limited trading volume for our common stock. Our equity market capitalization places us at the low end of market capitalization among all REITs. Because of our small market capitalization, most of our investors are individuals. We cannot assure you that the market for our common stock will remain at current levels or expand. Due to our limited trading volume and small market capitalization, many investors may not be interested in owning our securities because of the inability to acquire or sell a substantial block of our stock at one time. This illiquidity could have an adverse effect on the market price of our common stock. In addition, a stockholder may not be able to borrow funds using our common stock as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. Any substantial sale of our securities could have a material adverse effect on the market price of our common stock.

We may not be able to pay dividends to our stockholders regularly.

Our ability to pay dividends in the future depends on our ability to operate profitably and to generate cash from our operations in excess of debt service obligations and required capital expenditures. The payment of dividends is in the sole discretion of our Board of Directors. We cannot assure you that we will be able to pay dividends consistently with historical payments.

We may incur tax liabilities if we fail to qualify as a REIT.

We believe that we have been organized and operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended, since our taxable year ended December 31, 1996. However, we cannot assure you that we will continue to be qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the requirements for qualification as a REIT or the federal income tax consequences of that qualification.

In order to qualify as a REIT, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, including some tax-exempt entities. Our Articles of Incorporation provide restrictions regarding the transfer of shares, including a 9% limitation on the ownership of our shares by any stockholder, that are intended to assist us in continuing to satisfy this share ownership requirement.

If we were unable to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax on our taxable income at regular corporate rates and possibly to the alternative minimum tax. Unless we are entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. In addition, we may have to incur substantial indebtedness or may have to liquidate substantial investments in order to pay the resulting federal income tax liabilities if differences in timing exist between the receipt of income and payment of our tax obligations. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us to revoke our REIT election.

We may have to borrow money to make required distributions to our stockholders.

In order to qualify as a REIT, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income, excluding any net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us with respect to any calendar year are less than the sum of 85% of our ordinary income for that year plus 95% of our capital gain net income for that year plus any undistributed taxable income from prior periods. We intend to make distributions to our stockholders to comply with the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax. We may have to borrow funds on a short-term basis to meet the 90% distribution requirement and to avoid corporate income tax and the nondeductible excise tax if differences in timing between taxable income and cash available for distribution exist. Because we already have significant debt obligations and are highly leveraged, we may not be able to borrow these funds at favorable interest rates or at all.

Adverse legislative or regulatory tax changes may affect the tax treatment of us or our stockholders.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations thereof may take effect retroactively and could adversely affect our company or you, as a shareholder. On May 28, 2003, the President signed into law tax legislation that reduces the federal tax rate on both dividends and long-term capital gains for individuals to 15% until 2008. Because REITs generally are not subject to corporate income tax, this reduced tax rate generally does not apply to ordinary REIT dividends, which continue to be taxed at the higher tax rates applicable to ordinary income. The new 15% tax rate applies to:

•	long-term capital gains recognized on the disposition of REIT shares;

•	REIT capital gain distributions (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

•	REIT dividends attributable to dividends received by a REIT from non-REIT corporations, such as taxable REIT subsidiaries; and

•	REIT dividends attributable to income that was subject to corporate income tax at the REIT level (e.g., to the extent that a REIT distributes less than 100% of its taxable income).

This new law could cause shares in non-REIT corporations to be a relatively more attractive investment to individual investors than shares in REITs. The legislation also could have an adverse effect on the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. All statements other than statements of historical facts included in this prospectus, including statements regarding our expected financial position, business strategy, plans and objectives of management for future operations, expected capital expenditures, expected funding sources, planned investments and forecasted dates, are forward-looking statements. These forward-looking statements are based on our current expectations, beliefs, assumptions, estimates and projections about the industry and markets in which we operate. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are often used to identify forward-looking statements. Although we believe that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control, including but not limited to, those described in the “Risk Factors” section of this prospectus. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

The net proceeds to us from the sale of 5,000,000 shares of our common stock in this offering will be approximately $28.8 million, after deducting the underwriting discount and our estimated offering expenses. If the underwriters exercise their overallotment option in full, we estimate that our net proceeds will be approximately $33.2 million.

The net proceeds of this offering will be used primarily to repay portions of our variable rate borrowings, which include the loans secured by mortgages further described below under “Business and Properties — Mortgage Loans and Notes Payable — Mortgage Loans Payable — Variable Interest Rate” and our term loan facility and line of credit, and for general corporate purposes. Repayment of our term loan facility and line of credit will create availability to draw upon these lines to acquire and refurbish additional properties and to make capital improvements to existing properties. Our term loan facility is with Fleet National Bank. At June 3, 2003, the outstanding principal balance of our term loan facility was $5.1 million. Our term loan facility bears interest at LIBOR plus 500 basis points (6.35% at March 31, 2003). Our term loan facility matures on August 6, 2003. We currently have $42 million in total borrowing capacity under our line of credit, with approximately $40.4 million outstanding and an available balance of approximately $1.6 million at June 3, 2003. Amounts repaid under the line of credit may be reborrowed. Our line of credit, which is provided by Fleet National Bank, bears interest at LIBOR plus 275 basis points (4.10% at March 31, 2003). The line of credit matures on November 12, 2005 and is secured by mortgages on some of our properties.

DIVIDEND POLICY

Since our initial public offering in November 1996, we have paid a dividend each quarter and we intend to pay quarterly dividends in the future. Future dividends will be at the discretion of our Board of Directors and will depend on a number of factors, including our operating results and financial condition. We cannot assure you that any dividends will be paid or that we will maintain our historical level of dividends.

CAPITALIZATION

The following table sets forth (1) our capitalization as of March 31, 2003 and (2) our capitalization as of March 31, 2003 as adjusted to reflect the sale of 5,000,000 shares of common stock in this offering and the application of the net proceeds as set forth under “Use of Proceeds.” The following table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in this prospectus.

	March 31, 2003
	Actual	As Adjusted
Mortgage loans and notes payable	$122,959,470	$94,141,970
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized; 11,542,713 shares issued and outstanding, actual; 16,542,713 shares issued and outstanding, as adjusted(a)	11,543	16,543
Capital in excess of par value	57,683,967	86,496,467
Distributions in excess of accumulated earnings	(12,458,332)	(12,458,332)

Total stockholders’ equity	45,237,178	74,054,678

Total capitalization	$168,196,648	$168,196,648

(a)	Does not include 614,650 shares of common stock issuable upon the exercise of options and warrants with a weighted average exercise price of $5.23 per share that were outstanding as of March 31, 2003.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has traded on the American Stock Exchange under the symbol “AMV” since January 27, 2000.

The following table presents the range of high and low sale prices for our common stock during each of the quarters indicated, as reported by the American Stock Exchange, and the dividends per share declared with respect to those quarters. Dividends are paid in the month following the quarter in which they were declared.

	Common Stock		Dividend Per Share
Quarter Ended	High	Low
March 31, 2001	$5.95	$4.25	$0.125
June 30, 2001	6.20	4.85	0.125
September 30, 2001	6.20	5.20	0.125
December 31, 2001	6.00	5.05	0.125

March 31, 2002	6.55	5.45	0.125
June 30, 2002	6.45	5.56	0.125
September 30, 2002	6.30	5.40	0.130
December 31, 2002	6.29	5.00	0.130

March 31, 2003	6.55	5.66	0.130
Through June 3, 2003	6.65	6.08	—

On June 3, 2003, the closing sale price for our common stock was $6.20 per share, as reported by the American Stock Exchange. On June 3, 2003, we had approximately 299 stockholders of record. We believe we have approximately 4,900 beneficial stockholders. The information concerning beneficial owners is based on information provided by brokers and depositories who hold shares in their names on behalf of others.

SELECTED FINANCIAL INFORMATION

The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated historical financial statements and the related notes, and the other information included in this prospectus. The selected financial data for each of the three years in the period ended December 31, 2002 is derived from the consolidated financial statements of AmeriVest, which have been audited by KPMG LLP for the year ended December 31, 2002 and by Arthur Andersen LLP for the years ended December 31, 2001 and 2000, each of whom are or were independent public accountants. The selected financial data for the three months ended March 31, 2003 and 2002 is derived from our unaudited consolidated financial statements. The selected data provided below is not necessarily indicative of the future results of operations or financial performance of AmeriVest and should be reviewed in conjunction with our consolidated financial statements, accompanying notes, and selected financial data presented elsewhere in this prospectus.

	Three Months Ended March 31, (unaudited)		Years Ended December 31,
	2003	2002	2002		2001	2000
Statement of Operations Data:
Real estate operating revenue	$6,814,528	$3,626,052	$16,385,965		$10,944,383	$7,222,437
Net income (loss)	$404,964	$390,962	$(157,274	)(a)	$1,488,493 (b)	$2,676,724 (c)
Weighted average diluted shares outstanding	11,203,104	6,863,423	9,501,117		4,801,307	2,495,919
Diluted net income (loss) per share	$0.04	$0.06	$(0.02)		$0.31	$1.07
Dividends declared per share	$0.13	$0.125	$0.51		$0.50	$0.49

Other Data:
Funds from Operations (FFO)(d):
Net income (loss)	$404,964	$390,962	$(157,274)		$1,488,493	$2,676,724
Depreciation and amortization expense	1,360,713	684,930	3,362,508		2,244,435	1,205,795
Share of depreciation of unconsolidated affiliates	19,935	6,562	46,087		29,634	59,635
Impairment of investment in real estate	—	—	275,000		—	—
Gain on sale of real estate	—	—	—		(1,156,445)	(2,556,839)

FFO	$1,785,612	$1,082,454	$3,526,321		$2,606,117	$1,385,315

Net cash flow from operating activities	$1,983,951	$1,320,944	$5,427,045		$3,263,765	$2,517,784
Net cash flow from investing activities	(18,467,824)	(1,058,629)	(50,312,422)		(24,671,608)	(15,005,789)
Net cash flow from financing activities	16,924,771	(752,889)	46,084,588		21,480,222	13,076,645

Net change in cash and cash equivalents	$440,898	$(490,574)	$1,199,211		$72,379	$588,640

	March 31, (unaudited)		December 31,
	2003	2002	2002		2001	2000
Balance Sheet Data:
Net investment in real estate	$162,094,749	$81,214,727	$144,985,328		$80,841,027	$38,922,380
Total assets	175,763,526	88,550,769	157,183,587		88,002,488	42,363,797
Mortgage loans and notes payable	122,959,470	58,616,715	106,094,232		58,408,424	28,122,856
Stockholders’ equity	45,237,178	24,653,836	43,895,800		24,996,985	11,358,503

(a)	Includes a charge of $1,367,380 ($0.14 per diluted share) representing advisory fees and capital project fees earned by our former advisor, Sheridan Realty Advisor, LLC. Prior to 2002, these fees had been capitalized. Also includes a charge of $275,000 ($0.03 per diluted share) representing an impairment in the value of our building in Clint, Texas.

(b)	Includes a gain of $1,156,445 ($0.24 per diluted share) recognized on the sale of non-core office buildings in Appleton, Wisconsin and Odessa, Texas; a charge of $326,113 ($0.07 per diluted share) representing an impairment of deferred rents receivable from a former significant tenant; and a charge of $323,447 ($0.07 per diluted share) representing the accelerated amortization of a lease commission related to that same tenant.

(c)	Includes a gain of $2,556,839 ($1.02 per diluted share) recognized on the sale of our four self-storage facilities; and a charge of $255,442 ($0.10 per diluted share) recognized in accordance with a separation agreement between a former officer and us.

(d)	Funds from Operations (FFO) is calculated in accordance with the FFO definition from NAREIT’s October 1999 White Paper (as amended in April 2002). We consider FFO to be a key measure of a REIT’s performance which should be considered along with, but not as an alternative to, net income or loss and cash flow as a measure of operating performance and liquidity. The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT) defines Funds From Operations as net income or loss (computed in accordance GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to our investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of our ability to incur and service debt, to make capital expenditures and to fund other cash needs. Our FFO may not be comparable to FFO reported by other REITs that may or may not define the term in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. FFO does not represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income or loss (determined in accordance with GAAP) as an indication of our financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. FFO may include funds that may not be available for our management’s discretionary use due to requirements to conserve funds for capital expenditures, debt repayment and property acquisitions and other commitments and uncertainties.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and comparison of the financial condition and results of operations of AmeriVest as of and for the quarters ended March 31, 2003 and 2002 and the years ended December 31, 2002, 2001 and 2000. These discussions should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements.

Results of Operations

Comparison of the three months ended March 31, 2003 to the three months ended March 31, 2002:

	Three Months Ended March 31,
	2003	2002	Change
Rental revenue	$6,814,528	$3,626,052	$3,188,476

Property operating expenses:
Operating expenses	1,635,478	886,095	749,383
Real estate taxes	771,761	367,023	404,738
Management fees	43,477	28,062	15,415
General and administrative expenses	837,080	352,308	484,772
Interest expense	1,756,270	898,356	857,914
Depreciation and amortization expense	1,360,713	684,930	675,783

Total operating expenses	6,404,779	3,216,774	3,188,005

Other income(loss)
Interest income	5,817	2,081	3,736
Equity in loss of unconsolidated affiliate	(10,602)	(20,397)	9,795

Total other income(loss)	(4,785)	(18,316)	13,531

Net income	$404,964	$390,962	$14,002

Rental revenue

The increase in rental revenue is primarily due to the inclusion of the operations of the late-2002 and early-2003 property acquisitions, Parkway Centre II (September 2002), Centerra (November 2002), Chateau Plaza (November 2002) and the Southwest Gas Building (February 2003).

Property operating expenses

Operating expenses and real estate taxes increased as a result of the above-mentioned transactions.

Management fees are paid to third-party providers for the property management of Parkway Centre II, the Bank of America Buildings and the State of Texas Buildings. The increase in management fees is due to the acquisition of Parkway Centre II.

General and administrative expenses

The increase in general and administrative expenses is primarily due to the termination of the Advisory Agreement with our former advisor, Sheridan Realty Advisors, LLC, or SRA, effective November 1, 2002, whereby all of the remaining employees of Sheridan Realty Advisors became employees of the Company. Additionally, approximately $200,000 in legal, accounting, investor relations, shareholder services and travel expenses related to the preparation and mailing of the 2002 Annual Report and proxy statement and first quarter investor relations initiatives. Such expenses increased over the prior year quarter due to a significantly larger stockholder base. Also, during the quarter the Company began to accrue approximately $36,000 per quarter for non-cash long-term stock compensation for certain of the Company’s executive officers as provided by the 2003 Long-Term Incentive Plan, which was recently approved by our stockholders at our 2003 annual meeting. It is anticipated that general and administrative expenses will continue to increase as the Company acquires additional assets.

Interest expense

The increase in interest expense is due to the increase in the outstanding mortgage debt resulting from the above-mentioned transactions.

Depreciation and amortization expense

The increase in depreciation and amortization expense is due to the overall increase in depreciable assets resulting from the above-mentioned transactions.

Interest income

Interest income increased due to higher average outstanding cash balances in interest bearing accounts in 2003.

Equity in loss of unconsolidated affiliates

The equity in loss of unconsolidated affiliate represents the Company’s share of the net loss of Panorama Falls. The Company sold 80% of its interest in Panorama Falls in December 2001, retaining its current 20% interest. The net loss of Panorama Falls has decreased due to improved property operations resulting from the lease up of the property from approximately 16% in December 2001 to approximately 71% at March 31, 2003.

Comparison of the year ended December 31, 2002 to the year ended December 31, 2001:

	Year Ended December 31,
	2002	2001	Change
Rental revenue	$16,385,965	$10,944,383	$5,441,582

Property operating expenses –
Operating expenses	3,935,774	2,643,448	1,292,326
Real estate taxes	1,628,455	1,132,819	495,636
Management fees	173,011	523,687	(350,676)
General and administrative expenses	1,755,104	677,845	1,077,259
Advisory and capital project fees	1,367,380	—	1,367,380
Impairment of investment in real estate	275,000	—	275,000
Impairment of deferred rents receivable	—	326,113	(326,113)
Interest expense	4,144,231	3,181,697	962,534
Depreciation and amortization expense	3,362,508	2,244,435	1,118,073

	16,641,463	10,730,044	5,911,419

Other income/(loss) –
Interest income	164,519	135,075	29,444
Equity in loss of unconsolidated affiliates	(66,295)	(17,366)	(48,929)

	98,224	117,709	(19,485)

(Loss) income before gain on sales of real estate	(157,274)	332,048	(489,322)

Gain on sales of real estate	—	1,156,445	(1,156,445)

Net (loss) income	$(157,274)	$1,488,493	$(1,645,767)

Rental revenue

The increase in rental revenue is due primarily to the inclusion of the operations of AmeriVest Plaza (acquired in April 2001), Arrowhead Fountains (acquired in November 2001) and the Kellogg Building (acquired in December 2001) for the entire year of 2002. The increase is also reflective of the partial year contribution of the 2002 acquisitions, including Parkway Centre II (acquired in September 2002), Centerra (acquired in November 2002) and Chateau Plaza (acquired in November 2002).

Property operating expenses

Operating expenses and real estate taxes increased primarily as a result of the above-mentioned transactions.

The decrease in management fees is due to our acquisition of SRA’s administrative and property management and accounting services business, along with the elimination of those related fees, effective January 1, 2002. Subsequent to January 1, 2002, management fees decreased and general and administrative expenses increased due to us being internally managed versus externally managed in 2001.

General and administrative expenses

The increase in general and administrative expenses is due to the above-mentioned acquisition of SRA’s administrative and property management and accounting services business, together with an increase in corporate office staff necessary to manage our continued growth. Furthermore, effective November 1, 2002, we terminated the Advisory Agreement with SRA and all remaining SRA employees became our employees. Although general and administrative expenses may continue to increase over the near-term, it is anticipated that these expenses will begin to decline as a percentage of revenue as we acquire additional properties.

Advisory and capital project fees

The expense recognized in 2002 represents the advisory and capital project fees earned by SRA, in accordance with the Advisory Agreement, for 2002 property acquisitions and as provided for in the Termination of Advisory Agreement we executed with SRA. Effective January 1, 2002, the Advisory Agreement was amended whereby certain SRA employees became our employees and as a result, the advisory and capital project fees were expensed. Prior to January 1, 2002, these fees were capitalized. Additionally, due to the termination of the Advisory Agreement effective November 1, 2002 whereby all remaining SRA employees became our employees, these fees have been eliminated.

Impairment of investment in real estate

The charge recognized represents an impairment in the value of our building in Clint, TX. The building is currently vacant and was previously leased to an agency of the State of Texas.

Impairment of deferred rents receivable

During the second quarter of 2001, we recorded an impairment of deferred rents receivable from a significant tenant, Rhythms NetConnections, Inc., which filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. We reached an agreement with Rhythms to terminate its lease effective November 1, 2001.

Interest expense

The increase in interest expense is due to an increase in the average outstanding debt balance for the year of 2002 by approximately 67% over the prior year. The effect of the increase in debt level is partially offset by a decrease in interest rates, which resulted in lower interest costs on our variable rate debt.

Depreciation and amortization expense

The increase in depreciation and amortization expense is due to the overall increase in depreciable assets resulting from the previously mentioned transactions.

Additionally, a portion of the increase is due to our adoption of SFAS No. 141, “Business Combinations” effective July 1, 2001, which requires that a portion of the purchase price of a property, representing the value of leasing costs of the in-place leases at the time of acquisition, must be allocated and amortized over the remaining lease terms. This results in the accelerated amortization of certain costs of properties acquired subsequent to July 1, 2001. Such costs were previously allocated to building and improvements and depreciated over 40 years. This will have a significant impact on our depreciation and amortization expense as long as we continue to acquire properties.

Interest income

Interest income increased due to higher average outstanding cash balances in interest bearing accounts in 2002 as compared to 2001.

Equity in loss of unconsolidated affiliates

The equity in loss of unconsolidated affiliates recognized in 2002 represents our share of the net loss of Panorama Falls. We sold 80% of our interest in Panorama Falls in December 2001, retaining our current 20% interest.

The amount recognized in 2001 represents our share of the net losses of Sheridan Investments, LLC (which owned Sheridan Plaza at Inverness, LLC) and Panorama Falls. The original 9.639% interest in Sheridan Investments, LLC was acquired in September 2000. This interest was then used as partial consideration for the acquisition of 100% of Sheridan Plaza at Inverness, LLC in April 2001.

Gain on sales of real estate

The gain recognized in 2001 was a result of the sales of the Giltedge building in the amount of $1,143,698 and the building in Odessa, Texas in the amount of $12,747.

Comparison of the year ended December 31, 2001 to the year ended December 31, 2000:

	Year Ended December 31,
	2001	2000	Change
Rental revenue	$10,944,383	$7,222,437	$3,721,946

Property operating expenses –
Operating expenses	2,643,448	1,946,633	696,815
Real estate taxes	1,132,819	668,224	464,595
Management fees	523,687	344,636	179,051
General and administrative expenses	677,845	517,019	160,826
Impairment of deferred rents receivable	326,113	—	326,113
Severance expense	—	255,442	(255,442)
Interest expense	3,181,697	2,167,869	1,013,828
Depreciation and amortization expense	2,244,435	1,205,795	1,038,640

	10,730,044	7,105,618	3,624,426

Other income/(loss) –
Interest income	135,075	55,874	79,201
Equity in loss of unconsolidated affiliates	(17,366)	(52,808)	35,442

	117,709	3,066	114,643

Income before gain on sales of real estate	332,048	119,885	212,163

Gain on sales of real estate	1,156,445	2,556,839	(1,400,394)

Net income	$1,488,493	$2,676,724	$(1,188,231)

Rental revenue

The increase in rental revenue is due primarily to the inclusion of the operations of Sheridan Center (acquired in August 2000) and AmeriVest Plaza, offset by the exclusion of the operations of the four self-storage facilities (sold in August 2000) and the Giltedge building (sold in June 2001). The acquisition of Arrowhead Fountains and the Kellogg Building, offset by the sale of the 80% interest in Panorama Falls

(December 2001), also contributed to the net increase in rental revenue. Rental revenue for 2001 also included approximately $285,000 attributable to increased property taxes at AmeriVest Plaza, which were passed through to the tenants in accordance with their leases.

Property operating expenses

Operating expenses, real estate taxes and management fees increased primarily as a result of the above-mentioned transactions. Operating expenses also increased in 2001 due to planned maintenance projects, increased utility costs and increased property taxes at AmeriVest Plaza.

General and administrative expenses

The increase in general and administrative expenses is due to the above-mentioned transactions as well as costs related to our continued growth.

Impairment of deferred rents receivable

The charge recognized in 2001 represents an impairment of a deferred rent receivable from Rhythms.

Severance expense

The severance expense recognized in 2000 was in accordance with a separation agreement between a former officer and us.

Interest expense

The increase in interest expense is due to an increase in the average outstanding debt balance for the year of 2001 by approximately 66% from the prior year. The effect of the increase in debt level is partially offset by a decrease in interest rates, which results in lower interest costs on our floating rate debt.

Depreciation and amortization expense

The increase in depreciation and amortization is due to the overall increase in depreciable assets due to the previously mentioned transactions and the continued redevelopment of Sheridan Center. The 2001 amount also includes the accelerated amortization of a lease commission related to the Rhythms lease that was recorded in the second quarter in the amount of $323,447.

Interest income

Interest income increased due to higher average outstanding cash balances in interest bearing accounts in 2001 as compared to 2000.

Equity in loss of unconsolidated affiliates

The equity in loss of unconsolidated affiliates recognized in 2001 represents our share of the net losses of Sheridan Investments, LLC and Panorama Falls. The amount recognized in 2000 solely relates to Sheridan Investments, LLC.

Gain on sales of real estate

The gain recognized in 2001 was a result of the sales of the Giltedge and Odessa, Texas buildings. The gain recognized in 2000 resulted from the sale of the four self-storage facilities.

Liquidity and Capital Resources

Operating Activities

Our net cash provided by operating activities was approximately $1,984,000 for the three-month period ended March 31, 2003, an increase of approximately $663,000 from the prior year period. This increase is primarily due to the inclusion of the operations of the late-2002 and early-2003 property acquisitions. This is the primary source to fund dividend payments, debt service and capital expenditures. Our management believes that the cash flow from our existing properties will be sufficient to meet our working capital needs for the foreseeable future.

Investing and Financing Activities

Our net cash used in investing activities was approximately $18,468,000 for the three-month period ended March 31, 2003, of which $17,000,000 represents the acquisition of the Southwest Gas Building. The remainder represents recurring capital improvement, tenant improvement and leasing commission costs.

Our net cash provided by financing activities was approximately $16,925,000 for the three-month period ended March 31, 2003, of which $17,000,000 represents the loan proceeds used to acquire the Southwest Gas Building.

The following summarizes the significant debt financing transactions that occurred during 2002 and 2003:

In September 2002, we acquired Parkway Centre II and assumed the existing loan with a principal balance of $17,000,000 from J.P. Morgan Chase Commercial Mortgage Securities Corporation. This loan bears interest at LIBOR plus 195 basis points, matures on August 10, 2004 and is secured by the property.

In November 2002, we obtained the $30,000,000 Fleet Facility. The borrowings were used to acquire Centerra and Chateau Plaza. Outstanding balances bear interest at LIBOR plus 275 basis points, mature on November 12, 2005 and are secured by mortgages on the acquired properties. In February 2003, the available credit under this facility was increased to $42,000,000 and was utilized to fund a portion of the purchase price for the Southwest Gas Building.

In December 2002, we borrowed $29,700,000 from Teachers Insurance and Annuity Association of America. The proceeds were used to repay (i) two loans from US Bank National Association secured by Sheridan Center and the Kellogg Building, respectively, and (ii) a loan from Nationwide Life Insurance Company secured by Arrowhead Fountains. This loan bears interest at a fixed rate of 7.4%, matures on January 1, 2013 and is secured by mortgages on Arrowhead Fountains, the Kellogg Building and Sheridan Center. This loan allowed us to fix the interest rate on a large portion of our variable rate debt.

In February 2003, we obtained a $5,100,000 short-term loan from Fleet National Bank. The proceeds, together with proceeds from the Fleet Facility, were used to acquire the Southwest Gas Building. This loan bears interest at LIBOR plus 500 basis points and is due on August 6, 2003.

We desire to acquire additional properties. In order to do so, we will need to raise additional debt or equity capital. We also intend to obtain credit facilities for short and long-term borrowing with commercial banks or other financial institutions. The issuance of such securities or increase in debt to acquire additional properties could adversely affect the amount of cash available to pay dividends to stockholders.

Scheduled Debt Maturities and Interest Rate Information

The following table details the scheduled maturities of mortgage loans and notes payable outstanding as of March 31, 2003:

2003	$9,899,292
2004	17,931,655
2005	41,364,912
2006	15,139,761
2007	969,752
Thereafter	37,654,098

Total	$122,959,470

Of the 2003 maturities, $4,111,884 represents the outstanding balance on the mortgage loan on Panorama Falls and $5,100,000 represents the outstanding balance on the short-term loan with Fleet National Bank. The Panorama Falls loan is due on June 1, 2003 and we are currently working on a refinancing of that loan. The short-term loan with Fleet National Bank is due on August 6, 2003 and we intend to pay down or refinance this loan. We cannot assure you that we will be able to refinance this loan before maturity on favorable terms to us, or at all.

Although we have sold 80% of our interest in Panorama Falls, we have retained 100% of the loan balance on our balance sheet due to our continued obligation. As an offset, we have recorded a receivable for 80% of this amount as due from a related party, with the remaining 20% included in the investment in unconsolidated affiliate balance.

As of March 31, 2003, approximately 46% of the total mortgage loans outstanding (including the Panorama Falls loan) are fixed rate loans with a weighted-average interest rate of approximately 7.7% and 54% are variable rate loans with a weighted-average interest rate of approximately 4.1%. The decrease in the proportion of fixed rate debt from 53% at December 31, 2002 to 46% at March 31, 2003 is attributable to the acquisition of the Southwest Gas Building using variable rate debt. We intend to refinance some of our variable rate debt to fixed rate debt upon stabilization of the underlying mortgaged properties.

Inflation

Management believes that inflation should not have a material adverse effect on our operations. Our office leases require the tenants to pay increases in operating expenses should any inflationary pressures materialize.

New Accounting Principles

In April 2002, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” We were required to adopt SFAS No. 145 on January 1, 2003. SFAS No. 145 significantly limits the treatment of losses associated with early extinguishment of debt as an extraordinary item. Upon adoption, early extinguishments will not continue to qualify for extraordinary item treatment. Our adoption of SFAS No. 145 did not have a material impact on our financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” We were required to adopt SFAS No. 146 on January 1, 2003. SFAS No. 146 requires that certain expenses associated with restructuring charges be accrued as liabilities in the period in which the liability is incurred. Our adoption of SFAS No. 146 did not have a material impact on our financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34.” This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective immediately. Our adoption of Interpretation No. 45 did not have a material impact on our financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation —Transition and Disclosure, an amendment of FASB Statement No. 123.” We were required to adopt SFAS No. 148 for financial statements for fiscal years ending after December 15, 2002. Our adoption of SFAS No. 148 did not have a material impact on our financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities.” We were required to adopt the Interpretation for financial statements for the fiscal year or interim period beginning after June 15, 2003. This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” and requires the consolidation of results of variable interest entities in which we have a majority variable interest. Our adoption of Interpretation No. 46 did not have a material impact on our financial position, results of operations or cash flows.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements required us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, which would potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below.

Investment in Real Estate

Upon acquisition, the purchase price of a property is allocated to land, building, leasing commissions and other intangible assets and associated liabilities as required by SFAS No. 141 “Business Combinations.” The allocation to land is based on our estimate of its fair value based on all available information including appraisals. The allocation to leasing commissions, as required by SFAS No. 141, represents the value associated with the in-place leases, including leasing commission, legal and other related costs. Also required by SFAS No. 141, is the creation of an intangible asset or liability resulting from in-place leases being above or below the market rental rates on the date of acquisition. This asset or liability is amortized over the life of the remaining in-place leases as an adjustment to revenue.

Investment in real estate is stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives as follows:

Description	Estimated Useful Lives
Land	Not depreciated
Buildings and improvements	20 to 40 years
Furniture, fixtures and equipment	5 to 7 years
Tenant improvements and leasing commissions	Term of related lease

Maintenance and repairs are expensed as incurred and improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation and/or amortization are removed from the accounts and the resulting gain or loss is reflected in operations in the period in which such sale or retirement occurs. Allocating the purchase price of a property to the different components of investment in real estate, determining whether expenditures meet the criteria for capitalization and assigning depreciable lives is considered to be critical because it requires management to exercise significant judgment.

Valuation of Real Estate Assets

Long-lived assets to be held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We continually evaluate the recoverability of our long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset. Valuation of real estate assets is considered to be critical because the evaluation of impairment and the determination of fair values involve management’s assumptions relating to future economic events that could materially affect the determination of the fair value, and therefore the carrying amounts of our real estate.

Revenue Recognition

Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. We record rental revenue for the full term of each lease on a straight-line basis. Accordingly, we record a receivable from tenants for rents that we expect to collect over the remaining lease term as deferred rents receivable in the accompanying balance sheets. When we acquire a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the realizability of such deferred rents receivable involves management’s assumptions relating to such tenant’s viability.

BUSINESS AND PROPERTIES

AmeriVest Properties Inc. is incorporated under the laws of the State of Maryland and operates as a self-administered and self-managed real estate investment trust (“REIT”). We were incorporated in the State of Delaware in 1993 and re-incorporated in Maryland in 1999. We primarily invest in and operate commercial office buildings in selective markets and lease the commercial office buildings to small and medium size tenants. As of March 31, 2003, we owned 27 properties, which include an aggregate of 1,564,090 rentable square feet, located in Colorado, Texas, Arizona and Indiana.

We are a fully-integrated self-managed REIT. From January 2000, when our current management team was formed, until January 2002, our properties were managed under a Property Management and Advisory Agreement with Sheridan Realty Advisors, LLC, or SRA, which also managed our day-to-day operations and assisted and advised our Board of Directors with respect to real estate acquisitions and investment opportunities. Effective as of January 1, 2002, we purchased the administrative and property management and accounting services business from SRA for the sum of $100 plus the book value of the furniture, fixtures and equipment at December 31, 2001, which was approximately $50,000.

Throughout 2002, SRA continued as an outside advisor to us in connection with our capital market activities, real estate acquisitions and dispositions and major capital projects and continued to earn an advisory and capital project fee for those services under the terms of our Advisory Agreement with them. Effective November 1, 2002, we terminated the Advisory Agreement and all fees earned by SRA under the Advisory Agreement were accrued for as of December 31, 2002. This amounted to $1,051,390 and was settled in 2003. SRA is owned by two of our executive officers, William T. Atkins, who is also a director, and Alexander S. Hewitt.

Business Strategy

Since 1999, we have focused our efforts on the acquisition, rehabilitation and development of multi-tenant office buildings with an average tenant size of between 2,000 and 4,000 square feet in select cities.

We believe that office space for small to medium size businesses is a large and underserved market. According to data compiled by the Office of Advocacy of the U.S. Small Business Administration in 2000, 89% of all U.S. businesses employed fewer than 20 employees. As a result, we believe that many businesses have office space requirements of no more than 4,000 square feet.

Small to medium size businesses often have specific needs and limitations that are different from larger businesses. For example, small and medium size businesses cannot usually afford large corporate staffs to manage office leasing. These businesses have similar needs as larger firms, such as access to cutting edge technology, conference facilities, high quality telecommunications equipment and other amenities, but usually do not have a comparable budget to those firms. Our strategy is to focus on providing an office product targeted to this large market and its unmet needs in a cost effective manner. The key elements of our strategy include:

Provide a Superior, Consistent Product

We seek to provide a level of amenities to the small and medium size businesses in our office properties that usually only larger companies would be able to obtain. We accomplish this through new development, such as AmeriVest Plaza, redevelopment of existing properties, such as Sheridan Center, Panorama Falls and Centerra, and improved management with a focus on customer service. For example, tenants in many of our core buildings enjoy a keyless entry card system to allow secure access 24 hours a day to their individual suites, as well as use of common area conference rooms with the latest telecommunications and presentation equipment. Entry lobbies feature touchpad electronic directories and, where possible, our buildings are engineered to provide control of heating and air conditioning in individual tenant suites. Signage for each tenant suite allows for the tenant’s individual logo to be incorporated on a common background. Each property is wired to offer high speed voice and data service from multiple telcom providers, and in some buildings tenants can elect to use the building’s centralized server and local area network as their own computer system, with 24 hour, seven days a week support from third party providers.

Simplify the Leasing Process

We provide our clients with a leasing policy that is designed to meet the unique needs of a small to medium size tenant base with limited staffing. We operate our multi-tenant buildings under a “no-hassle” leasing philosophy, using a standard simplified lease that has been designed for fairness to both tenant and landlord. For every property, our lease rates are dictated by our rate matrix, a standardized menu of set rental rates based on lease terms that are tied to the market rates for our submarkets. This rate matrix reduces negotiating time and provides for fairness and consistency to our tenants. We also incorporate a turnkey tenant finish package, greatly reducing the time to design and build out finished space. Our streamlined system greatly reduces negotiation and space planning time and allows the tenant to move into its space earlier and with less aggravation than is usual in the leasing process, reducing the per lease cost for us and the tenant.

Provide a High Level of Service

We have developed and employ a positive, service-oriented mentality to our tenants. Our core buildings feature a regional “Tenant Relations Advocate” whose job description is to interface regularly with all tenants and maximize tenant retention. The Tenant Relations Advocate, unlike a conventional property manager, does not have responsibility for the physical operation of a building, but rather is dedicated to tenant issues with a singular focus on tenant retention. The Tenant Relations Advocate personifies our service-oriented mentality and is available to resolve minor tenant service complaints before they develop into major issues.

Our Tenant Relations Advocates work with team leaders for each region, who in turn report to a senior manager in our Denver headquarters, providing direct and regular feedback on tenant concerns. We believe that our customer-focused management will improve our tenant retention rates.

Target Select Cities

We have focused on employing our strategy in buildings or projects containing at least 100,000 square feet, within select cities where we hope to build meaningful multi-property portfolios. We target cities that possess enough total office square footage to offer the possibility of multiple acquisitions and liquidity in the event of a desired sale, a healthy number of small businesses and positive growth dynamics. Historically, in order to maximize management efficiencies, we have focused on markets in relatively close proximity to our headquarters in Denver. As we grow, we plan to expand our radius to include cities within the United States and Canada that possess our desired characteristics. In the near term, we plan to focus our acquisition activities in the following cities:

1.	Dallas, TX
2.	Denver, CO
3.	Indianapolis, IN
4.	Phoenix, AZ
5.	San Francisco, CA

Based on acquisition opportunities and general market conditions, we may add cities to and eliminate others from this list from time to time.

As a result of our focused strategy, we believe that our properties provide office space that is particularly attractive for small to medium size tenants. By executing on our strategy we believe we have been able to maintain high occupancy rates while still maintaining strong rent per square foot trends in our core markets compared to the general office market.

Acquisitions and Dispositions

2003

Southwest Gas Acquisition

On February 6, 2003, we acquired the Southwest Gas Building. The Southwest Gas Building is located in Phoenix, Arizona and contains 147,660 rentable square feet on 7.38 acres of land. The purchase price for the Southwest Gas Building was $17,000,000, which was paid with $11,900,000 from a revolving credit facility with Fleet National Bank (the “Fleet Facility”), and the balance from a term loan, also from Fleet National Bank.

2002

Chateau Plaza Acquisition

On November 25, 2002, we acquired the Chateau Plaza office building. Chateau Plaza is located in Dallas, Texas and contains 171,335 rentable square feet on one acre of land. The purchase price for Chateau Plaza was $22,000,000, which was paid with $15,400,000 from the Fleet Facility and the balance paid in cash from a portion of the proceeds of our May 2002 public offering.

Centerra Acquisition

On November 12, 2002, we acquired the Centerra office building. Centerra is located in Denver, Colorado and contains 186,431 rentable square feet on 1.15 acres of land. The purchase price for Centerra was $18,658,300, which was paid with $13,057,660 from the Fleet Facility and the balance paid in cash from a portion of the proceeds of our May 2002 public offering.

Keystone Land Acquisition

On September 6, 2002, we acquired 2.55 acres of undeveloped land, adjacent to Keystone Office Park in Indianapolis, Indiana, from Sheridan Realty Partners, L.P., an affiliate, for $320,000. The purchase price was determined by an independent appraisal and was paid through the issuance of 52,893 shares of our common stock ($6.05 per share). In late 2002, we commenced construction of a 18,000 square foot building on this land.

Parkway Centre II Acquisition

On September 5, 2002, we acquired the Parkway Centre II office building. Parkway Centre II is located in Plano, Texas and contains 151,988 rentable square feet on 6.4 acres of land. The purchase price for Parkway Centre II was $22,000,000, which was paid with $17,000,000 from the assumption of the existing loan from J.P. Morgan Chase Commercial Mortgage Securities Corp. and the balance paid in cash from a portion of the proceeds of our May 2002 public offering.

2001

Kellogg Building Acquisition

On December 21, 2001, we acquired the Kellogg Building. The Kellogg Building is located in Littleton, Colorado and contains 111,695 rentable square feet on five acres of land. The purchase price for the Kellogg Building was $13,550,000, which was paid with $9,500,000 from the proceeds of a loan from US Bank National Association and the balance from a portion of the proceeds from our 2001 public offering.

Panorama Falls Sale

On December 6, 2001, we sold an 80% tenancy in common interest in the Panorama Falls building to a long-term investor affiliated with a large shareholder. Panorama Falls is a three-story office building with 60,004 rentable square feet on six acres of land located in Englewood, Colorado. The sales price for the interest in Panorama Falls was $4,880,000 payable as follows:

•	$2,180,000 to KeyBank National Association to pay down a portion of the mortgage loan;

•	the assumption of $2,395,732 of the mortgage loan, which was 80% of the remaining mortgage loan; and

•	the remainder of $304,268 in cash, less closing costs.

Arrowhead Fountains Acquisition

On November 19, 2001, we acquired the Arrowhead Fountains office building. Arrowhead Fountains is located in suburban Phoenix, Arizona and contains 96,092 rentable square feet on five acres of land. The purchase price for Arrowhead Fountains was $12,750,000, which was paid by the assumption of the mortgage loan from Nationwide Life Insurance Company with a principal balance of $9,300,000 and the balance from a portion of the proceeds from the 2001 public offering.

Odessa Sale

On October 23, 2001, we sold our office building in Odessa, Texas for $132,500. The sale resulted in a gain on sale of $12,747.

Giltedge Sale

On June 1, 2001, we sold our Giltedge building in Appleton, Wisconsin for $3,650,000. The sale resulted in a gain on sale of $1,143,698. The cash proceeds from this transaction of $458,030 were used to complete a tax-deferred exchange under Section 1031 of the Internal Revenue Code.

AmeriVest Plaza at Inverness (f/k/a Sheridan Plaza at Inverness) Acquisition

On April 1, 2001, we purchased from Sheridan Investments, LLC, an affiliate, 100% of the ownership interests of Sheridan Plaza at Inverness, LLC. Sheridan Plaza at Inverness, LLC owns two office buildings (which are known as AmeriVest Plaza at Inverness) located in Englewood, Colorado consisting of 118,720 rentable square feet on 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. The purchase price was $22,895,067 and consisted of:

•	$705,135 for our 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•	$6,474,329 paid with (1) 1,057,346 shares of our common stock, at a price of $5.69 per share (based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage loan in the amount of $14,954,425; and

•	assumption of other liabilities in the amount of $761,178.

The acquisition was structured as a tax-deferred exchange of the Giltedge building under Section 1031 of the Internal Revenue Code. Due to the related party nature of this transaction, accounting principles generally accepted in the United States require us to record this acquisition at its historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash dividend during 2001.

2000

Sheridan Investments, LLC Membership Interest Acquisition

On September 29, 2000, we acquired a 9.639% preferred membership interest in Sheridan Investments, LLC, the sole owner of Sheridan Plaza at Inverness, LLC. The purchase price for the interest was $658,918, which we paid by issuing 131,784 shares of common stock and 65,892 common stock purchase warrants at $5.00 per share. This interest was transferred back to Sheridan Investments, LLC in April 2001 as partial consideration for the remaining interest in Sheridan Plaza at Inverness, LLC.

Sheridan Center Acquisition

On August 31, 2000, we acquired Sheridan Center, a three-building office complex in southeast Denver, Colorado, for $9,600,000. The buildings contain 141,008 square feet on 3.74 acres of land. Funds for closing included approximately $1,818,000 held in escrow and on deposit as part of the tax-deferred exchange under Section 1031 of the Internal Revenue Code from the sale of the self-storage facilities, together with mortgage financing and a portion of the proceeds from our 2000 public offering.

Self-Storage Sale

On August 25, 2000, we sold four self-storage facilities in the metropolitan Denver, Colorado area for $8,400,000. This sale resulted in a gain on sale of approximately $2,557,000. The net proceeds of approximately $1,818,000 were used to complete a tax-deferred exchange under Section 1031 of the Internal Revenue Code for office building assets.

Panorama Falls Acquisition

On May 25, 2000, we acquired Panorama Falls for $5,900,000. Funds for closing included approximately $514,000 being held in escrow and on deposit as part of the tax-deferred exchange under Section 1031 of the Internal Revenue Code from the sale of the Broadway Property completed in December 1999, together with mortgage financing and short-term financing, which was partially repaid in August 2000 with proceeds from our 2000 public offering.

Properties

We own and operate 27 office properties in Colorado, Texas, Arizona and Indiana. Other than as described under “Description of Specific Properties” below, we have no plans to renovate our office properties other than for routine capital maintenance. Given access to capital, we believe we will continue to be able to identify and complete acquisition and development opportunities.

The following table provides certain information about each of our office properties owned at March 31, 2003:

Building – Location	Year Acquired	Square Feet of Rentable Area(a)	Percentage Occupancy at March 31, 2003(b)	Average Rent Per Square Foot(c)
Core Properties:
Southwest Gas Building – Phoenix, AZ	2003	147,660	97.4%	$21.59
Chateau Plaza – Dallas, TX	2002	171,335	97.6%	$22.79
Centerra – Denver, CO	2002	186,431	70.0%	$20.30
Parkway Centre II – Plano, TX	2002	151,988	95.7%	$20.83
Kellogg Building – Littleton, CO	2001	111,695	98.6%	$21.96
Arrowhead Fountains – Peoria, AZ	2001	96,092	100.0%	$21.39
AmeriVest Plaza at Inverness – Englewood, CO (d)	2001	118,720	91.3%	$23.44
Sheridan Center – Denver, CO	2000	141,008	82.0%	$15.94
Keystone Office Park – Indianapolis, IN (e)	1999	96,520	95.8%	$17.46

Total Core Properties		1,221,449	90.8%	$20.79

Non-Core Properties:
Panorama Falls – Englewood, CO (f)	2000	60,004	70.8%	$19.02
Bank of America Buildings (g) Clifton, Georgetown, Henderson and Mineral Wells, TX	1998	60,095	97.4%	$16.00
State of Texas Buildings (h) Lubbock, El Paso (2), Clint, Temple, Bellville, Columbus, Hempstead, Mission, Arlington, Marshall, Amarillo and Paris, TX	1997-98	222,542	77.7%	$9.05

Total Non-Core Properties		342,641	80.0%	$12.08

Total Properties		1,564,090	88.5%	$19.06

(a)	Includes office space but excludes storage, telecommunications and garage space.
(b)	Includes space leased but not yet occupied.
(c)	Annualized base rent divided by leased rentable area. Annualized base rent is base rent plus contractual increases, but excludes percentage rent, operating expense reimbursements and parking.
(d)	Formerly known as Sheridan Plaza at Inverness.
(e)	Does not include a fourth building currently under construction consisting of approximately 18,000 rentable square feet.
(f)	20% of the property is owned by AmeriVest and 80% of the property is owned by Freemark Abbey Panorama, LLC as tenants in common.

(g)	Buildings leased approximately 63% to Bank of America, with the remainder leased to a number of small and medium size tenants.
(h)	Eleven of 13 buildings are leased primarily to various agencies of the State of Texas. The Clint, Texas and Paris, Texas buildings are currently vacant.

The following charts illustrate the approximate geographic distribution of our 100%-owned core properties(1) by square footage at March 31, 2003 and by our 2002 revenues:

Figure 1 – Geographic Distribution by Square Footage at March 31, 2003

Figure 2 – Geographic Distribution by 2002 Revenues

(1)	Does not include Bank of America Buildings, State of Texas Buildings or Panorama Falls.

The following table categorizes the area leased to tenants of our 100%-owned core properties(1) by industry at March 31, 2003:

Industry	Percentage of Area
Wholesale trade and manufacturing	16.0%
Real estate	10.4%
Financial services – insurance	9.8%
Consulting and business services	9.4%
Health care	8.3%
Legal	7.5%
Financial services – advisement and brokerage	6.8%
Energy	6.1%
Other	5.6%
Financial services – mortgage	4.6%
Telecommunications	4.5%
Computer systems and software	3.8%
Accounting	3.0%
Travel, entertainment and food service	1.8%
Engineering	1.2%
Financial services – banking	0.8%
Advertising and marketing	0.4%

(1)	Does not include Bank of America Buildings, State of Texas Buildings or Panorama Falls.

Lease Expirations

The following is a schedule of lease expirations(1) for our 100%-owned core properties(2) over the next ten years:

Year	Number of Expiring Leases	Total Area of Expiring Leases	Annual Revenue from Expiring Leases	Percentage of Annual Revenue from Expiring Leases
2003	59	161,324	$3,184,701	14.3%
2004	80	200,651	$4,140,685	18.6%
2005	79	379,265	$8,201,801	36.8%
2006	44	106,932	$2,074,917	9.3%
2007	20	88,684	$1,811,806	8.1%
2008	12	39,315	$ 793,991	3.5%
2009	2	67,997	$1,487,983	6.7%
2010	1	17,150	$ 347,287	1.6%
2011	1	2,400	$ 40,200	0.2%
2012	1	8,466	$ 203,184	0.9%

(1)	Does not include leases of the Kellogg Building’s executive suites or month-to-month leases.
(2)	Does not include Bank of America Buildings, State of Texas Buildings or Panorama Falls.

Description of Specific Properties

The following six properties had book values greater than or equal to 10% of our consolidated assets as of March 31, 2003: Southwest Gas, Chateau Plaza, Centerra, Parkway Centre II, AmeriVest Plaza at Inverness and Sheridan Center. Set forth below is a description of each of these properties.

Southwest Gas

On February 6, 2003, we acquired the Southwest Gas office building in Phoenix, Arizona. The eight-story building contains 147,660 rentable square feet on 7.38 acres of land. Site improvements include parking for approximately 620 cars. The building was built in 1987.

The property is located in central Northwest Phoenix in the Grove at Black Canyon business park at the intersection of Peoria Avenue and I-17 (the Black Canyon Highway).

Southwest Gas competes with several smaller and larger buildings in the area, including buildings that lease to small and medium size businesses.

Southwest Gas is leased to 12 tenants at base rental rates ranging from $18.25 to $23.02 per rentable square foot. The average effective annual rent per square foot for the quarter ended March 31, 2003 was $21.59.

The occupancy rate for Southwest Gas was 97% at March 31, 2003 and 92% at December 31, 2002. Occupancy information for prior years is not available. Southwest Gas Corporation, a regional utility company, occupies 60,046 rentable square feet, or approximately 41% of the building, under a direct lease through August 2009.

The following is a schedule of lease expirations for Southwest Gas:

Year (1)	Number of Expiring Leases	Total Area of Expiring Leases	Annual Revenue from Expiring Leases	Percentage of Annual Revenue from Expiring Leases
2003	1	27,752	$ 559,144	18.0%
2004	4	19,752	$ 423,045	13.7%
2005	4	22,373	$ 476,504	15.4%
2006	1	1,413	$ 31,793	1.0%
2007	1	12,462	$ 285,504	9.2%
2008	—	—	—	—
2009	1	60,046	$1,321,012	42.7%

(1)	At March 31, 2003, there were no leases in effect with an expiration date after 2009.

For 2002, the real estate taxes for Southwest Gas were $381,884, which is equal to 13.8% of the assessed value of the property for real estate tax purposes as determined by the Maricopa County Assessors Office.

Chateau Plaza

On November 25, 2002, we purchased the Chateau Plaza office building in Dallas, Texas. The 18-story building contains 171,335 rentable square feet and a 7-story parking garage on one acre of land. The parking garage contains approximately 500 spaces. The building was built in 1986.

Chateau Plaza is located within Dallas’ Turtle Creek/Uptown District. The property’s highly visible location at the northwest corner of McKinney Avenue and Fairmount Street, offers tenants quick access to numerous freeways and the McKinney Avenue trolley line.

Chateau Plaza is leased to 10 tenants at base rental rates ranging from $22.00 to $26.40 per rentable square foot. The average effective annual rent per square foot for the quarter ended March 31, 2003 was $22.79.

The occupancy rate for Chateau Plaza was 98% at March 31, 2003, 98% at December 31, 2002, 89% at December 31, 2001, 89% at December 31, 2000, and 76% at December 31, 1999. Occupancy information for prior years is not available. Dean Foods Company, a specialty foods producer, occupies 120,607 rentable square feet, or approximately 70% of the building, under a direct lease through December 2005. However the tenant has the option to terminate the lease as early as December 2003. Should the tenant elect to terminate the lease early, it is obligated to pay a termination penalty equal to three months of the current base rent plus any unamortized tenant improvement and leasing costs.

The following is a schedule of lease expirations for Chateau Plaza over the next ten years:

Year	Number of Expiring Leases	Total Area of Expiring Leases	Annual Revenue from Expiring Leases	Percentage of Annual Revenue from Expiring Leases
2003	1	6,528	$ 150,144	4.0%
2004	—	—	—	—
2005	5	140,536	$3,161,723	83.3%
2006	1	3,648	$ 87,552	2.3%
2007	—	—	—	—
2008	2	8,101	$ 192,825	5.1%
2009	—	—	—	—
2010	—	—	—	—
2011	—	—	—	—
2012	1	8,466	$ 203,184	5.3%

For 2002, the real estate taxes for Chateau Plaza were $602,741, which is equal to 2.8% of the assessed value of the property for real estate tax purposes as determined by the Dallas County Assessors Office.

Centerra

On November 12, 2002, we purchased the Centerra office building in Denver, Colorado. The 17-story building contains 186,431 rentable square feet and a 7-story parking garage on 1.15 acres of land. The parking garage contains 587 spaces. The building was built in 1982.

Centerra is located in a central location between downtown Denver and the southeast suburbs along Interstate 25 at Colorado Boulevard, adjacent to Sheridan Center. The Colorado Department of Transportation and the Regional Transportation District have commenced construction of a light-rail system and highway expansion project on Interstate 25, or I-25. The project, which is scheduled to continue through June 2008, has disrupted traffic on I-25 due to lane closures and massive construction along 19 miles of the Interstate adjacent to Centerra, Sheridan Center and near our AmeriVest Plaza and Panorama

Falls buildings. Centerra is located north of I-25 on the other side of most of the construction, which allows for alternative access from most metropolitan Denver locations. We believe that the central location of Centerra, together with our focus on tenants whose employees have more flexible work schedules than employees of larger companies, should minimize the adverse impact of the highway construction on occupancy levels and leasing activity at this project.

Centerra is leased to 34 tenants at base rental rates ranging from $14.00 to $23.65 per rentable square foot. The average effective annual rent per square foot for the quarter ended March 31, 2003 was $20.30.

The occupancy rate for Centerra was 70% at March 31, 2003, 68% at December 31, 2002 and 82% at December 31, 2001. Occupancy information for prior years is not available. There are no tenants occupying 10% or more of the rentable area.

The following is a schedule of lease expirations for Centerra:

Year (1)	Number of Expiring Leases	Total Area of Expiring Leases	Annual Revenue from Expiring Leases	Percentage of Annual Revenue from Expiring Leases
2003	9	26,546	$547,459	21.0%
2004	5	18,940	$395,688	15.2%
2005	8	28,038	$597,211	22.9%
2006	1	2,432	$ 49,856	1.9%
2007	4	23,034	$474,306	18.2%
2008	7	27,909	$543,167	20.8%

(1)	At March 31, 2003, there were no leases in effect with an expiration date after 2008.

For 2002, the real estate taxes for Centerra were $340,150, which is equal to 6% of the assessed value of the property for real estate tax purposes as determined by the Denver County Assessors Office.

Parkway Centre II

On September 5, 2002, we purchased the Parkway Centre II office building in Plano, Texas. The 6-story building contains 151,988 rentable square feet on 6.4 acres of land. There is a parking structure containing 225 spaces and an additional 309 surface parking spaces, of which 84 are covered spaces. The building was built in 1999.

Parkway Centre II is located along the North Dallas Tollway, just south of Parker Road and north of the Willow Bend Fashion Mall in Plano, one of the fastest growing areas in Metropolitan Dallas.

Parkway Centre II is leased to 24 tenants at base rental rates ranging from $13.50 to $23.75 per rentable square foot. The average effective annual rent per square foot for the quarter ended March 31, 2003 was $20.83.

The occupancy rate for Parkway Centre II was 96% at March 31, 2003, 98% at December 31, 2002, 100% at December 31, 2001, 100% at December 31, 2000 and 24% at December 31, 1999. One tenant, an insurance company, occupies 10% or more of the rentable space. The tenant occupies 25,757 rentable square feet or approximately 17% of the building, under a direct lease through December 2004.

The following is a schedule of lease expirations for Parkway Centre II:

Year (1)	Number of Expiring Leases	Total Area of Expiring Leases	Annual Revenue from Expiring Leases	Percentage of Annual Revenue from Expiring Leases
2003	5	15,272	$ 304,814	10.2%
2004	5	37,877	$ 745,407	25.0%
2005	7	48,968	$1,031,404	34.5%
2006	4	15,957	$ 329,249	11.0%
2007	3	27,295	$ 576,717	19.3%

(1)	At March 31, 2003, there were no leases in effect with an expiration date after 2007.

For 2002, the real estate taxes for Parkway Centre II were $470,510, which is equal to 2.5% of the assessed value of the property for real estate tax purposes as determined by the Collin County Assessors Office.

AmeriVest Plaza at Inverness

On April 1, 2001, we purchased 100% of the ownership interests of Sheridan Plaza at Inverness, LLC. The primary assets of this entity are two multi-tenant office buildings, together known as AmeriVest Plaza at Inverness (f/k/a Sheridan Plaza at Inverness) located in Englewood, Colorado. These two office buildings contain 118,720 square feet on approximately 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. The buildings were built in 1998 and 1999.

AmeriVest Plaza is located within the Inverness Business Park just east of I-25 at County Line Road. We believe that the location of AmeriVest Plaza near the southern end of the highway project described above under “— Centerra” could be an advantage in leasing during the highway construction period. AmeriVest Plaza is at the southern end of the construction activity and is easily accessible from all southeast and east metro Denver residential areas. The property must compete with several medium size office buildings in the area, including buildings leased to small and medium size businesses and including buildings owned by CarrAmerica and Mack Cali, but there is no dominant owner or building.

AmeriVest Plaza is leased to 33 tenants at base rental rates ranging from $20.00 to $26.21 per rentable square foot. The average effective annual rent per square foot for the quarter ended March 31, 2003 was $23.44.

The occupancy rate for AmeriVest Plaza was 91% at March 31, 2003, 99% at December 31, 2002, 100% at December 31, 2001, 100% at December 31, 2000 and 61% at December 31, 1999. One tenant, a local law firm, occupies 10% or more of the rentable space. The tenant occupies 19,502 rentable square feet under a direct lease through September 2005. The tenant is responsible for its pro-rata share of operating expenses and the lease contains annual base rent escalation provisions.

The following is a schedule of lease expirations for AmeriVest Plaza:

Year (1)	Number of Expiring Leases	Total Area of Expiring Leases	Annual Revenue from Expiring Leases	Percentage of Annual Revenue from Expiring Leases
2003	1	678	$ 17,269	0.7%
2004	13	35,091	$ 849,318	34.3%
2005	17	65,941	$1,541,244	62.1%
2006	1	2,012	$ 40,240	1.6%
2007	—	—	—	—
2008	1	1,624	$ 32,480	1.3%

(1)	At March 31, 2003, there were no leases in effect with an expiration date after 2008.

For 2002, the real estate taxes for AmeriVest Plaza were $517,118, which is equal to 10.5% of the assessed value of the property for real estate tax purposes as determined by the Douglas County Assessors Office.

Sheridan Center (f/k/a The Writer Buildings)

On August 31, 2000, we acquired the Sheridan Center office buildings (f/k/a The Writer Buildings). The project consists of one four-story, one five-story and one eight-story office building on 3.72 acres of land. The buildings total 141,008 rentable square feet and site improvements include parking for approximately 400 cars, including 129 spaces in a separate surface lot. The buildings were built in 1966, 1968 and 1971 and, prior to our renovation, were considered Class C office buildings. We have substantially renovated the buildings and the buildings are now considered Class B office buildings and command higher rental rates.

The property is located in a central location between downtown Denver and the southeast suburbs along I-25 at Colorado Boulevard, adjacent to Centerra. See above under “— Centerra” for a discussion of the ongoing highway project.

Sheridan Center competes with several smaller and larger buildings in the area, including buildings that lease to small and medium size businesses.

Sheridan Center is leased to 98 tenants at base rental rates ranging from $12.00 to $18.51 per rentable square foot. The average effective annual rent per square foot for the quarter ended March 31, 2003 was $15.94.

The occupancy rate for Sheridan Center was 82% at March 31, 2003, 80% at December 31, 2002, 90% at December 31, 2001, 90% at December 31, 2000 and 91% at December 31, 1999. Occupancy information for prior years is not available. There are no tenants occupying 10% or more of the rentable area.

The following is a schedule of lease expirations (1) for Sheridan Center:

Year (2)	Number of Expiring Leases	Total Area of Expiring Leases	Annual Revenue from Expiring Leases	Percentage of Annual Revenue from Expiring Leases
2003	23	29,370	$450,891	26.4%
2004	22	18,624	$304,566	17.9%
2005	20	19,401	$311,325	18.2%
2006	19	25,912	$423,174	24.8%
2007	8	11,782	$191,232	11.2%
2008	2	1,681	$ 25,519	1.5%

(1)	Does not include month-to-month leases.
(2)	At March 31, 2003, there were no leases in effect with an expiration date after 2008.

For 2002, the real estate taxes for Sheridan Center were $148,357, which is equal to 6% of the assessed value of the property for real estate tax purposes as determined by the Denver County Assessors Office.

Depreciation

The following table shows the federal tax basis at March 31, 2003 used to determine depreciation for federal income tax purposes on each of the aforementioned properties. For federal income tax purposes, depreciation is computed using the straight-line method over a useful life of 39 years, for a depreciation rate of 2.56% per year.

Federal Tax Basis
Southwest Gas	$14,949,493
Chateau Plaza	$20,601,499
Centerra	$17,858,859
Parkway Centre II	$18,110,232
AmeriVest Plaza at Inverness	$19,581,698
Sheridan Center	$12,913,291

For financial reporting purposes, depreciation is determined in accordance with generally accepted accounting principles, which use different bases for the properties and useful lives of 40 years (Southwest Gas, Chateau Plaza, Centerra, Parkway Centre II and AmeriVest Plaza) and 25 years (Sheridan Center). For more information, see “Notes to Consolidated Financial Statements — Note 1 — Summary of Significant Accounting Policies.”

Other Leases

State of Texas Office Building Leases

Eleven of our office buildings are leased to various agencies of the State of Texas with primary lease periods ranging from approximately six months to eight years, subject to the right of the State to terminate these leases as discussed below. Most of the leases grant five multiple renewal option periods of three years to five years at the election of the tenant. Although each of the leases with the State of Texas includes a specific termination date, the State of Texas may terminate a lease at any time that the legislature of the

State of Texas fails to appropriate funds necessary to pay required rents, or federally-funded programs housed in one of these office buildings are discontinued. Prior to terminating the lease, the State of Texas may assign another agency to fill or partially fill the rented space, and the lease would be adjusted accordingly. If the State of Texas terminates or fails to renew a lease, it may be difficult to locate another tenant in a timely manner or on comparable or better terms, especially for certain buildings in smaller cities or remote locations. In November 2001, the State vacated our Clint, Texas building, which accounted for $125,676 in annual revenue. In 2002, we recognized an impairment in the value of this building of $275,000 due to difficulties in finding a replacement tenant. The impairment charge decreases the net book value of this property to our best estimate of its current market value. In December 2002, the State vacated our Paris, Texas building, which accounted for $242,567 in annual revenue. During 2003, the leases for one of our two buildings in El Paso, Texas and our buildings in Bellville and Amarillo, Texas expire and it has yet to be determined if the State will renew its leases for those properties, which account for approximately $441,000 in aggregate annual revenue. The Clint, Texas building and Paris, Texas building remain vacant at the date of this prospectus.

Bank of America Building Leases

Approximately 63% of four office buildings in Texas are leased to the Bank of America on a long-term basis, with the primary leases expiring July 20, 2012. The leases with the Bank of America provide for automatic rent increases every three years at a predetermined rate. They also provide for multiple renewal option periods for the Bank of America. The other leases in these buildings are with smaller tenants and range from one year to five years in length.

Property Improvements

We currently intend to spend up to $6,500,000 for capital improvements, including tenant finish, on our properties during 2003 and the construction of a new building at Keystone Office Park. This amount is in addition to amounts that will be expended for routine maintenance and repairs. This amount is to be funded from working capital, additional borrowing, the conversion of outstanding options and warrants, and the potential sale of additional equity securities.

Mortgage Loans and Notes Payable

The following is a summary of our outstanding mortgage loans and notes payable, classified by interest type (fixed or variable) and in order of maturity, as of December 31, 2002 and 2001 and March 31, 2003:

	Outstanding Balance at
	March 31, 2003 (unaudited)	December 31,
Description of Indebtedness		2002	2001
Mortgage Loans Payable – Fixed Interest Rate
Mortgage loan payable to Teachers Insurance and Annuity Association of America (TIAA Loan #1). Fixed interest at 7.90%, due in monthly principal and interest installments of $108,835, with the outstanding principal balance and accrued interest due on January 10, 2006. The note may not be prepaid, but may be defeased after January 2003 by providing non-callable U.S. government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on AmeriVest Plaza at Inverness	$14,685,265	$14,721,273	$14,858,423

Mortgage loan payable to Teachers Insurance and Annuity Association of America (TIAA Loan #2). Fixed interest at 7.40%, due in monthly principal and interest installments of $217,552, with the outstanding principal balance and accrued interest due on January 1, 2013. This loan may be prepaid after December 31, 2007 subject to a prepayment penalty as defined in the loan agreement. This note is secured by mortgages on Sheridan Center, Arrowhead Fountains and the Kellogg Building	29,630,983	29,700,000	—

Mortgage loan payable to Jefferson Pilot. Fixed interest at 9%, due in monthly principal and interest installments of $17,095 through May 1, 2013. This note may be prepaid after March 31, 2003 but only if prepaid in full. A prepayment penalty is required, which declines by 1% per year from 6% in the first year prepayment is allowed down to 1%. This note is secured by a mortgage on four office buildings primarily leased to Bank of America	1,356,922	1,377,372	1,454,737

Mortgage loan payable to Security Life of Denver Insurance Company. Fixed interest at 8%, due in monthly principal and interest installments of $37,626 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park

	4,411,491	4,435,814	4,528,498

	Outstanding Balance at
	March 31, 2003 (unaudited)	December 31,
Description of Indebtedness		2002	2001

Mortgage loan payable to Security Life of Denver Insurance Company. Fixed interest at 8.63%, due in monthly principal and interest installments of $4,403 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park

	493,541	496,064	505,642

Mortgage loan payable to Transatlantic Capital Company, LLC. Fixed interest at 7.66%, due in monthly principal and interest installments of $42,612 through July 1, 2028, with the principal balance and accrued interest due on August 1, 2028. This note may be prepaid on or after July 1, 2008 without penalty and may currently be defeased by providing non-callable U.S. government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on the State of Texas Buildings	5,716,935	5,735,061	5,798,637

Mortgage Loans Payable – Variable Interest Rate
Mortgage loan payable to KeyBank National Association. Interest at LIBOR plus 250 basis points (3.91% and 4.31% at December 31, 2002 and 2001 respectively), due in monthly interest only installments, with the principal balance and accrued interest due on June 1, 2003. This note may be prepaid at any time without penalty. This note is secured by a mortgage on Panorama Falls	4,111,884	4,072,283	3,004,494

Mortgage loan payable to J.P. Morgan Chase. Interest at LIBOR plus 195 basis points (3.39% at December 31, 2002), due in monthly interest only installments, with the principal balance and accrued interest due on August 10, 2004. This note may be prepaid at any time without penalty. This note is secured by a mortgage on Parkway Centre II	17,000,000	17,000,000	—

Mortgage loan payable to Fleet National Bank. These notes represent draws on a revolving credit facility with a maximum available amount of $30,000,000 at December 31, 2002 and $42,000,000 at March 31, 2003. Interest at LIBOR plus 275 basis points (4.17% at December 31, 2002), due in monthly interest only installments, with the principal balance and accrued interest due on November 12, 2005. These notes may

	Outstanding Balance at
	March 31, 2003 (unaudited)	December 31,
Description of Indebtedness		2002	2001
be prepaid at the end of any interest period without penalty. These notes are secured by mortgages on Centerra, Chateau Plaza and Southwest Gas	40,357,660	28,457,660	—

Mortgage loan payable to US Bank National Association. Interest at LIBOR (subject to our election) plus 225 basis points (4.89% at December 31, 2001). This note was repaid with the proceeds of the TIAA Loan #2	—	—	9,469,799

Mortgage loan payable to Nationwide Life Insurance Company. Interest at 1-month LIBOR plus 190 basis points (3.76% at December 31, 2001). This note was repaid with the proceeds of the TIAA Loan #2	—	—	9,300,000

Mortgage loan payable to US Bank National Association. Interest at the bank’s internal money market rate (subject to our election) plus 250 basis points (4.77% at December 31, 2001). This note was repaid with the proceeds of the TIAA Loan #2	—	—	9,488,194

Other Notes Payable
Note payable to Fleet National Bank. Interest at LIBOR plus 500 basis points, due in monthly interest only installments with the principal balance and accrued interest due on August 6, 2003	5,100,000	—	—

Note payable to Lease Capital Corporation. Fixed interest at 11.11%, due in monthly installments of $2,207 through October 31, 2007, at which time the principal balance will have been fully amortized. The note is secured by a security interest in a telephone system located in the Kellogg Executive Suites	94,789	98,705	—

Total	$122,959,470	$106,094,232	$58,408,424

Insurance

We carry comprehensive liability, casualty, flood and rental loss insurance covering all of our properties under a blanket policy. We believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of coverage and industry practice. We also believe that our current insurance policy covers losses or damages caused by acts of terrorism. In the future we may be required to pay additional premiums for terrorism insurance. There are types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically feasible to insure.

Competition

The business of managing, leasing and operating office buildings is competitive and we compete for tenants with other office buildings, including buildings owned by larger companies with more financial and other resources available to them. This competition could limit our ability to lease our properties, increase or maintain rental rates, or secure attractive investment opportunities. We compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. We believe that our niche focus on multi-tenant office buildings with smaller average tenant sizes will improve our ability to compete. Competitive conditions relating specifically to Southwest Gas, Chateau Plaza, Centerra, Parkway Centre II, AmeriVest Plaza and Sheridan Center are described above under “Description of Specific Properties.”

Employees

As of March 31, 2003, we had 35 employees of which 31 were full time employees. We believe our relations with our employees are good.

Environmental Matters

Under various federal, state and local laws and regulations, an owner or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances on that property. These laws often impose such liability regardless of whether the owner caused or knew of the presence of hazardous or toxic substances and regardless of whether the storage of those substances was in violation of a tenant’s lease. Furthermore, the costs of remediation or removal of those substances may be substantial, and the presence of hazardous or toxic substances, or the failure to promptly remediate those substances, may adversely affect the owner’s ability to sell the property or to borrow money using the property as collateral. In connection with the ownership and operation of the properties, we may be potentially liable for such costs.

We have obtained an environmental assessment of each of our properties. These environmental assessments have not revealed any environmental conditions that management believes will subject us to material liability. In addition, we have not been, nor do we have knowledge that any of the previous owners of the properties have been, notified by any governmental authority of any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of the properties. Although we have obtained environmental assessments of the properties, and although we are not aware of any notifications by any governmental authority of any material noncompliance, it is possible that our assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. For a description of pending legal proceedings involving environmental issues, see “Legal Proceedings.”

After the acquisition of the Sheridan Center buildings, we embarked on an asbestos remediation program in accordance with applicable federal and state requirements, using licensed contractors to remove, wherever accessible or otherwise required, asbestos-containing materials in the buildings, including ceiling tiles, drywall joint compound, wood and metal fire doors, wall texture, mudded pipe elbows and valves, thermal systems insulation, floor tile and mastic and boiler insulation. Most of the remediation has been completed, except for one building, which is expected to be completed over the next few years as tenants vacate spaces, allowing access to the asbestos materials. We have incurred costs of approximately $300,000 in connection with this asbestos remediation program at Sheridan Center.

Legal Proceedings

On June 14, 2001, a lawsuit was filed in the District Court, Hidalgo County, Texas against Innerarity Austin, Inc., a Nevada corporation, and our subsidiary, AmeriVest Properties Texas, Inc., by Laura Smith alleging that the defendants were negligent and breached various duties in allowing our Mission, Texas building to be contaminated with airborne contaminants while leasing the premises to the plaintiff’s employer, the Texas Department of Human Services. Innerarity Austin, Inc. was the previous owner of the property. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain. The plaintiff seeks monetary and other relief, including exemplary damages, in excess of $50,000, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

On February 8, 2002, a lawsuit was filed in the District Court, Hidalgo County, Texas against our subsidiary, AmeriVest Properties Texas, Inc., and Woodhaven Management Corporation, our external property manager, by Irma and Yreneo Carranza alleging that the defendants were negligent in maintaining our Mission, Texas building while leasing the premises to the plaintiff’s employer, the Texas Department of Human Services. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain, including loss of consortium. The plaintiff seeks monetary and other relief, including exemplary damages, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

On August 23, 2002, a lawsuit was filed in the District Court, County of Arapahoe, Colorado, against our subsidiary, AmeriVest Broadway Properties, Inc., SRA, Porter Construction Services, Inc., and others by Jane Doe alleging that the defendants were negligent in maintaining security at our Panorama Falls building. The plaintiff alleges that due to the acts and omissions of the defendants, she was sexually assaulted and continues to suffer from physical injuries and mental anguish. The plaintiff seeks compensatory damages in an unspecified amount, attorneys’ fees, costs and pre- and post-judgment interest as provided by law, and such other relief as the court deems just and proper.

We have asserted a general denial of the material allegations in all lawsuits and our insurance companies are defending us in these lawsuits.

Policies and Objectives With Respect to Certain Activities

The following is a discussion of our policies with respect to investment, financing and other activities. The policies with respect to these activities have been determined by our Board of Directors and, although our Board currently does not contemplate any changes to these policies, our Board may change these policies without a vote or other approval of stockholders.

Acquisition, Development and Investment Policies

Our business and growth strategies are designed to maximize total return to stockholders over the medium- and long-term with a niche property type and geographic focus. Our current policies contemplate the possibility of:

•	direct ownership of real estate properties, including ownership through wholly-owned subsidiaries, focusing on office properties with average tenant sizes of between 2,000 and 4,000 square feet;

•	indirect participation in those types of properties through investments in corporations, business trusts, general partnerships, limited partnerships, joint ventures and other legal entities; and

•	development and acquisition of unimproved property or the acquisition and conversion of existing structures.

At the present time, all of our existing and contemplated investments in real estate properties are held through direct ownership. Generally, we intend to hold our properties for the long term. However, we may sell properties when we believe the economic benefits, including the income tax consequences, warrant such action. Our long-term view is to focus on multi-tenant office buildings in select cities and dispose of non-core assets and property types when economically and operationally feasible.

Although we have no formal policy as to the allocation of assets among our investments, we generally intend to limit investment in a single property to a maximum of 25% of our total assets. We expect to fund future development and acquisitions utilizing funds from additional indebtedness, future offerings of our securities, sale or exchange of existing properties, and retained cash flow. In order to maintain our qualification as a REIT, we must make annual distributions to our stockholders of at least 90% of our REIT taxable income, which does not include net capital gains. This requirement may impair our ability to use retained cash flow for future acquisitions.

Financing Policies

We intend to make additional investments in properties and may incur indebtedness to make those investments or to meet the distribution requirements imposed by the REIT provisions of the Internal Revenue Code to the extent that cash flow from our operations, investments and working capital is insufficient. Additional indebtedness incurred by us may be secured by part or all of our real estate properties. Our Board of Directors has placed no limitations on the number or amount of secured indebtedness or mortgages that may be placed on any one of our properties.

Secured indebtedness incurred by us may be in the form of purchase money obligations to the sellers of properties, or publicly or privately placed debt instruments or financing from banks, institutional investors or other lenders. This indebtedness may be recourse to all or any part of our assets, or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings by us may be used for, among other things, refinancing existing indebtedness, financing development and acquisition of properties, financing renovation or redevelopment of properties, the payment of dividends, and working capital.

If our Board of Directors decides to raise additional equity capital, our Board has the authority, generally without stockholder approval and provided we have sufficient authorized shares, to issue additional common stock or preferred stock in any manner, and on such terms and for such consideration, as our Board deems appropriate, including in exchange for property. Existing stockholders have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of our existing stockholders’ investments.

MANAGEMENT

Set forth in the following table are the names of our directors and executive officers, their respective positions and ages, and the year in which each director was initially elected as a director of AmeriVest. Each director has been elected for a three-year term until the corresponding annual meeting of stockholders and thereafter until his successor is elected and has qualified. Approximately one-third of the director positions are elected at each annual meeting of stockholders. The terms of the directors will terminate at the annual meeting of stockholders in the following years: Messrs. Labate, Gelles and Ms. Derrington , the Class 1 directors, in 2006; Messrs. Knight, Tepper and Etter, the Class 2 directors, in 2004; and Messrs. Atkins and Holman, the Class 3 directors, in 2005. At our 2003 annual meeting, Messrs. Labate and Gelles were re-elected as Class 1 directors to hold office until 2006 and Ms. Patrice Derrington was elected as a Class 1 director to hold office until 2006. Mr. Etter, formerly a Class 1 director, was elected at our 2003 annual meeting as a Class 2 director to hold office until 2004. Additional information concerning each of these individuals follows the table.

Name	Age	Position with AmeriVest	Initial Date as Director
Executive Officers and Directors
William T. Atkins	54	Chief Executive Officer, Director and Chairman of the Board	1999
Charles K. Knight	46	President, Chief Operating Officer and Director	1999
John B. Greenman	48	Vice President and Chief Investment Officer	—
D. Scott Ikenberry	53	Chief Financial Officer	—
Alexander S. Hewitt	45	Vice President and Secretary	—

Outside Directors
James F. Etter (2)	60	Director	1995
Harry P. Gelles (1)(2)(3)	69	Director	2000
Robert W. Holman, Jr. (2)(3)	59	Director	2001
John A. Labate (1)(3)	54	Director	1995
Jerry J. Tepper (1)(3)	66	Director	2000
Patrice Derrington	47	Director	2003

(1)	Member of the Audit Committee of the Board.
(2)	Member of the Compensation Committee of the Board.
(3)	Member of the Nominating Committee of the Board.

Executive Officers and Directors

William T. Atkins has served as a director of AmeriVest since August 1999, as our Chief Executive Officer since December 1999, and as Chairman of the Board since December 2000. Mr. Atkins became an employee of AmeriVest on January 1, 2002 as a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors, LLC. He has also served as Chairman and a managing member of Sheridan Realty Advisors, LLC since December 1999. Since 1990, he has served as President of Sheridan Realty Corp., of which he is a principal stockholder and co-founder. Since 1996, Mr. Atkins has also served as general partner of Atkins Ltd. Partnership, an investment company. Since 1996, Mr. Atkins has served as a director of Rock River Trust Company, which is involved in trust administration, and from 1996 through 1998, he served as President of Rock River Trust Company. Prior to forming Sheridan Realty Corp., Mr. Atkins was the President and co-owner of E.K. Williams, an international consulting firm specializing in the franchise industry. Earlier, he was the founder and a senior executive of Watkins Pacific Corporation, a private conglomerate based in Honolulu with multinational operations. Mr. Atkins also developed and managed various real estate developments in Hawaii as a partner in Atkins & Ash. Mr. Atkins earned a Bachelor of Arts degree in economics from Stanford University in 1971.

Charles K. Knight has served as our President and Chief Operating Officer since October 2000, as a director of AmeriVest since August 1999 and as a Vice President and our corporate Secretary from December 1999 to October 2000. Mr. Knight became an employee of AmeriVest on January 1, 2002 as a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors. He also served as President and a managing member of Sheridan Realty Advisors from December 1999 through December 2002. Since 1998, Mr. Knight has served as Vice President and a member of Sheridan Development, LLC. Since 1996, Mr. Knight has been the owner and served as the President of Abaco Investment Group, a real estate investment company. Earlier, Mr. Knight was a Vice President of Public Storage Inc., a publicly-traded REIT, and Vice President and General Counsel of Cardis Corporation, a publicly-traded automotive parts distributor, and he worked for several years as a corporate securities attorney with firms in New York and Los Angeles. Mr. Knight received his Bachelor of Arts degree from the University of California at Santa Barbara in 1977, and his Juris Doctor and Masters of Business Administration degrees from the University of California at Los Angeles in 1982. Mr. Knight maintains an inactive law license in the States of Colorado, New York and California.

John B. Greenman has served as our Vice President and Chief Investment Officer of AmeriVest since January 2000. Mr. Greenman became our employee on January 1, 2003 following the termination of our Advisory Agreement with Sheridan Realty Advisors. From December 1999 through December 2002, he has also served as Senior Vice President and a member of Sheridan Realty Advisors. Since 1994, he has served as Vice President of Sheridan Realty Corp. and as a senior officer of other Sheridan Group companies. Prior to joining The Sheridan Group, Mr. Greenman was a Senior Director in the Real Estate Capital Markets Group at Continental Bank in Chicago. He first joined Continental in 1979 and held several corporate banking positions, including an assignment to the bank’s London branch. Mr. Greenman also worked at First Interstate Bank. He graduated from Amherst College in 1976 and in 1979 received his Masters of Arts degree from the School of Advanced International Studies at Johns Hopkins University. Mr. Greenman is a member of the Urban Land Institute.

D. Scott Ikenberry has served as our Chief Financial Officer since December 1999. Mr. Ikenberry became an employee of AmeriVest on January 1, 2002 as a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors. He also served as Chief Financial Officer and a member of Sheridan Realty Advisors from December 1999 through December 2002. Mr. Ikenberry has been Chief Financial Officer of Sheridan Realty Corp. and other Sheridan Group companies since August 1993. Prior to joining The Sheridan Group, he was Vice President-Finance of Realties, Inc., a Denver-based real estate development firm. Earlier, Mr. Ikenberry held senior finance positions with several real estate companies in the Denver area. He began his career in public accounting with Peat Marwick Mitchell & Co. in its Denver, Atlanta and Dallas offices. Mr. Ikenberry received his Bachelor of Science degree in Accounting from the University of Denver in 1972 and his Masters in Professional Accounting (Taxation) degree from the University of Texas at Austin in 1976. He is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

Alexander S. Hewitt has served as a Vice President of AmeriVest since January 2000 and as corporate Secretary since October 2000. Mr. Hewitt has also served as Vice Chairman of Sheridan Realty Advisors since December 1999. Since 1990, Mr. Hewitt has also served as Vice President of Sheridan Realty Corp., of which he is a principal stockholder and co-founder and has held senior positions with other Sheridan Group companies. Since 1996, Mr. Hewitt has served as a director of Rock River Trust Company, which is involved in trust administration. Prior to founding Sheridan Realty Corp. with Mr. Atkins, Mr. Hewitt was Managing Director of his family’s investment banking group. Earlier, he served as Assistant Treasurer in the international department of Chase Manhattan Bank, and was Managing Director of Archives Inc., a computer manufacturing and marketing firm in Davenport, Iowa. Mr. Hewitt earned a Bachelor of Arts degree in economics and a Bachelor of Science degree in Physics from Knox College in Galesburg, Illinois in 1982.

Outside Directors

James F. Etter is a partner with Tatum Partners, LLP, a national professional services firm that provides chief financial officer and chief investment officer services to many companies throughout the country. Mr. Etter served as our President from May 1995 until October 2000, as our Chief Financial Officer from July 1996 until December 1999 and as our Chief Executive Officer from January 1997 until December 1999. From 1994 until May 1995, Mr. Etter acted as a consultant with respect to real estate acquisitions not related to AmeriVest. Mr. Etter received his Masters of Business Administration and his Bachelor of Business Administration degrees from the University of Cincinnati. He is a member of the Financial Executives Institute and the National Investor Relations Institute.

Harry P. Gelles has served as a director of AmeriVest since June 2000. Mr. Gelles has been a private investor since 1985. During 1998, Mr. Gelles briefly served as a Managing Director of Cruttenden Roth, Inc., an investment banking firm. Mr. Gelles has fifteen years experience in investment banking, serving as a senior executive with Goldman Sachs & Company, White Weld & Co. and Dean Witter. Mr. Gelles also has extensive experience in real estate with Del Webb Corporation for eight years and as a private investor in several real estate development projects in Colorado Springs, Phoenix and Sacramento. Mr. Gelles serves on the Board of Directors of Chelsea Management Company, a public investment management company, Scent Air Technologies, Inc. and on numerous private and charitable boards. Mr. Gelles received his Bachelor of Arts and Masters of Business Administration degrees from Harvard University.

Robert W. Holman, Jr. has served as a director of AmeriVest since March 2001. Mr. Holman is also a director of I-Star Financial, a publicly-traded finance company. He is the co-founder of TriNet Corporate Realty Trust and served ten years as Chief Executive Officer and Chairman of the Board of TriNet and its predecessor, Holman/Shidler Capital, Inc., until the 1999 merger of TriNet and Starwood Financial. Starwood Financial changed its name to I-Star Financial in April 2000. Mr. Holman graduated from the University of California at Berkeley with a degree in economics, earned a Masters degree in economics from Lancaster University, England, where he was a British Council Fellow, and is a former Harvard University Loeb Fellow. He has served as a board member, director or senior executive for a number of companies in the U.S., Britain and Mexico in the building materials, construction, finance, Internet commerce, real estate and travel industries.

John A. Labate has served as a director of AmeriVest since May 1995. Since September 1999, Mr. Labate has been Vice President and Chief Financial Officer of Applied OpSec, Inc., a provider of anti-counterfeiting technologies. From 1997 to August 1999, Mr. Labate was Vice President and Chief Financial Officer of GeoBiotics, Inc., a Denver based mineral technology company. Prior to 1997, Mr. Labate served as the Chief Financial Officer, Secretary, and Treasurer of Crown Resources Corporation, a publicly traded, Denver, Colorado based international gold mining and exploration company. Mr. Labate received his Bachelor of Science degree in accounting from San Diego State University.

Jerry J. Tepper has served as a director of AmeriVest since December 2000. Mr. Tepper has been President of Tepco, Inc., a privately-held real estate investment company, since 1997, President of CF Group Ltd., a privately-held investment company in the retail food business, since 1964, and President of Schoenberg Farms, Inc., a dairy product company, since 1987. Prior to forming Tepco, Mr. Tepper was also a director of Citizens Bank in Westminster, Colorado, when it was purchased by Vectra Bank in 1999. From 1975 through 1980, Mr. Tepper was a director of Regal Petroleum, and from 1979 to 1983, he was a member of the United States Chamber of Commerce Food and Agriculture Committee.

Patrice Derrington was elected as a director at our 2003 annual meeting of stockholders. Since 1996, Ms. Derrington has served as Managing Director of Victory Capital Management and was the founder and manager of the Victory Real Estate Investment Fund, a mutual fund that owns real estate securities. From March through December 2002 she also served as Vice President of the Lower Manhattan Development Corp., responsible for financial structuring for the revitalization of Lower Manhattan and projects related to redevelopment of the World Trade Center site. From 1991 through 1996, Ms. Derrington was a Vice President with Chemical Bank (JP Morgan), working in the area of real estate finance. Previously Ms. Derrington was an assistant professor in real estate with M.I.T and Carnegie-Mellon University. Ms. Derrington graduated from the University of Queensland in Brisbane, Australia with a degree in Architecture, earned a Ph.D. in Architecture and Civic Engineering from the University of California at Berkely, California and a Master of Business Administration degree from Harvard University.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth in summary form the compensation we paid to the executive officers listed below for the year ended December 31, 2002, which executive officers are referred to herein as the Named Executive Officers. From January 1, 2000 to December 31, 2001, we had no employees of our own, and therefore all cash compensation and benefits paid to the named Executive Officers were paid by Sheridan Realty Advisors, LLC, our former administrator and advisor. As a result of our purchase of the administrative and property management and accounting services business of Sheridan Realty Advisors effective January 1, 2002, 25 of Sheridan Realty Advisors’ 31 employees, including Messrs. Atkins, Knight and Ikenberry, became our employees and managed our day-to-day operations. Messrs. Atkins, Knight and Ikenberry also remained employees of Sheridan Realty Advisors and their 2002 salary obligations were shared between us and Sheridan Realty Advisors such that we were responsible for paying their cash compensation and Sheridan Realty Advisors was responsible for accruing their deferred compensation as a liability of Sheridan Realty Advisors. Effective November 1, 2002, the Advisory Agreement between Sheridan Realty Advisors and us was terminated and at that time the salary obligations of Messrs. Atkins, Knight and Ikenberry became our sole responsibility. See “Transactions Between AmeriVest and Related Parties — Agreement with Sheridan Realty Advisors, LLC.”

Name and Principal Position	Annual Compensation
	Fiscal Year	Base Salary ($)(1)
William T. Atkins Chief Executive Officer	2002	78,333

Charles K. Knight President and Chief Operating Officer	2002	126,667

D. Scott Ikenberry Chief Financial Officer	2002	125,000

(1)	The dollar value of base salary (cash and non-cash) earned during the year indicated. During 2002, additional amounts of salary were paid to the Named Executive Officers by Sheridan Realty Advisors, LLC. During 2003, each of Mr. Atkins and Mr. Knight will receive an annual base salary of $175,000, Mr. Ikenberry will receive an annual base salary of $150,000, Mr. Greenman, our Vice President and Chief Investment Officer will receive an annual base salary of $210,000 and Mr. Hewitt, our Vice President, will receive an annual base salary of $150,000. In 2003, each of Messrs. Atkins and Knight are eligible to receive an incentive bonus of up to $117,000, payable in cash and shares of restricted common stock, and Mr. Greenman will receive a guaranteed bonus of $50,000, payable in cash and shares of restricted common stock. Additionally, refer to the incentive compensation payable to each of Messrs. Atkins and Knight discussed under “— Compensation Program.”

Option Grants

We did not grant any options or stock appreciation rights to the Named Executive Officers during the year ended December 31, 2002.

Aggregated Option Exercises and Year-End Option Value

The following table provides certain summary information concerning stock option exercises during 2002 by the Named Executive Officers and the value of unexercised stock options held by the Named Executive Officers as of December 31, 2002.

Aggregated Option Exercises

For Fiscal Year Ended December 31, 2002

And Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)(1)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
			Exercisable	Exercisable
William T. Atkins	-0-	-0-	12,000	$16,644
Charles K. Knight	12,000	$15,204	-0-	-0-
D. Scott Ikenberry	-0-	-0-	-0-	-0-

(1)	The total number of unexercised options held as of December 31, 2002, separated between those options that were exercisable and those options that were not exercisable on that date.
(2)	For all unexercised options held as of December 31, 2002, the aggregate dollar value of the excess of the market value of AmeriVest’s common stock underlying those options over the exercise price of those unexercised options. As required, the price used to calculate these figures was the closing sale price of AmeriVest’s common stock at year’s end, which was $6.20 per share on December 31, 2002.

Employment, Termination of Employment and Change-in-Control Arrangements

There are no employment, severance, separation or change-in-control agreements with Named Executive Officers.

2003 Long-Term Incentive Plan

Our stockholders approved the AmeriVest Properties Inc. 2003 Long-Term Incentive Plan at our 2003 annual meeting. Pursuant to the 2003 Long-Term Incentive Plan, we may grant options, stock appreciation rights, bonus stock, stock units, performance shares, performance units, restricted stock and restricted stock units equivalent to 500,000 shares of common stock (subject to individual limits). The options granted pursuant to the 2003 Long-Term Incentive Plan may be incentive stock options that qualify for beneficial tax treatment to the recipient or non-qualified stock options. It is expected that options and stock appreciation rights will satisfy the requirements for “performance-based compensation” as that term is used in section 162(m) of the Internal Revenue Code of 1986, as amended.

At June 3, 2003, 500,000 shares of common stock were available under the 2003 Long-Term Incentive Plan.

1995 and 1998 Stock Option Plans

Pursuant to the AmeriVest Properties Inc. 1995 Stock Option Plan and 1998 Stock Option Plan, we may grant options to purchase an aggregate of 330,000 shares of common stock to key employees, directors, and other persons who have or are contributing to the success of the company. The options granted pursuant to the 1995 Stock Option Plan may be incentive options qualifying for beneficial tax treatment for the recipient or they may be non-qualified options. The options granted pursuant to the 1998 Stock Option Plan may be incentive options qualifying for beneficial tax treatment for the recipient, non-qualified options, or non-qualified non-discretionary options. The terms of the 1998 Stock Option Plan concerning incentive options and non-qualified options are substantially the same as those of the 1995 Stock Option Plan except that only our employees or employees of subsidiaries are eligible for incentive options, and employees and other persons who have contributed or are contributing to our success are eligible for non-qualified options.

Directors who are not employees of the company automatically receive options to purchase 12,000 shares pursuant to the 1998 Stock Option Plan at the time of their election. None of these options are exercisable at the time of grant. One-third of these options become exercisable on December 30 of each of the first three years immediately following the date of grant. The exercise price for options granted to outside directors is the fair market value of the common stock on the date of grant, and all options granted to outside directors expire five years from the date of grant. On the date that all of an outside director’s options have become exercisable, options to purchase an additional 12,000 shares, none of which are exercisable at that time, shall be granted to that outside director.

At June 3, 2003, options to purchase 60,000 shares of common stock were available under the 1998 Stock Option Plan, which allows the option committee or the Board of Directors to grant additional options to purchase 60,000 shares. At present, we do not have the capacity to grant additional options to purchase shares pursuant to the 1995 Stock Option Plan.

All options granted under the 1998 Stock Option Plan will become fully exercisable upon the occurrence of a change in control of AmeriVest upon certain mergers or other reorganizations or asset sales.

Options granted under either the 1995 Stock Option Plan or the 1998 Stock Option Plan generally are not transferable during the option holder’s lifetime.

Compensation Program

The Board of Directors has approved a compensation program, which became effective upon our stockholders’ approval of the 2003 Long-Term Incentive Plan, for each of William T. Atkins, our Chief Executive Officer, and Charles K. Knight, our President and Chief Operating Officer, pursuant to which each of Messrs. Atkins and Knight will receive cash and non-cash compensation. The non-cash portion of the compensation program will be administered under the 2003 Long-Term Incentive Plan. Under the compensation program, Messrs. Atkins and Knight will receive

•	an annual cash salary;

•	shares of our restricted common stock; and

•	a performance bonus which will contain a cash and non-cash component.

As long-term incentive compensation, each of Messrs. Atkins and Knight will receive 58,000 shares of our restricted common stock. These shares of common stock will vest ratably over a five-year period commencing January 1, 2003, with 11,600 shares of common stock being issued annually each January from 2004 through 2008. Each year, Messrs. Atkins and Knight will be entitled to receive the vested shares of common stock plus cash in the amounts of dividends attributable to the unvested shares of common stock. The total number of shares of common stock and cash payable with respect to dividends may be adjusted as necessary (based on the market price of the common stock on the date of issuance) to provide sufficient cash to either of Messrs. Atkins or Knight to pay income taxes that may be due on the receipt of the shares of common stock and dividends.

The performance bonus portion of the compensation program will be payable to Messrs. Atkins and Knight annually based on our performance for each of the three years ending December 31, 2003, 2004 and 2005. Additionally, following the year ending December 31, 2005, Messrs. Atkins and Knight will be entitled to a bonus based on our performance for the three-year period ending December 31, 2005. The bonus payable to Messrs. Atkins and Knight will be based on our total return performance as compared to the other office REITs comprising our peer group as reported by NAREIT for each of the three years ending December 31, 2003, 2004 and 2005 and the three-year period ending December 31, 2005. Messrs. Atkins and Knight are eligible to receive a bonus of up to $117,000 for each of the three years ending December 31, 2003, 2004 and 2005 and up to an additional $351,000 for the three-year period ending December 31, 2005. Up to 50% of both the annual bonuses and the three-year bonus may be paid to Messrs. Atkins and Knight in the form of additional shares of restricted common stock.

Sheridan Realty Advisors, LLC’s Warrants

Under the Advisory Agreement that we had entered into with Sheridan Realty Advisors, Sheridan Realty Advisors received compensation designed to provide an incentive for its performance in the form of an advisory fee based on new real property acquisitions and warrants to purchase up to 750,000 shares of our common stock at $5.00 per share until January 1, 2005. On March 27, 2003, Sheridan Realty Advisors exercised 210,000 warrants for a total exercise payment of $1,050,000 ($1,043,375 of which was paid by the cancellation of amounts due from AmeriVest under the Advisory Agreement). On March 28, 2003, Sheridan Realty Advisors distributed 240,000 warrants to Mr. Hewitt, who immediately exercised all such warrants. Sheridan Realty Advisors also distributed 15,000 warrants to Mr. Etter and 12,500 warrants each to Messrs. Knight and Ikenberry. The warrants held by Messrs. Etter, Knight and Ikenberry, together with the remaining warrants held by Sheridan Realty Advisors (260,000 warrants), have vested and may be exercised at any time until January 1, 2005.

Compensation of Outside Directors

In 2002, we compensated our outside directors at a rate of $1,500 per quarter. In addition, beginning in 2002, each director who is not also an employee automatically receives non-qualified, non-discretionary options to purchase shares of our common stock under the 1998 Stock Option Plan. See “— 1995 and 1998 Stock Option Plans” above. Commencing January 1, 2003, directors who are not employees are compensated as follows:

•	payment at a rate of $1,500 per quarter;

•	every three years, the director receives 12,000 options to acquire our common stock which become exercisable at the rate of 4,000 options at the end of each year of the three-year period; and

•	the director receives 1,200 shares of restricted common stock each year with one-half of the shares vesting on March 31 and one-half of the shares vesting on September 30 of each year.

For serving on the Audit Committee, each non-employee director will receive $1,000 in cash and 200 shares of restricted common stock on an annual basis, with one-half of the shares vesting on March 31 and one-half vesting on September 30 of each year. For serving on any other committee, each non-employee director will receive $500 in cash and 100 shares of restricted common stock on an annual basis, with one-half of the shares vesting on March 31 and one-half vesting on September 30 of each year. We also reimburse our directors for expenses incurred in attending meetings and for other expenses incurred on our behalf.

BENEFICIAL OWNERS OF SECURITIES

As of May 30, 2003, there were 11,565,534 shares of our common stock outstanding. The following table sets forth certain information as of that date with respect to the beneficial ownership of our common stock by each director, nominee and Named Executive Officer, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of our common stock.

Name and Address of Beneficial Owners	Number of Shares Beneficially Owned (1)		Percentage of Shares Outstanding
William T. Atkins 1780 South Bellaire Street, Suite 100 Denver, Colorado 80222	2,024,212	(2)	17.1%

Patrice Derrington 45 Rockefeller Plaza, 33rd Floor New York, New York 10111	140,500	(3)	1.2%

James F. Etter 31401 Shadow Mountain Drive Conifer, Colorado 80433	94,000	(4)	*

Harry P. Gelles 1114 State Street, Suite 236 Santa Barbara, California 93101	19,775	(5)	*

Alexander S. Hewitt 1780 South Bellaire Street, Suite 100 Denver, Colorado 80222	2,313,432	(6)	19.6%

Robert W. Holman, Jr. P.O. Box 8 Pebble Beach, California 93921	17,150	(7)	*

D. Scott Ikenberry 1780 South Bellaire Street, Suite 100 Denver, Colorado 80222	28,951	(8)	*

Charles K. Knight 1780 South Bellaire Street, Suite 100 Denver, Colorado 80222	58,153	(9)	*

John A. Labate 14909 Falls Road Butler, Maryland 21023	32,000	(10)	*

Jerry J. Tepper 7201 North Sheridan Arvada, Colorado 80003	472,000	(11)	4.1%

All Officers and Directors as a Group (11 persons)	3,227,550		26.9%

Sheridan Investments, LLC 1780 South Bellaire Street, Suite 100 Denver, Colorado 80222	1,309,033	(12)	11.3%

*	Less than one percent

(1)	“Beneficial ownership” is defined in the regulations promulgated by the SEC as having or sharing, directly or indirectly, (1) voting power, which includes the power to vote, or to direct the voting of, shares of the common stock of an issuer, or (2) investment power, which includes the power to dispose, or to direct the disposition of, shares of the common stock of an issuer. The definition of beneficial ownership includes shares underlying options or warrants to purchase common stock, or other securities convertible into common stock, that currently are exercisable or convertible or that will become exercisable or convertible within 60 days. Unless otherwise indicated, the beneficial owner has sole voting and investment power.
(2)	Includes the following shares which may be deemed to be beneficially owned by Mr. Atkins due to the relationship set forth opposite each entry. Mr. Atkins disclaims beneficial ownership of 1,306,803 shares.

Number of Shares	Nature of Ownership
28,325	The shares are owned directly by Mr. Atkins.

72,447

The shares are owned by Rock River Trust Company, or RRTC, in RRTC’s capacity as trustee of various trusts. Mr. Atkins is a director of RRTC but does not vote on any matters concerning RRTC’s acquisition, voting or disposition of AmeriVest’s securities. The 72,447 shares are included three times in the table regarding each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group.

75,827

The shares are owned by Sheridan Realty Corp. in which Mr. Atkins holds a direct interest. The 75,827 shares are included three times in the table regarding each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group.

1,309,033

The shares are owned by Sheridan Investments. Mr. Atkins holds indirect interests in Sheridan Investments through several of its members and holds an approximately 25% interest in, and is co-manager and President of, Sheridan Development, its manager. The 1,309,033 shares are included four times in the table regarding each of Mr. Atkins, Mr. Hewitt, Sheridan Investments and for all officers and directors as a group.

266,337

The shares are owned by SRA, in which Mr. Atkins holds a 50% interest and is a managing member. The 266,337 shares are included three times in the table regarding each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group.

260,000

The shares are issuable upon the exercise of currently exercisable warrants held by SRA. The 260,000 shares are included three times in the table for each of Mr. Atkins, Mr. Hewitt and for all officers and directors as a group.

12,000	The shares are issuable upon the exercise of currently exercisable options held by Mr. Atkins.

243	The shares are held by Mr. Atkins’ minor children.
Mr. Atkins and Mr. Hewitt have entered into an agreement providing that, unless and until either person decides otherwise, each will conduct his activities with respect to our securities as if the two of them are a “group” under the Securities Exchange Act of 1934.
(3)	Includes 133,500 shares held by Victory Real Estate Fund and 7,000 shares held by Stark County Foundation Real Estate Fund, for both of which Ms. Derrington is the portfolio manager.
(4)	Includes 21,000 shares owned directly by Mr. Etter and 73,000 shares underlying currently exercisable options and warrants held by Mr. Etter.
(5)	Includes 5,775 shares owned directly by Mr. Gelles and 14,000 shares underlying currently exercisable options and warrants held by Mr. Gelles.

(6)	Includes the following shares which may be deemed to be beneficially owned by Mr. Hewitt due to the relationship set forth opposite each entry. Mr. Hewitt disclaims beneficial ownership of 1,271,528 shares.
Number of Shares	Nature of Ownership
329,243	The shares are owned by the Alexander S. Hewitt Revocable Trust, or the Hewitt Trust, for which Mr. Hewitt is a trustee and beneficiary.

72,447

The shares are owned by RRTC in RRTC’s capacity as trustee of various trusts. Mr. Hewitt is a director of RRTC and a beneficiary of some of these trusts, but does not vote on any matters concerning RRTC’s acquisition, voting or disposition of AmeriVest’s securities. The 72,447 shares are included three times in the table regarding each of Mr. Hewitt, Mr. Atkins and for all officers and directors as a group.

75,827

The shares are owned by Sheridan Realty Corp., in which Mr. Hewitt holds an indirect interest through a trust. The 75,827 shares are included three times in the table regarding each of Mr. Hewitt, Mr. Atkins and for all officers and directors as a group.

1,309,033

The shares are owned by Sheridan Investments. Mr. Hewitt holds indirect interests in Sheridan Investments through several of its members. The 1,309,033 shares are included four times in the table regarding each of Mr. Hewitt, Mr. Atkins, Sheridan Investments and for all officers and directors as a group.

266,337

The shares are owned by SRA, in which Mr. Hewitt holds a 50% interest and is a managing member. The 266,337 shares are included three times in the table for each of Mr. Hewitt, Mr. Atkins and for all officers and directors as a group.

260,000

The shares are issuable upon the exercise of currently exercisable warrants held by SRA. The 260,000 shares are included three times in the table for each of Mr. Hewitt, Mr. Atkins, Sheridan Investments and for all officers and directors as a group.

545

The shares are issuable upon the exercise of warrants held by Mr. Hewitt. Mr. Hewitt and Mr. Atkins have entered into an agreement providing that, unless and until either person decides otherwise, each will conduct his activities with respect to our securities as if the two of them are a “group” under the Securities Exchange Act of 1934.

(7)	Includes 17,150 shares owned directly by Mr. Holman.
(8)	Includes 16,451 shares owned directly by Mr. Ikenberry and 12,500 shares underlying currently exercisable warrants held by Mr. Ikenberry.
(9)	Includes 43,798 shares owned directly by Mr. Knight; 14,000 shares underlying currently exercisable warrants held by Mr. Knight and 355 shares held by his minor children.
(10)	Includes 12,000 shares owned directly by Mr. Labate and 20,000 shares underlying currently exercisable options held by Mr. Labate.
(11)	Includes 40,000 shares owned directly by Mr. Tepper; 420,000 shares owned directly by investment companies which are controlled by Mr. Tepper; and 12,000 shares underlying currently exercisable options held by Mr. Tepper.
(12)	These shares are included four times in the table regarding each of Sheridan Investments, Mr. Atkins, Mr. Hewitt and all officers and directors as a group.

TRANSACTIONS BETWEEN AMERIVEST AND RELATED PARTIES

This section describes the transactions we have engaged in with our current, past and nominated directors and current and past officers and persons known by us to be the beneficial owners of 5% or more of our common stock during the past two fiscal years.

Relationships among AmeriVest and Various Sheridan Group Entities

All of our executive officers and three of our directors have been officers, directors or investors in various real estate investment companies that are related to SRA, our former administrator and advisor. These partnerships, corporations and limited liability companies have collectively been known as The Sheridan Group. All of the related party transactions described in this section concern these individuals and entities. The following table describes our officers and directors who have relationships with The Sheridan Group:

Name	Positions with AmeriVest
William T. Atkins	Chief Executive Officer, Director and Chairman of the Board
Charles K. Knight	President, Chief Operating Officer and Director
John B. Greenman	Vice President and Chief Investment Officer
Alexander S. Hewitt	Vice President and Secretary
D. Scott Ikenberry	Chief Financial Officer
Robert W. Holman, Jr.	Director

The following table describes the various entities within The Sheridan Group which previously had or currently have a relationship with AmeriVest as described elsewhere in this section, the nature of that relationship and the ownership and position of AmeriVest officers, directors and principal stockholders in each entity in The Sheridan Group.

Sheridan Group Entity	Primary Relationship to AmeriVest	Ownership of Sheridan Group Entity	Management of Sheridan Group Entity
Sheridan Realty Advisors, LLC	Former administrator, advisor and stockholder(1)	William Atkins — 50% Hewitt Trust (for which Alexander Hewitt is a trustee) — 50%	Mr. Atkins — Chairman and Co-Manager Mr. Hewitt — Vice Chairman and Co-Manager

Sheridan Realty Corp.	Stockholder(2)	William Atkins — 16.5% Hewitt Trust — 20% Robert W. Holman, Jr. — 5%	Mr. Atkins — President and Director Mr. Hewitt — Executive Vice President and Director Mr. Holman — Director Mr. Ikenberry — Chief Financial Officer and Director

Sheridan Group Entity	Primary Relationship to AmeriVest	Ownership of Sheridan Group Entity	Management of Sheridan Group Entity

Sheridan Investments, LLC	Stockholder(3)	Atkins Ltd. Partnership — 14.056% Hewitt Trust — 16.064% Sheridan Management Corp. — 8.835% Sheridan Development LLC — incentive interest(4)	Sheridan Development, LLC — Manager

Sheridan Management Corp.	None	William Atkins — 50% Hewitt Trust — 50%	Mr. Atkins — President and Director Mr. Hewitt — Executive Vice President and Director

Sheridan Development, LLC	None	William Atkins — 25.05% Hewitt Trust — 25.05% John B. Greenman — 20% D. Scott Ikenberry — 15% Charles K. Knight — 14.9%	Mr. Atkins — Co-Manager and President Mr. Knight — Vice President

(1)	Directly owns 266,337 shares, including 56,337 shares that were purchased in our 2001 public offering, and is deemed to beneficially own 260,000 shares underlying currently exercisable warrants held by SRA. On March 28, 2003, shares of our common stock and warrants owned by SRA were transferred to Messrs. Ikenberry, Knight and Greenman in exchange for each of their 20% membership interests in SRA. Messrs. Ikenberry and Knight each received 11,021 shares of common stock and 12,500 warrants and Mr. Greenman received 11,021 shares of common stock. SRA received an advisory and capital project fee, as well as warrants, for those services under the terms of our agreement with them, which was terminated on November 1, 2002. See “— Agreement with Sheridan Realty Advisors, LLC.”
(2)	Directly owns 75,827 shares.
(3)	Directly owns 1,309,033 shares, including 16,305 shares issued in connection with the acquisition of a key man life insurance policy on our Chairman and CEO, 1,057,346 shares issued in connection with our acquisition of Sheridan Plaza at Inverness, LLC and 100,000 shares purchased in our 2001 public offering. See “— Asset Purchases and Sales — Purchase of Sheridan Plaza at Inverness, LLC” below. Because Internal Revenue Code rules concerning the determination of ownership for purposes of qualifying as a REIT differ from the SEC beneficial ownership rules, Sheridan Investments’ beneficial ownership shown in this table will not cause a violation of Internal Revenue Service rules concerning REIT share ownership.
(4)	Sheridan Development receives a preferred distribution from Sheridan Investments, LLC equal to 33 1/3% of all distributions after other members have received a return of their original capital contribution plus their cumulative preferred return.

For a description of the beneficial ownership of our shares by each of Messrs. Atkins, Hewitt, Holman and Knight and by Sheridan Investments, see “Beneficial Owners of Securities.”

Asset Purchases and Sales

Keystone Land Acquisition

On September 6, 2002, we purchased 2.55 acres of undeveloped land adjacent to Keystone Office Park in Indianapolis, Indiana from Sheridan Realty Partners, L.P. for $320,000. The purchase price was determined based on the fair market value of the land determined by an independent appraisal and was paid through the issuance of 52,893 shares of our restricted common stock ($6.05 per share). In late 2002, we commenced construction of an 18,000 square foot building on this land.

Purchase of Sheridan Plaza at Inverness, LLC

On June 25, 2001, we purchased 100% of the ownership interests of Sheridan Plaza at Inverness, LLC from Sheridan Investments. Sheridan Plaza at Inverness, LLC owns two office buildings (which are now known as AmeriVest Plaza at Inverness) located in Englewood, Colorado consisting of 118,720 rentable square feet on 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. The purchase price was $22,895,067, which consisted of:

•	$705,135 for our 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•	$6,474,329 paid with (1) 1,057,346 shares of our common stock at a price of $5.69 per share (based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) the cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage in the principal amount of $14,954,425 secured by the property; and

•	assumption of other liabilities in the approximate amount of $761,178.

The acquisition was structured as a tax-deferred exchange of the Giltedge building under Section 1031 of the Internal Revenue Code. Due to the related party nature of this transaction, accounting principles generally accepted in the United States require us to record this acquisition at its historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash dividend during 2001. As a result of the completion of this transaction, SRA was paid a fee of $294,000 in accordance with the Advisory Agreement.

Sale of Interest in Panorama Falls Building

On December 6, 2001, we completed the sale of an undivided 80% interest in the Panorama Falls building to Freemark Abbey Panorama, LLC. A partner in Freemark Abbey is an indirect beneficial owner of approximately 9% of Sheridan Investments, LLC, which is the beneficial owner of approximately 11.2% of our common stock. The aggregate sale price for the interest in Panorama Falls was $4,880,000 payable by the Freemark Abbey as follows:

•	$2,180,000 to KeyBank National Association to pay down a portion of the existing mortgage loan;

•	the assumption of $2,395,732 of the mortgage loan, which was 80% of the remaining existing mortgage loan; and

•	the remainder of $304,268, less closing costs, in cash to us.

We retained a 20% interest in the property and will continue to operate and manage the property. We will earn a management fee equal to 5% of the gross collected rents and an incentive fee from Freemark Abbey based on the total return of the investment. The incentive fee is calculated as 25% of the cash remaining after both parties have received distributions equal to their initial investments in the property plus a 12% annually compounded cumulative return.

Agreement with Sheridan Realty Advisors, LLC

Effective January 1, 2000 through December 31, 2001, all of our properties were managed under a Property Management and Advisory Agreement with SRA, which also managed our day-to-day operations and assisted and advised the Board of Directors on real estate acquisitions and investment opportunities. SRA is owned by two of our executive officers, William T. Atkins, who is also a director, and Alexander S. Hewitt. Effective January 1, 2002, we acquired the administrative and property management and accounting services business of SRA for approximately $50,000, which resulted in our employing most of SRA’s employees and a reduction in the fees paid to SRA. Furthermore, effective November 1, 2002, we terminated the Advisory Agreement and all fees earned by SRA under the Advisory Agreement were accrued for as of December 31, 2002. This amounted to $1,051,390 and was settled in 2003.

In accordance with the Advisory Agreement, SRA received an administrative fee, a property management and accounting fee, an advisory fee and a capital project fee for these services. The property management fee was calculated as 5% of gross collected rents, the advisory fee was calculated as 5% of capital deployed for real property acquisitions and the capital project fee was calculated as 3% of the total cost of capital projects in excess of $100,000. The following is a detail of the fees for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Administrative fee	$—	$199,080	$189,600
Property management and accounting fee	—	408,319	244,022
Advisory fee	1,267,380	898,005	141,180
Capital project fee	100,000	188,259	—

Total	$1,367,380	$1,693,663	$574,802

Due to the amendment of the Advisory Agreement effective January 1, 2002 whereby certain SRA employees became our employees, the advisory and capital project fees were expensed in 2002. Prior to January 1, 2002, these fees were capitalized as part of our property acquisitions. Additionally, due to the termination of the Advisory Agreement effective November 1, 2002 whereby all remaining SRA employees became our employees, these fees have been eliminated.

At December 31, 2002 and 2001, we had a payable due to SRA of $1,051,390 and $494,531, respectively, which consisted of unpaid fees and unreimbursed payroll costs. These amounts were used as partial consideration to exercise 210,000 warrants on March 27, 2003.

In addition, SRA received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the shareholders at the annual meeting on June 6, 2000. According to the Advisory Agreement, 225,000 of these warrants were granted and vested on the approval date. The remaining 525,000 warrants vested in an amount equal to 2.1% of capital deployed for real property acquisitions. At December 31, 2002, all of the remaining 525,000 warrants were vested.

In 2002 and 2001, our five executive officers earned aggregate cash or deferred compensation of $440,000 and $780,000, respectively, from SRA, with each executive officer receiving compensation paid or deferred in excess of $100,000 in each year. We agreed to assume sponsorship of, and all assets of and liabilities attributable to, the transferred employees under the employee benefit plans of SRA. The three senior executives who became our employees, William T. Atkins, our Chief Executive Officer, Charles K. Knight, our President, and D. Scott Ikenberry, our Chief Financial Officer, also remained employees of SRA during 2002 and their 2002 salary obligations were shared between us and SRA such that we paid their cash compensation and SRA accrued their deferred compensation as a liability of SRA.

Line of Credit with Sheridan Investments, LLC

On June 13, 2001, our Board of Directors approved our obtaining a $500,000 one-year line of credit from Sheridan Investments. On March 11, 2002, the Board approved an increase in this line of credit to $1,500,000. During 2002, this line of credit was terminated. This line of credit was unsecured and had a rate of interest equal to 75 basis points above the prevailing prime rate charged by Ferris, Baker Watts, Incorporated.

Conflicts of Interest Policies

Our Board of Directors and our officers are subject to certain provisions of Maryland law which are designed to eliminate or minimize the effects of certain potential conflicts of interest. In addition, our bylaws provide that any transaction between us and an interested party must be fully disclosed to our Board, and that a majority of the directors not otherwise interested in the transaction (including a majority of independent directors) must make a determination that any sale, lease or joint venture transaction is fair and reasonable and that any loan or equity investment transaction is fair, competitive and commercially reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

All future transactions between us and our officers, directors and 5% stockholders will be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of independent, disinterested directors of AmeriVest. We believe that by following these procedures, AmeriVest will be able to mitigate the possible effects of these conflicts of interest.

Other than as described in this section, there are no material relationships between us and our directors, executive officers or known holders of more than 5% of our common stock.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 75,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. There were 11,565,534 shares of common stock issued and outstanding as of June 3, 2003.

Common Stock

General

Each share of our outstanding common stock is entitled to share equally with each other share of common stock in dividends from legally available sources, when, as, and if declared by our Board and, upon liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder has the right to vote each share for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and all shares underlying the warrants when issued will be fully paid and nonassessable by us. Our Board is authorized to issue additional shares of common stock within the limits authorized by our Articles of Incorporation and without stockholder action.

Because all shares of our common stock have equal voting rights and voting rights are not cumulative, the holders of more than 50% of the shares of common stock could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect the entire Board.

Although we have paid dividends in the past, we cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future. We have reserved 245,000 shares of common stock for issuance upon the exercise of options under our 1995 and 1998 Stock Option Plans.

Restrictions on Transfer

To qualify as a REIT under the Internal Revenue Code, our securities must be held by a minimum of 100 persons during at least 335 days in each taxable year subsequent to the first year for which our qualification as a REIT was effective. In addition, at all times during the second half of each taxable year subsequent to the first year for which our REIT qualification was effective, no more than 50% in value of our outstanding stock may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. In applying this ownership requirement, stock issuable upon exercise of warrants or options to acquire our stock will be considered owned by the warrant- or option-holder. Our Articles of Incorporation contain provisions referred to in this prospectus as the “ownership limitation,” restricting the acquisition of our securities.

The ownership limitation provides that, subject to certain exceptions specified in our Articles of Incorporation, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.0% of the total value of all our outstanding securities. Our Board may, but is not required to, waive the ownership limitation if evidence satisfactory to our Board is presented that such ownership will not jeopardize our status as a REIT. As a condition of that waiver, our Board may require opinions of counsel satisfactory to it or an undertaking from the applicant with respect to preserving our REIT status. The ownership limitation will not apply if our Board and the holders of a majority of our outstanding common stock determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If an issuance or transfer of our securities occurs that would result in a violation of the ownership limitation, or which would cause our securities to be held by fewer than 100 persons, that issuance or transfer shall be null and void and the intended transferee will acquire no rights to the securities.

Our Articles of Incorporation do not require that the ownership limitation be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limitation would require an amendment to our Articles of Incorporation. The ownership limitation also provides that any person who owns, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 1% of the total value of all our outstanding securities and any securities holder requested by us, must file an affidavit with us containing the information specified in our Articles of Incorporation with respect to that person’s ownership of those securities within 30 days after January 1 of each year. In addition, each holder, upon demand, is required to disclose to us in writing this information with respect to the direct, indirect and constructive ownership of our securities as our Board deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

If any stockholder purports to transfer shares of our common stock, warrants or other securities to a person and either the transfer would result in our failing to qualify as a REIT, or the transfer would cause the transferee to hold more than the applicable ownership limitation, our Articles of Incorporation state that the purported transfer will be null and void and the intended transferee will acquire no rights to the securities. In addition, if any person holds common stock in excess of the applicable ownership limitation, the excess common stock will be deemed to have been transferred to an unaffiliated trustee and held in trust for the benefit of a charitable beneficiary. Such person will not receive distributions with respect to the excess shares and will not be entitled to vote those shares. At our option, the person will be required to sell the excess common stock on terms determined by and at our direction or we will redeem those shares for the lesser of the amount paid for the shares and the closing price on the date we exercise our right to redeem. Further, if, in the opinion of our Board, (1) a transfer of our securities would result in any stockholder or group of stockholders acting together owning in excess of the ownership limitation or (2) a proposed transfer of our securities may jeopardize our qualification as a REIT under the Internal Revenue Code, our Board may, in its sole discretion, refuse to allow the securities to be transferred to the proposed transferee. If these restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess common stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring that excess common stock or other securities and to hold them on our behalf.

Preferred Stock

We have available 5,000,000 shares of preferred stock for potential future issuance. No shares of preferred stock were outstanding as of the date of this prospectus.

The preferred stock carries such relative rights, preferences and designations as may be determined by our Board in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by our Board in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which could have any particular distinctive designations, relative rights and preferences as determined by our Board. The relative rights and preferences that may be determined by our Board in its discretion from time to time, include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•	the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

•	the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. We may issue shares of preferred stock that have dividend, voting and other rights superior to those of our common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Warrants

Warrants Issued in Connection with July 2000 Offering

Each of the 300,000 warrants that were issued in connection with our public offering beginning in July 2000 are exercisable for $5.00 per share until July 10, 2005. As of March 31, 2003, 220,350 of these warrants were exercised. Each warrant issued in the July 2000 offering entitles the registered holder to purchase one share of common stock at an exercise price of $5.00 per share, subject to adjustment in certain events, at any time during the period commencing on July 10, 2000 and expiring on July 10, 2005. The warrants are subject to our redemption at $.01 per warrant at any time prior to their exercise upon 30 days prior notice to the holders of the warrants, provided that the last trade price of the common stock reported on the American Stock Exchange for at least 15 of the 20 consecutive days ending on the third day prior to the date on which we give notice of redemption has been at least 125% of the then effective exercise price of the warrants or $6.25 per share.

Warrants Issued in Connection with Advisory Agreement with Sheridan Realty Advisors, LLC

Under the terms of our Advisory Agreement with Sheridan Realty Advisors, Sheridan Realty Advisors received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the stockholders at our annual meeting on June 6, 2000. According to the agreement, 225,000 of these warrants were granted and vested on the approval date. The remaining 525,000 warrants vested in an amount equal to 2.1% of capital deployed for real property acquisitions. At December 31, 2002, all of the remaining warrants were vested. As of March 31, 2003, 450,000 of these warrants were exercised.

Warrants Issued to Investment Banker

On June 13, 2001, our Board of Directors approved the issuance of four-year warrants to purchase 50,000 shares of our restricted common stock at a price of $7.00 per share. These warrants were issued as compensation for investment banking services provided by Neidiger, Tucker, Bruner, Inc. to AmeriVest prior to its July 2001 offering. The warrants have been issued directly to seven officers of that firm.

We did not list the warrants described in this section for trading on any exchange and it is unlikely that any significant over-the-counter market will develop for our outstanding warrants.

Antitakeover Provisions

Charter and Bylaws Provisions

Some provisions of our charter and bylaws may delay or prevent a change in control of our company or other transactions that could provide our common stockholders with a premium over the then-prevailing market price of our common stock or that might otherwise be in the best interests of our stockholders. These provisions include:

•	Classified board of directors and size of board fixed within range; removal of directors only for cause – Our Board of Directors is divided into three classes with staggered terms of office. The total number of directors is fixed by a majority vote of the Board of Directors within a range of a minimum of three and a maximum of nine. Directors may only be removed for cause. These provisions may make it more difficult for a third party to gain control of our Board of Directors. At least two annual meeting of stockholders, instead of one, generally would be required to effect a change in a majority of our Board of Directors, and the number of directors cannot be increased above the maximum number of directors specified in our charter without board and stockholder approvals.

•	Two-thirds stockholder vote required to approve some amendments to the charter – Some amendments to our charter must be approved by the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of our common stock. These voting requirements may make amendments to our charter that stockholders believe desirable more difficult to effect.

•	Issuance of preferred stock without stockholder approval – Our Board of Directors has the ability to authorize the issuance of preferred stock without stockholder approval and to set or change the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the preferred stock. Our Board of Directors could therefore authorize series of preferred stock that may have voting provisions that could delay or prevent a change in control or other transaction that might involve a premium price or otherwise be in the best interests of our stockholders.

•

Ownership Limitation – In order to assist us in maintaining our qualification as a REIT, our Articles of Incorporation contain provisions generally limiting the ownership of shares of our capital stock by any single stockholder to 9% of our outstanding shares, unless waived by our Board of Directors. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders. In 2000 and again in 2001, our Board granted one-time waivers of this restriction to allow Jerry Tepper, a director who as of December 31, 2002 beneficially owned (as determined in accordance with the ownership limitation) approximately 4% of our outstanding shares, to acquire newly issued shares. In

April 2002, our Board granted waivers allowing William T. Atkins and Alexander S. Hewitt, executives who beneficially owned (as determined in accordance with the ownership limitation) approximately 5% and 3%, respectively, of our outstanding shares as of December 31, 2002, to beneficially own up to 12% and 10%, respectively, of our outstanding shares. In connection with these waivers, our Board also reduced the ownership limitation from 9.8% to 9%, as described above, so as to assist us in our continued qualification as a REIT. Sheridan Investments, LLC has also been granted a waiver by our Board allowing it to beneficially own up to 19% (as determined in accordance with the ownership limitation) of our outstanding shares. For REIT qualification purposes, our outstanding shares that are owned by Sheridan Investments, LLC are treated as if such shares were owned by the members of Sheridan Investments, LLC in proportion to their respective membership interests. Sheridan Investments, LLC has represented to us that no individual will be treated as beneficially owning shares of our capital stock in excess of the 9% ownership limitation (except for Messrs. Atkins and Hewitt, who will not be treated as owning more than 12% and 10%, respectively, of our outstanding shares) as a result of Sheridan Investments, LLC owning up to 19% of our outstanding shares.

Maryland Business Statutes

As a Maryland corporation, we are subject to the provisions of the Maryland General Corporation Law. Maryland law imposes restrictions on some business combinations and requires compliance with statutory procedures before some mergers and acquisitions can occur. These provisions of Maryland law may have the effect of discouraging offers to acquire us even if the acquisition would be advantageous to our stockholders. These provisions include:

•	Unsolicited takeover provisions. Maryland law provides that the Board of Directors of a Maryland corporation is not subject to higher duties with regard to actions taken in a takeover context. These provisions may make it more difficult to effect an unsolicited takeover of a Maryland corporation. Maryland law also allows publicly held corporations with at least three independent trustees to elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers.

•	Business combination with interested stockholders. The Maryland Business Combination Act provides that, unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuance of shares and other specified transactions, with an “interested stockholder” or its affiliates, for five years after the most recent date on which the interested stockholder became an interested stockholder and thereafter unless specified criteria are met.

•	Control share acquisition. The Maryland Control Shares Acquisition Act provides that shares acquired by any person over one-tenth, one-third and a majority of the voting power of a corporation do not have voting rights, except to the extent approved by the vote of two-thirds of the shares of common stock entitled to be cast on the matter.

Other constituencies.    Maryland law expressly codifies the authority of a Maryland corporation to include in its charter a provision that allows the board of directors to consider the effect of a potential acquisition of control on stockholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the corporation are located. Our charter does not include a provision of this type. Maryland law also provides, however, that the inclusion or omission of this type of provision in the charter of a Maryland corporation does not create an inference concerning factors that may be considered by the board of directors regarding a potential acquisition of control. This law may allow our Board of Directors to reject an acquisition proposal even though the proposal was in the best interests of our stockholders.

Transfer Agent and Registrar

Our transfer agent and registrar is UMB Bank, N.A. located at P.O. Box 410064, Kansas City, Missouri 64141-0064; telephone number (800) 884-4225.

FEDERAL INCOME TAX CONSIDERATIONS

We have operated and intend to continue to operate in a manner that permits us to satisfy the requirements for taxation as a real estate investment trust (“REIT”) under the applicable provisions of the Internal Revenue Code since our taxable year ended December 31, 1996. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to us and our stockholders of our treatment as a REIT. Since these provisions are highly technical and complex, you are urged to consult your own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of our shares.

Based upon our representations with respect to the facts as set forth and explained in the discussion below, in the opinion of our counsel, Mayer, Brown, Rowe & Maw, we have been organized in conformity with the requirements for qualification as a REIT since our taxable year ended December 31, 1996, and our current and proposed method of operation described in the prospectus and as represented by management will enable us to satisfy the requirements for such qualification.

This opinion is based on representations made by us as to certain factual matters relating to our organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of filing of this registration statement. Our qualification and taxation as a REIT will depend on our ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of share ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown, Rowe & Maw will not review compliance with these tests on a continuing basis. No assurance can be given that we will satisfy such tests on a continuing basis.

In brief, if the conditions imposed by the REIT provisions of the Internal Revenue Code are met, entities such as AmeriVest, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are allowed a deduction for dividends paid to stockholders. This treatment substantially eliminates the “double taxation” at both the corporate and stockholder levels that generally results from the use of corporations. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT.

If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a domestic corporation for that year and, potentially, one or more subsequent years, and our stockholders will be taxed in the same manner as stockholders of ordinary corporations. In this event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our stockholders would be reduced or eliminated.

Our Board of Directors believes that we have been organized and operated and currently intends that we will continue to operate in a manner that permits us to qualify as a REIT. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, ownership and distribution tests described below, which in turn will be dependent in part on our operating results and the makeup of our stockholders.

The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and United States Treasury Department regulations, subsequent changes to any of which may affect the tax consequences described in this prospectus, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to various types of stockholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of AmeriVest

General

In any year in which we qualify as a REIT, in general we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain which is distributed to our stockholders. We may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed to our stockholders. To the extent that we elect to retain and pay income tax on our net long-term capital gain, our stockholders are required to include their proportionate share of our undistributed long-term capital gain in income but will receive a credit for their share of any taxes we pay on such gain.

Notwithstanding our qualification as a REIT, we may also be subject to taxation in other circumstances. If we should fail to satisfy either the 75% or the 95% gross income test, which are discussed below, and nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. We will be subject to a tax of 100% on net income from any “prohibited transaction,” as described below, and if we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax on such income from foreclosure property at the highest corporate rate. We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reapportionment under section 482 of the Internal Revenue Code in order to more clearly reflect income of the taxable REIT subsidiary. A taxable REIT subsidiary is any corporation for which a joint election has been made by a REIT and such corporation to treat such corporation as a taxable REIT subsidiary with respect to such REIT. See “Other Tax Considerations—Investments in taxable REIT subsidiaries.” In addition, if we should fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for such year;

(2)	95% of our REIT capital gain net income for such year, other than capital gains we elect to retain and pay tax on as described below; and

(3)	any undistributed taxable income from prior years,

we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. To the extent that we elect to retain and pay income tax on our long-term capital gain, such retained amounts will be treated as having been distributed for purposes of the 4% excise tax. A REIT is permitted to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by us. We may be subject to annual penalties of $25,000 (or $50,000 in the case of intentional disregard) if we fail to comply with the Treasury Department regulations for ascertaining our actual ownership. We may also be subject to the corporate “alternative minimum tax” and a tax on the “built-in gains” associated with some of our properties (see “Other Tax Considerations—Tax on built-in gain”), as well as tax in various situations and on some types of transactions not presently contemplated. We will use the calendar year both for federal income tax purposes and for financial reporting purposes.

In order to qualify as a REIT, we must meet, among others, the following requirements:

Share ownership test

Our shares must be held by a minimum of 100 persons for at least 335 days in each taxable year following our first taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year following our first taxable year, no more than 50% in value of our shares may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any shares held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. If we comply with the Treasury Department regulations for ascertaining our actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of our outstanding shares were held, actually or constructively, by five or fewer individuals, then we will be treated as meeting such requirement.

In order to ensure compliance with the 50% test, we have placed restrictions on the transfer of our shares to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury Department regulations, we must maintain records which disclose the actual ownership of our outstanding shares and such regulations impose penalties against us for failing to do so. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our shares disclosing the actual owners of such shares as prescribed by Treasury Department regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of our records. A stockholder failing or refusing to comply with our written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of our shares and other information. In addition, our Articles of Incorporation provide that no stockholder may own more than 9% in number or in value of our outstanding shares and set forth other restrictions regarding the transfer of shares that are intended to assist us in continuing to satisfy the share ownership requirements. Although our Board of Directors has granted limited waivers of these restrictions with respect to certain stockholders in the past, and may do so in the future, we intend to enforce the 9% limitation on ownership of shares to the extent necessary to assure that our qualification as a REIT will not be compromised. If as a result of such waivers more than 50% in value of our shares were to be owned by five or fewer individuals, then we could fail to qualify as a REIT. These provisions could also delay or prevent an acquisition or change in control of our company that could benefit our stockholders.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations as to our ownership.

Asset tests

At the close of each quarter of our taxable year, we must satisfy tests relating to the nature of our assets determined in accordance with generally accepted accounting principles. Where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary (a “qualified REIT subsidiary”), we will be deemed to own 100% of the corporation’s assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities, and qualified temporary investments. Second, although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote or value of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “10% vote and value test”). Further, no more than 20% of the value of our total assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 5% of the value of our total assets may be represented by securities of any non-government issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “20% and 5% asset tests”). As noted above, when we invest in an entity classified as a partnership for federal income tax purposes, we will be deemed to own a proportionate share of such partnership’s assets. Equity interests in partnerships do not constitute securities for purposes of these tests. Accordingly, our investment in properties through our interest in any such partnership would be treated as an investment in qualified assets for purposes of the 75% asset test to the extent the partnership’s assets so qualify.

However, debt securities issued by a partnership or another REIT generally constitute securities for purposes of the 5% asset test and the 10% value test, except that certain “straight debt” securities are not treated as securities for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership). We do not currently own securities of any issuer which is not treated as either a qualified REIT subsidiary or a taxable REIT subsidiary, however we may acquire such securities in the future.

Based upon an analysis of the estimated value of the securities owned by us in taxable REIT subsidiaries and non-government issuers relative to the estimated value of the total assets owned by us, we believe that we satisfy all of the asset tests. In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations regarding the composition of our assets.

Gross income tests

There are currently two separate percentage tests relating to the sources of our gross income which must be satisfied for each taxable year. For purposes of these tests, where we invest in a partnership, limited liability company or trust taxed as a partnership or as a disregarded entity, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income of the partnership, limited liability company or trust will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. In addition, when we own 100% of a corporation that is not a taxable REIT subsidiary, we will be deemed to receive 100% of the corporation’s income. The two tests are as follows:

1.  The 75% Test. At least 75% of our gross income for the taxable year must be “qualifying income.” Qualifying income generally includes:

(1)	rents from real property except as modified below;

(2)	interest on obligations secured by mortgages on, or interests in, real property;

(3)	gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business (“dealer property”);

(4)	dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares;

(5)	abatements and refunds of real property taxes;

(6)	income from the operation of, and gain from the sale of, “foreclosure property,” which means property acquired at or in lieu of a foreclosure of the mortgage secured by such property for which an election has been made;

(7)	commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and

(8)	certain qualified temporary investment income attributable to the investment of new capital received by us in exchange for our shares or certain publicly offered debt which income is received or accrued during the one-year period following the receipt of such capital.

Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if we, or an owner of 10% or more of our shares, directly or constructively owns 10% or more of such tenant unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property, or as interest income, for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in connection with the rental of properties for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.” A REIT is permitted to render a de minimis amount of impermissible services to tenants, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, we may furnish such impermissible services to tenants through a taxable REIT subsidiary and still treat amounts otherwise received with respect to the property as rents from real property.

We provide services at the properties that we own and may provide the services at any of our newly acquired properties. We believe that, for purposes of the 75% and 95% gross income tests, the services provided at our properties either (i) are or will be of the type which are usually or customarily rendered in connection with the rental of space for occupancy only and not those rendered to the occupant for his convenience or (ii) have not jeopardized and will not jeopardize our status as a REIT. We believe this is also true for any other services and amenities provided by us or our agents. Mayer, Brown, Rowe & Maw, in rendering its opinion as to our qualification as a REIT, is relying on our representations to that effect. We intend that independent contractors or a taxable REIT subsidiary will perform services that cannot be provided directly by us or our agents.

2.  The 95% Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on REIT shares, and interest on any obligations not secured by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to us under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument we enter into to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

For purposes of determining whether we comply with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A “prohibited transaction” is a sale of property held primarily for sale to customers in the ordinary course of a trade or business, excluding foreclosure property, unless we hold such property for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made to the property are satisfied. See “— Taxation of AmeriVest — General.”

We believe that for purposes of both the 75% and the 95% gross income tests, our investment in properties in major part gives rise to qualifying income in the form of rents. We also believe that gains on sales of the properties generally will also constitute qualifying income.

Even if we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

(1)	our failure to comply was due to reasonable cause and not to willful neglect;

(2)	we report the nature and amount of each item of our income included in the tests on a schedule attached to our tax return; and

(3)	any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, we will nonetheless be subject to a special tax upon the greater of the amount by which we fail either the 75% or 95% gross income test for that year.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations regarding the sources of our gross income.

Annual distribution requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and REIT net capital gain, plus 90% of our net income after tax, if any, from foreclosure property, minus the sum of various items of excess non-cash income.

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. A REIT is permitted, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to stockholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its stockholders are to include in their taxable income as long-term capital gains. Thus, if we made this designation, our stockholders would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by us and we would have to pay the tax on such gains within 30 days of the close of our taxable year. Each of our stockholders would be deemed to have paid the stockholder’s share of the tax paid by us on such gains, which tax would be credited or refunded to the stockholder. A stockholder would increase his or her tax basis in his or her shares by the difference between the amount of income to the holder resulting from the designation less the holder’s credit or refund for the tax paid by us.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax. It is possible that we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Additionally, this may be due to our inability to control cash distributions from any properties over which we do not have decision making control, or for other reasons. To avoid any problem with the 90% distribution requirement, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, intend to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or if we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

If we fail to meet the 90% distribution requirement as a result of an adjustment to our tax return by the IRS, we may retroactively cure the failure by paying a “deficiency dividend,” plus applicable penalties and interest, within a specified period.

In rendering its opinion as to our qualification as a REIT, Mayer, Brown, Rowe & Maw is relying on our representations regarding our distributions.

Failure to qualify

If we fail to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, we will be subject to tax, including applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of our Stockholders

Taxation of taxable domestic stockholders

As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary dividends and will not be eligible for the dividends-received deduction for corporations. Ordinary dividends will be taxable to our domestic stockholders as ordinary income, except that prior to January 1, 2009, such dividends will be taxed at the rate applicable to long-term capital gains to the extent that such dividends are attributable to dividends received by us from non-REIT corporations (such as taxable REIT subsidiaries) or are attributable to income upon which we have paid corporate income tax (e.g. to the extent that we distribute less than 100% of our taxable income). Distributions and undistributed amounts that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its shares. However, corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to our stockholders, reducing the tax basis of a stockholder’s shares by the amount of such distribution, but not below zero, with distributions in excess of the stockholder’s tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend we declare in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to our stockholders.

In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions required to be treated by such stockholder as long-term capital gains.

Gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 15% for sales or exchanges occurring prior to January 1, 2009 (and 20% for sales or exchanges occurring thereafter). Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the 15% (or 20%) capital gains rate or as unrecaptured Internal Revenue Code section 1250 gain taxable at a maximum rate of 25%.

Stockholders should consult their tax advisor with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

Backup withholding

We will report to our domestic stockholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect to the paid distributions. Under the backup withholding rules, a stockholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such stockholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders

The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees’ pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a “pension-held REIT,” based upon the ruling, the analysis in the ruling and the statutory framework of the Internal Revenue Code, distributions to a stockholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that we, consistent with our present intent, do not hold a residual interest in a real estate mortgage investment conduit.

However, if any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a “pension-held REIT” at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute unrelated business taxable income if the percentage of our dividends that the qualified pension trust would be required to treat as unrelated business taxable income is at least 5%. For these purposes, a “pension-held REIT” is defined as a REIT if such REIT would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the REIT and at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

Taxation of foreign stockholders

We will qualify as a “domestically-controlled REIT” so long as less than 50% in value of our shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trusts and estates. We believe that we have qualified and will continue to qualify as a domestically-controlled REIT.

Under these circumstances, gain from the sale of our shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person’s U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year and certain other conditions are met.

Distributions of cash generated by our real estate operations, but not by the sale or exchange of our real estate properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces or eliminates that tax and the foreign stockholder files with us the required form evidencing eligibility for such lower rate or unless the foreign stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” income. Under applicable Treasury Regulations, foreign stockholders generally must provide the Internal Revenue Service Form W-8ECI beginning January 1, 2000 and every three years thereafter unless the information on the form changes before that date.

Distributions of proceeds attributable to the sale or exchange by us of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a stockholder which is a foreign corporation if it is not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a foreign person that could be designated by us as a capital gain dividend; this amount is creditable against the foreign stockholder’s Foreign Investment in Real Property Tax Act tax liability.

The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors should consult their own advisors regarding the income and withholding tax considerations with respect to their investment.

New Tax Legislation

On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. This new tax law reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008) and for dividends generally from 38.6% to 15% (for tax years from 2003 through 2008). Because we are not generally subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our dividends generally are not eligible for the new 15% tax rate on dividends. As a result, our ordinary REIT dividends continue to be taxed at the higher tax rates applicable to ordinary income. However, the 15% tax rate for long-term capital gains and dividends generally applies to:

(1)	your long-term capital gains, if any, recognized on the disposition of our shares;

(2)	our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case such distributions continue to be subject to a 25% tax rate);

(3)	our dividends attributable to dividends received by us from non-REIT corporations, such as taxable REIT subsidiaries; and

(4)	our dividends to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income).

Without future congressional action, the maximum tax rate on long-term capital gains will return to 20% in 2009, and the maximum rate on dividends will move to 35% in 2009 and 39.6% in 2011.

Other Tax Considerations

Investments in taxable REIT subsidiaries

We and Kellogg Executive Suites, Inc. have jointly elected for Kellogg Executive Suites, Inc. to be treated as a taxable REIT subsidiary of us, effective January 10, 2002. As a taxable REIT subsidiary, Kellogg Executive Suites, Inc. will pay federal and state income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. To the extent Kellogg Executive Suites, Inc. is required to pay federal, state or local taxes, the cash available for distribution to its stockholders will be reduced accordingly.

Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of activities which cannot be performed directly by REITs without jeopardizing their REIT status. Taxable REIT subsidiaries are subject to limitations on the deductibility of payments made to the associated REIT which could materially increase the taxable income of the taxable REIT subsidiary and are subject to prohibited transaction taxes on certain other payments made to the associated REIT. We will be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by our taxable REIT subsidiary that would be reduced through reapportionment under Internal Revenue Code section 482 in order to more clearly reflect income of the taxable REIT subsidiary.

Under the taxable REIT subsidiary provision, we and any entity treated as a corporation for federal income tax purposes in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.” In addition, if a taxable REIT subsidiary of us owns, directly or indirectly, securities representing more than 35% of the vote or value of an entity treated as a corporation for tax purposes, that subsidiary will also be treated as a taxable REIT subsidiary of us. As described above, a taxable REIT subsidiary election has been made for an entity in which we own an interest. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Tax on built-in gain

If we acquire any assets from a taxable “C” corporation in a carry-over basis transaction and we recognize gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by us, then to the extent of such assets’ “built-in gain” (i.e., the excess of the fair market value of such asset at the time of the acquisition by us over the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000 and 2001 with respect to transactions occurring prior to January 2, 2002, and that we have not elected and will not elect out of Treasury regulations that were promulgated in 2001 with respect to transactions occurring on or after January 2, 2002. We elected to defer the built-in gain associated with certain assets that we acquired at the time of our REIT election and, therefore, will be subject to tax at the highest corporate rate on any gain recognized upon the sale of any such asset prior to 2006.

Possible legislative or other actions affecting tax consequences

Prospective stockholders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

State and local taxes

We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

You are advised to consult with your own tax advisor regarding the specific tax consequences to you of the ownership and sales of shares of common stock, including the federal, state, local, foreign, and other tax consequences of such ownership, sale and election and of potential changes in applicable tax laws.

UNDERWRITING

We intend to offer the shares of common stock through the underwriters named below. RBC Dain Rauscher Inc. is acting as representative of the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of common stock listed opposite their names below.

Underwriter	Number of Shares
RBC Dain Rauscher Inc.	1,500,000
Ferris, Baker Watts, Incorporated	1,500,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.	500,000
J.J.B. Hilliard, W.L. Lyons, Inc.	500,000
Morgan Keegan & Company, Inc.	500,000
Stifel, Nicolaus & Company, Incorporated	500,000

Total	5,000,000

The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, under certain circumstances, the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.20 per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After the offering, the offering price, concession, discount and other selling terms may be changed.

The following table shows the public offering price, underwriting discount and proceeds before our expenses. The information assumes either no exercise or full exercise by the underwriters of their overallotment option to purchase additional shares.

	Per Share	No Exercise	Full Exercise
Public offering price	$6.20	$31,000,000	$35,650,000
Underwriting discount	$0.3565	$1,782,500	$2,049,875
Proceeds, before expenses, to us	$5.8435	$29,217,500	$33,600,125

The expenses of the offering, not including the underwriting discount, are estimated at $400,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 750,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments by providing us with notice within 30 days of the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed, except as noted below, not to sell or transfer any shares of our common stock for 90 days after the date of this prospectus without first obtaining the written consent of RBC Dain Rauscher Inc. All of our executive officers and directors have agreed not to sell or transfer any shares of our common stock for 45 days after the date of this prospectus without first obtaining the written consent of RBC Dain Rauscher Inc. We have agreed with the underwriters that we may

•	file amendments and/or supplements to our previously filed registration statement relating to our July 2000 offering of 300,000 units consisting of shares of common stock and warrants to keep current any prospectus forming a part of such registration statement;

•	issue shares of our common stock upon the exercise of outstanding options and warrants, pursuant to our dividend reinvestment plan or in connection with our other preexisting contractual obligations;

•	grant options to purchase shares of our common stock pursuant to our stock option plans; and

•	issue shares of our common stock in connection with property acquisitions from non-affiliate sellers,

if recipients of those shares or options (other than shares issued pursuant to our dividend reinvestment plan) enter into similar lock-up agreements. This lockup provision applies to shares of common stock and to securities convertible into or exchangeable or exercisable for shares of common stock. It also applies to shares of common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

American Stock Exchange Listing

Our common stock is listed on the American Stock Exchange under the symbol “AMV.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our shares of common stock. However, the representative may engage in transactions that stabilize the price of our shares of common stock, such as bids or purchases to maintain that price.

If the underwriters create a short position in our shares of common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representative may reduce that short position by purchasing shares in the open market. The representative may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our shares of common stock to stabilize its price or to reduce a short position may cause the price of our shares of common stock to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters may provide from time to time investment banking and other financial services to us. In the ordinary course of business, the underwriters may actively trade our securities for their own accounts or for accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

The General Corporation Law of the State of Maryland allows corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

•	the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

•	the person actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, indemnification may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible under the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

•	by the board of directors by a majority vote of a quorum consisting of directors not, at the time, parties to the proceeding or, if a quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more directors not, at the time, parties to the proceeding and who a majority of the board of directors designated to act in the matter;

•	by special legal counsel selected by the board or board committee by the vote set forth above, or, if such vote cannot be obtained, by a majority of the entire board; or

•	by the stockholders.

If the proceeding is one by or in the right of the corporation, indemnification may not be provided as to any proceeding in which the person is found liable to the corporation.

A Maryland corporation may pay, before final disposition, the expenses, including attorneys’ fees, incurred by a director, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a director or officer when the director or officer gives a written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking to the corporation to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured, and the undertaking may be accepted without reference to the financial ability of the director or officer to repay the advance. A Maryland corporation is required to indemnify any director who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person who is not a director seeking indemnification or advancement of expenses may be entitled under any charter, bylaw, agreement, vote of stockholders, vote of directors or otherwise.

Our Articles of Incorporation provide that we shall indemnify each director or officer:

•	to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan; and

•	to the fullest extent permitted by the common law and by any statutory provision other than the General Corporation Law of the State of Maryland in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time a director or officer, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Additionally, our Articles of Incorporation provide that we may indemnify any of our employees or agents to the fullest extent permitted by the General Corporation Law of the State of Maryland, or any similar provision or provisions of applicable law at the time in effect, in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was at any time our employee or agent, or is or was at any time serving at our request as a director, officer, employee, agent or trustee of another corporation, partnership, limited liability company, joint venture, trust, other enterprise or employee benefit plan.

Reasonable expenses incurred in defending any action, suit or proceeding described above shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer or employee to repay such amount to the corporation if it shall ultimately be determined that he is not entitled to be indemnified by us.

In addition to the general indemnification described above, Maryland law permits corporations to include any provision expanding or limiting the liability of its directors and officers to the corporation or its stockholders for money damages, but may not include any provision that restricts or limits the liability of its directors or officers to the corporation or its stockholders:

•	to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We have adopted, in our charter, a provision that eliminates and limits the personal liability of each of our directors and officers to the full extent permitted by the laws of the State of Maryland.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling AmeriVest pursuant to these provisions, we have been advised that, in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Mayer, Brown, Rowe & Maw, Chicago, Illinois, has passed upon the validity of the issuance of the securities offered in this prospectus. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements of AmeriVest Properties Inc. as of December 31, 2002, and for the year then ended and the statement of revenue and certain expenses of the Southwest Gas Building for the year ended December 31, 2002, have been included herein in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2001 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report dated March 15, 2002. After reasonable efforts to obtain the consent of Arthur Andersen LLP, AmeriVest has not been able to obtain the consent of Arthur Andersen LLP to inclusion of their report and to the references to Arthur Andersen LLP in the registration statement of which this prospectus is a part. Pursuant to Rule 437a promulgated under the Securities Act of 1933, AmeriVest may dispense with the requirement that the consent of Arthur Andersen LLP be filed with the registration statement of which this prospectus is a part. While the extent of any resulting limitations on recovery by investors is unclear, the lack of a currently dated consent could limit the time within which any actions must be brought by investors against Arthur Andersen LLP for liabilities arising under Section 11 of the Securities Act of 1933.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC under the Securities Act. The registration statement on Form SB-2, with any amendments, is referred to in this prospectus as the registration statement. This prospectus does not contain all the information included in the registration statement and exhibits to the registration statement, and statements included in this prospectus concerning the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement. In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you should review the copy of that contract or other document filed as an exhibit to the registration statement for complete information, and those statements are qualified in all respects by this reference.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act. The reports and other information that we file with the SEC can be inspected and copied at the following public reference facility maintained by the SEC:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed electronically by us with the SEC are available at the SEC’s world wide web site at http://www.sec.gov. The SEC’s world wide web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

You may also inspect reports, proxy statements and other information about us at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

INDEX TO FINANCIAL STATEMENTS

A.	AmeriVest Properties and Subsidiaries

	1.	As of and for the years ended December 31, 2002, 2001 and 2000
		Independent Auditors’ Reports	F-2
		Report of Independent Public Accountants	F-3
		Consolidated Balance Sheets as of December 31, 2002 and 2001	F-4
		Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-5
		Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2002, 2001 and 2000	F-6
		Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-7
		Notes to Consolidated Financial Statements	F-9

	2.	As of and for the three months ended March 31, 2003 (unaudited)
		Consolidated Balance Sheets	F-28
		Consolidated Statements of Operations	F-29
		Consolidated Statement of Stockholders Equity	F-30
		Consolidated Statements of Cash Flows	F-31
		Notes to Consolidated Financial Statements	F-32

B.	Real Estate Properties Acquired

	1.	Financial Statement of Southwest Gas Building
		Independent Auditors’ Report	F-35
		Statement of Revenue and Certain Expenses for the year ended December 31, 2002	F-36
		Notes to Statement of Revenue and Certain Expenses	F-37

	2.	Unaudited Pro Forma Financial Information
		Pro Forma Financial Information (unaudited)	F-38
		Pro Forma Consolidated Balance Sheet as of December 31, 2002 (unaudited)	F-39
		Pro Forma Consolidated Statement of Operations for the year ended December 31, 2002 (unaudited)	F-40
		Notes to Pro Forma Consolidated Statement of Operations (unaudited)	F-41
		Statement of Estimated Taxable Operating Results and Cash to be Made Available by Operations for the year ended December 31, 2002 (unaudited)	F-43
		Note to Statement of Estimated Taxable Operating Results and Cash to be Made Available by Operations (unaudited)	F-44

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

AmeriVest Properties Inc.:

We have audited the 2002 consolidated financial statements of AmeriVest Properties Inc. as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The 2001 and 2000 consolidated financial statements of AmeriVest Properties Inc. as listed in the accompanying index were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated March 15, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmeriVest Properties Inc. as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

March 7, 2003

THIS REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS IS A COPY OF A PREVIOUSLY ISSUED REPORT OF ARTHUR ANDERSEN LLP. ARTHUR ANDERSEN LLP HAS NOT REISSUED THIS REPORT, NOR HAS ARTHUR ANDERSEN LLP CONSENTED TO ITS INCLUSION IN THIS REGISTRATION STATEMENT ON FORM SB-2 (AFTER REASONABLE EFFORTS TO OBTAIN SUCH CONSENT). WHILE THE EXTENT OF ANY RESULTING LIMITATIONS ON RECOVERY BY INVESTORS IS UNCLEAR, THE LACK OF A CURRENTLY DATED CONSENT TO THE INCLUSION OF SUCH REPORT IN THIS REGISTRATION STATEMENT ON FORM SB-2 COULD LIMIT THE TIME WITHIN WHICH ANY ACTIONS MUST BE BROUGHT BY INVESTORS AGAINST ARTHUR ANDERSEN LLP FOR LIABILITIES ARISING UNDER SECTION 11 OF THE SECURITIES ACT OF 1933.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AmeriVest Properties Inc.:

We have audited the accompanying consolidated balance sheets of AmeriVest Properties Inc. (a Maryland corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AmeriVest Properties Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

Denver, Colorado

March 15, 2002

AMERIVEST PROPERTIES INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2002 AND 2001

	2002	2001
ASSETS
Investment in real estate –
Land	$20,730,999	$14,137,891
Buildings and improvements	124,861,852	66,921,996
Furniture, fixtures and equipment	467,188	237,442
Tenant improvements	2,969,044	1,788,942
Tenant leasing commissions	2,339,876	813,418
Less accumulated depreciation and amortization	(6,383,631)	(3,058,662)

Net Investment in Real Estate	144,985,328	80,841,027

Cash and cash equivalents	2,318,566	1,119,355
Escrow deposits	2,335,519	673,213
Investment in unconsolidated affiliates	1,390,560	1,243,298
Due from related party	3,257,826	2,403,595
Due from unconsolidated affiliate	217,578	94,474
Accounts receivable	286,691	382,680
Deferred rents receivable	671,737	374,392
Deferred financing costs, net of accumulated amortization of $130,773 and $118,751, respectively	1,243,907	597,885
Prepaid expenses and other assets	475,875	272,569

Total Assets	$157,183,587	$88,002,488

LIABILITIES
Mortgage loans and notes payable	$106,094,232	$58,408,424
Accounts payable and accrued expenses	1,333,230	819,809
Due to related party	1,051,390	494,531
Accrued real estate taxes	1,714,594	1,564,341
Prepaid rents, deferred revenue and security deposits	1,656,507	883,116
Dividends payable	1,437,834	835,282

Total Liabilities	113,287,787	63,005,503

COMMITMENTS AND CONTINGENCIES (NOTE 10)

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value
Authorized – 5,000,000 shares
Issued and outstanding – none	—	—
Common stock, $.001 par value
Authorized – 15,000,000 shares
Issued and outstanding – 11,060,260 and 6,682,259 shares, respectively	11,060	6,682
Capital in excess of par value	55,247,483	31,132,650
Distributions in excess of accumulated earnings	(11,362,743)	(6,142,347)

Total Stockholders’ Equity	43,895,800	24,996,985

Total Liabilities and Stockholders’ Equity	$157,183,587	$88,002,488

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
REAL ESTATE OPERATING REVENUE
Rental revenue
Commercial properties	$16,385,965	$10,944,383	$6,360,902
Storage properties	—	—	861,535

Total Operating Revenue	16,385,965	10,944,383	7,222,437

REAL ESTATE OPERATING EXPENSES
Property operating expenses
Operating expenses	3,935,774	2,643,448	1,946,633
Real estate taxes	1,628,455	1,132,819	668,224
Management fees	173,011	523,687	344,636
General and administrative expenses	1,755,104	677,845	517,019
Advisory and capital project fees	1,367,380	—	—
Impairment of investment in real estate	275,000	—	—
Impairment of deferred rents receivable	—	326,113	—
Severance expense	—	—	255,442
Interest expense	4,144,231	3,181,697	2,167,869
Depreciation and amortization expense	3,362,508	2,244,435	1,205,795

Total Operating Expenses	16,641,463	10,730,044	7,105,618

OTHER INCOME/(LOSS)
Interest income	164,519	135,075	55,874
Equity in loss of unconsolidated affiliates	(66,295)	(17,366)	(52,808)

Total Other Income	98,224	117,709	3,066

(LOSS) INCOME BEFORE GAIN ON SALES OF REAL ESTATE	(157,274)	332,048	119,885

GAIN ON SALES OF REAL ESTATE	—	1,156,445	2,556,839

NET (LOSS) INCOME	$(157,274)	$1,488,493	$2,676,724

NET (LOSS) INCOME PER COMMON SHARE
Basic	$(0.02)	$0.32	$1.07

Diluted	$(0.02)	$0.31	$1.07

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	9,341,608	4,680,719	2,492,584

Diluted	9,501,117	4,801,307	2,495,919

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	Common Stock		Capital in Excess of Par Value	Distributions in Excess of Accumulated Earnings	Total
	Shares	Amount
Balance at December 31, 1999	2,228,850	$2,229	$8,179,723	$(1,923,176)	$6,258,776

Issuance of common stock –
Public offering, net of offering costs	600,000	600	2,930,541	—	2,931,141
Acquisition of interest in affiliate	131,784	132	658,786	—	658,918
Acquisition of life insurance policy	16,305	16	79,360	—	79,376
Issuance of incentive warrants	—	—	19,946	—	19,946
Amortization of incentive warrants	—	—	10,743	—	10,743
Dividends declared	—	—	—	(1,277,121)	(1,277,121)
Net income	—	—	—	2,676,724	2,676,724

Balance at December 31, 2000	2,976,939	2,977	11,879,099	(523,573)	11,358,503

Issuance of common stock –
Public offering, net of offering costs	2,262,047	2,262	10,960,467	—	10,962,729
Acquisition of property	1,057,346	1,057	6,015,242	—	6,016,299
Property improvements	100,211	100	557,075	—	557,175
Warrants exercised	230,092	230	1,150,230	—	1,150,460
Stock options exercised	17,000	17	73,616	—	73,633
Dividend Re-Investment Plan (“DRIP”)	38,624	39	216,098	—	216,137
Issuance of incentive warrants	—	—	262,405	—	262,405
Amortization of incentive warrants	—	—	18,418	—	18,418
Dividends declared	—	—	—	(2,599,710)	(2,599,710)
Deemed dividend resulting from property acquisition	—	—	—	(4,507,557)	(4,507,557)
Net income	—	—	—	1,488,493	1,488,493

Balance at December 31, 2001	6,682,259	6,682	31,132,650	(6,142,347)	24,996,985

Issuance of common stock –
Public offering, net of offering costs	4,140,000	4,140	22,744,898	—	22,749,038
Acquisition of land	52,893	53	319,947	—	320,000
Property improvements	21,114	21	117,373	—	117,394
Warrants exercised	54,150	54	270,696	—	270,750
Stock options exercised	60,000	60	270,756	—	270,816
Dividend Re-Investment Plan (“DRIP”)	47,196	47	269,830	—	269,877
Company 401(k) plan common stock match	2,648	3	15,730	—	15,733
Issuance of incentive warrants	—	—	61,095	—	61,095
Amortization of incentive warrants	—	—	44,508	—	44,508
Dividends declared	—	—	—	(5,063,122)	(5,063,122)
Net loss	—	—	—	(157,274)	(157,274)

Balance at December 31, 2002	11,060,260	$11,060	$55,247,483	$(11,362,743)	$43,895,800

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(157,274)	$1,488,493	$2,676,724
Adjustments to reconcile net (loss) income to net cash provided by operating activities –
Gain on sales of real estate	—	(1,156,445)	(2,556,839)
Depreciation and amortization expense	3,362,508	2,244,435	1,205,795
Impairment of investment in real estate	275,000	—	—
Amortization of deferred financing costs	189,755	105,049	64,624
Write-off of unamortized deferred financing costs	135,258	—	—
Amortization of warrants	44,508	39,078	10,743
Equity in loss of unconsolidated affiliates	66,295	17,366	52,808
Amortization of deferred revenue	(47,884)	—	—
Impairment of deferred rents receivable	—	326,113	—
Accrued interest added to mortgage payable	—	123,894	422,052
Common stock issued to the Company’s 401(k) plan	15,733	—	—
Changes in assets and liabilities –
Accounts receivable	95,989	(212,832)	9,558
Deferred rents receivable	(297,345)	(175,924)	(524,581)
Prepaid expenses and other assets	(33,306)	(25,761)	(137,771)
Accounts payable and accrued expenses	1,070,280	173,184	720,100
Other liabilities	707,528	317,115	574,571

Net cash provided by operating activities	5,427,045	3,263,765	2,517,784

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and improvements of real estate, net of cash acquired and debt assumed	(49,853,956)	(25,314,629)	(16,861,713)
Leasing commissions paid	(165,362)	(117,035)	(531,793)
Deposit on real estate acquisition	(170,000)	—	—
Net advances to unconsolidated affiliate	(123,104)	(94,474)	—
Net proceeds from the sale of real estate	—	854,530	1,818,161
Distribution from unconsolidated affiliate	—	—	60,000
Release of escrow deposit	—	—	509,556

Net cash used in investing activities	(50,312,422)	(24,671,608)	(15,005,789)

CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to mortgage loans and notes payable	60,589,117	12,515,584	12,565,301
Payments on mortgage loans and notes payable	(30,971,098)	(1,358,268)	(1,023,165)
Payment of deferred financing costs	(971,035)	(201,806)	(146,299)
Net proceeds from public equity offering	22,749,038	10,962,729	2,931,141
Net proceeds from exercising of options and warrants	541,566	1,224,093	—
(Increase) decrease in escrow deposits	(1,662,306)	258,295	(77,868)
Dividends paid	(4,190,694)	(1,920,405)	(1,172,465)

Net cash provided by financing activities	46,084,588	21,480,222	13,076,645

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,199,211	72,379	588,640
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,119,355	1,046,976	458,336

CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,318,566	$1,119,355	$1,046,976

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest during the year	$3,763,091	$2,932,659	$2,127,231

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued to the Dividend Re-Investment Plan (“DRIP”)	$269,877	$216,137	$—

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

During 2002 and 2001, the Company issued 21,114 and 100,211 shares, respectively, of common stock to an unrelated third party. These shares were issued to this entity as consideration for improvements made to a property in Arlington, Texas. These shares were recorded at $117,394 and $557,175, respectively, ($5.56 per share) and are included in investment in real estate on the accompanying consolidated balance sheet.

On September 5, 2002, the Company acquired the Parkway Centre II office building. The purchase price for Parkway Centre II was $22,000,000, which was paid through the assumption of the existing $17,000,000 loan on the property and the balance paid in cash from a portion of the proceeds from the 2002 public offering.

On September 6, 2002, the Company acquired 2.55 acres of undeveloped land, adjacent to Keystone Office Park in Indianapolis, Indiana, from Sheridan Realty Partners, L.P., an affiliate, for $320,000. The purchase price was paid through the issuance of 52,893 shares of the Company’s common stock ($6.05 per share).

On November 19, 2001, the Company acquired the Arrowhead Fountains office building. The purchase price for Arrowhead Fountains was $12,750,000, which was paid by the assumption of the mortgage loan from Nationwide Life Insurance Company with a principal balance of $9,300,000 and the balance from a portion of the proceeds from the 2001 public offering.

On June 1, 2001, the Company sold its Giltedge building for $3,650,000 and used the cash from closing of $3,111,624 was used to repay the outstanding principal balance on the mortgage loan secured by the property.

On April 1, 2001, the Company purchased from Sheridan Investments, LLC, an affiliate, 100% of the ownership interests of Sheridan Plaza at Inverness, LLC. The purchase price was $22,895,067 and consisted of:

•	$705,135 for the Company’s 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•	$6,474,329 paid with (1) 1,057,346 shares of common stock at a price of $5.69 per share (based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) the cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage loan in the amount of $14,954,425; and

•	assumption of other liabilities in the amount of $761,178.

Due to the related party nature of this transaction, accounting principles generally accepted in the United States require the Company to record this acquisition at its historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash deemed dividend.

On September 29, 2000, the Company purchased a 9.639% preferred membership interest in Sheridan Investments, LLC. The aggregate purchase price for this investment consisted of $658,918, which the Company paid by issuing 65,892 units, with each unit consisting of two shares of common stock and one redeemable common stock purchase warrant.

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2002 AND 2001

NOTE 1 — ORGANIZATION

AmeriVest Properties Inc. (the “Company”) is incorporated under the laws of the State of Maryland and operates as a self-administered and self-managed real estate investment trust (“REIT”). The Company primarily invests in and operates commercial office buildings in selective markets and leases the commercial office buildings to small and medium size tenants. As of December 31, 2002, the Company owns and operates, through its wholly-owned subsidiaries, the following properties:

Property	Location
Chateau Plaza	Dallas, TX
Centerra	Denver, CO
Parkway Centre II	Plano, TX
Kellogg Building	Littleton, CO
Arrowhead Fountains	Peoria, AZ
AmeriVest Plaza at Inverness	Englewood, CO
Sheridan Center	Denver, CO
Keystone Office Park	Indianapolis, IN
Panorama Falls (a)	Englewood, CO
Bank of America Buildings (b)	Texas
State of Texas Buildings (c)	Texas

(a)	20% of the property is owned by the Company and 80% of the property is owned by Freemark Abbey Panorama, LLC as a tenant in common with the Company.
(b)	These four buildings are leased approximately 63% to Bank of America. The buildings are located in Clifton, Georgetown, Henderson and Mineral Wells, Texas.
(c)	Eleven of these thirteen buildings are leased primarily to various agencies of the State of Texas. The buildings are located in Lubbock, El Paso (2), Clint, Temple, Bellville, Columbus, Hempstead, Mission, Arlington, Marshall, Amarillo and Paris, Texas.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the consolidated operations of the Company and its wholly-owned subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

Investment in Real Estate

Upon acquisition, the purchase price of a property is allocated to land, building, leasing commissions and other intangible assets and associated liabilities as required by Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.” The allocation to land is based on the Company’s estimate of its fair value based on all available information including appraisals. The allocation to leasing commissions, as required by SFAS No. 141, represents the value associated with the in-place leases, including leasing commission, legal and other related costs. Also required by SFAS No. 141 is the creation of an intangible asset or liability resulting from in-place leases being above or below the market rental rates

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

on the date of acquisition. This asset or liability is amortized over the life of the remaining in-place leases as an adjustment to revenue.

Investment in real estate is stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives as follows:

Description	Estimated Useful Lives
Land	Not depreciated
Buildings and improvements	20 to 40 years
Furniture, fixtures and equipment	5 to 7 years
Tenant improvements and leasing commissions	Term of related lease

Maintenance and repairs are expensed as incurred and improvements are capitalized. The cost of assets sold or retired and the related accumulated depreciation and/or amortization are removed from the accounts and the resulting gain or loss is reflected in operations in the period in which such sale or retirement occurs.

Long-Lived Assets

Long-lived assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company continually evaluates the recoverability of its long-lived assets based on estimated future cash flows from and the estimated liquidation value of such long-lived assets, and provides for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived asset.

Revenue Recognition

Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. The Company records rental revenue for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that the Company expects to collect over the remaining lease term as deferred rents receivable in the accompanying consolidated balance sheets. When the Company acquires a property, the term of existing leases is considered to commence as of the acquisition date for the purposes of this calculation.

Sales of Properties

The Company accounts for the sale of properties under the full accrual method. Gains or losses on sale are recognized only after closing takes place, title has transferred, an adequate down payment has been received by the Company and the collectibility of the receivable from the buyer, if applicable, is reasonably assured.

Income Taxes

Effective January 1, 1996, the Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code (the “Code”), as amended. As a REIT, the Company generally would not be subject to federal income taxation at the corporate level to the extent it distributes annually at least 100% of its REIT taxable income, as defined in the Code, to its stockholders and satisfies certain other requirements.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. As of December 31, 2002, the Company has satisfied the requirements as defined in the Code.

Certain of the Company’s subsidiaries are subject to certain state excise and franchise taxes. The provision for such state taxes has been reflected in general and administrative expense in the accompanying consolidated statements of operations and has not been separately stated due to its insignificance.

For federal income tax purposes, the cash dividends paid to stockholders may be characterized as ordinary income, return of capital (generally non-taxable) or capital gains. Dividends declared for the year ended December 31, 2002 totaled $5,063,122 and are characterized as 56% ordinary income and 44% return of capital. Dividends declared for the year ended December 31, 2001 totaled $2,599,710 and are characterized as 46% ordinary income, 24% capital gain and 30% return of capital. Dividends declared for the year ended December 31, 2000 totaled $1,277,121, of which $905,003 were characterized as 100% return of capital. The remaining dividends of $372,118, which were declared in the fourth quarter and paid January 17, 2001, were treated as a 2001 dividend for federal income tax purposes.

Stock Based Compensation

The Company applies Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, the Company does not recognize compensation cost for options granted to employees whose exercise price is equal to or exceeds the fair value of the underlying stock as of the grant date and which qualify for fixed plan treatment.

Options and warrants issued to non-employees in exchange for goods or services are accounted for based on the fair value of the equity instruments issued. The measurement date is considered to be the issuance date, or if there are performance vesting provisions, when earned.

The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company’s net income and net income per share for the years ended December 31, 2002, 2001 and 2000 would have been changed to the pro forma amounts indicated below:

	2002	2001	2000
Net (loss) income – as reported	$(157,274)	$1,488,493	$2,676,724
Total stock-based compensation expense based on fair value	(13,506)	(18,254)	(24,771)

Net (loss) income – pro forma	$(170,780)	$1,470,239	$2,651,953

Net (loss) income per basic share – as reported	$(0.02)	$0.32	$1.07

Net (loss) income per diluted share – as reported	$(0.02)	$0.31	$1.07

Net (loss) income per basic share – pro forma	$(0.02)	$0.31	$1.06

Net (loss) income per diluted share – pro forma	$(0.02)	$0.31	$1.06

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 8.5% to 11.3%, expected volatility of 25% to 30%, discount rate of 2.9% to 6.4%, and expected option lives of 5 years.

Fair Value

The Company’s financial instruments include accounts receivable, deferred rents receivable, accounts payable and accrued expenses, mortgage loans and notes payable. The fair values of these financial instruments were not materially different from their carrying or contract values.

Concentrations of Credit Risk

The Company leases office space to commercial businesses in Colorado, Texas, Arizona and Indiana. The Company also leases office space to State of Texas governmental agencies. The terms of the leases generally require basic rent payments at the beginning of each month. Credit risk associated with the lease agreements is limited to the amount of rents receivable from tenants less any related security deposits. Leases with the State of Texas governmental agencies may be canceled by the lessee should funding for the specific governmental agency on a complete agency basis be decreased or discontinued.

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents. The Company maintains cash accounts at three financial institutions. The Company periodically evaluates the credit worthiness of these financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts. On occasion, cash on deposit may exceed federally insured amounts.

Deferred Financing Costs

Deferred financing costs include fees and costs incurred to obtain long-term financing. These costs are amortized over the terms of the respective loans and are included as a component of interest expense in the accompanying consolidated statements of operations.

Cash Equivalents

For purposes of reporting cash flows, the Company considers as cash equivalents all highly liquid investments with a maturity of three months or less at the time of purchase.

Escrow Deposits

In accordance with the loan agreements for five of the Company’s loans, the lenders require the Company to maintain reserves for real estate taxes, property insurance, capital improvements and/or tenant improvements.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Principles

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. The Company is required to adopt SFAS No. 145 on January 1, 2003. SFAS No. 145 significantly limits the treatment of losses associated with early extinguishment of debt as an extraordinary item. Upon adoption, early extinguishments will not continue to qualify for extraordinary item treatment. The Company does not anticipate that the adoption of SFAS No. 145 will have a material impact on its financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” The Company is required to adopt SFAS No. 146 on January 1, 2003. SFAS No. 146 requires that certain expenses associated with restructuring charges be accrued as liabilities in the period in which the liability is incurred. The Company does not anticipate the adoption of SFAS No. 146 will have a material impact on its financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34.” This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective immediately. The Company does not anticipate the adoption of SFAS No. 45 will have a material impact on its financial position, results of operations or cash flows.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation —Transition and Disclosure, an amendment of FASB Statement No. 123.” The Company is required to adopt SFAS No. 148 for financial statements for fiscal years ending after December 15, 2002. The Company does not anticipate the adoption of SFAS No. 148 will have a material impact on its financial position, results of operations or cash flows.

In January 2003, the FASB issued Interpretation No. 46 “Consolidation of Variable Interest Entities.” The Company is required to adopt the Interpretation for financial statements for the fiscal year or interim period beginning after June 15, 2003. This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” and requires the consolidation of results of variable interest entities in which the Company has a majority variable interest.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

Reclassifications

Certain prior period balances have been reclassified to conform to current period presentation.

NOTE 3 — STOCK OFFERINGS

During May and June 2002, the Company offered 4,140,000 shares of common stock, including 540,000 shares to cover overallotments, at a price of $6.05 per share. The Company received $22,749,038, net of the underwriting commissions and offering expenses, from the sale of all 4,140,000 shares. The proceeds were used to acquire additional properties, for capital improvements and for general corporate purposes.

During July and August 2001, the Company offered 2,300,000 shares of common stock, including 300,000 shares to cover overallotments, at a price of $5.50 per share. The Company received $10,962,729, net of the underwriting commissions and offering expenses, from the sale of 2,262,047 shares. The proceeds were used to acquire additional properties, to repay debt, for capital improvements and for general corporate purposes.

During 2000, the Company offered 300,000 units, with each unit consisting of two shares of common stock and one common stock purchase warrant, at a price of $10.00 per unit. The warrants are exercisable at $5.00 per share and expire on July 10, 2005. The Company received $2,931,141, net of offering expenses, from the sale of 300,000 units. The proceeds were used to acquire additional properties, to repay debt, for capital improvements and for general corporate purposes.

NOTE 4 — ACQUISITIONS AND DISPOSITIONS

2002

Chateau Plaza Acquisition

On November 25, 2002, the Company acquired the Chateau Plaza office building. Chateau Plaza is located in Dallas, Texas and contains 171,335 rentable square feet on one acre of land. The purchase price for Chateau Plaza was $22,000,000, which was paid with $15,400,000 from a revolving credit facility with Fleet National Bank (the “Fleet Facility”) and the balance paid in cash from a portion of the proceeds of our May 2002 public offering.

Centerra Acquisition

On November 12, 2002, the Company acquired the Centerra office building. Centerra is located in Denver, Colorado and contains 186,351 rentable square feet on 1.15 acres of land. The purchase price for Centerra was $18,658,300, which was paid with $13,057,660 from the Fleet Facility and the balance paid in cash from a portion of the proceeds of our May 2002 public offering.

Keystone Land Acquisition

On September 6, 2002, the Company acquired 2.55 acres of undeveloped land, adjacent to Keystone Office Park in Indianapolis, Indiana, from Sheridan Realty Partners, L.P., an affiliate, for $320,000. The

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

purchase price was determined based on the fair market value of the land and was paid through the issuance of 52,893 shares of our common stock ($6.05 per share). In late 2002, the Company commenced construction of a 18,000 square foot building on this land.

Parkway Centre II Acquisition

On September 5, 2002, the Company acquired the Parkway Centre II office building. Parkway Centre II is located in Plano, Texas and contains 151,988 rentable square feet on 6.4 acres of land. The purchase price for Parkway Centre II was $22,000,000, which was paid with $17,000,000 from the assumption of the existing loan from J.P. Morgan Chase Commercial Mortgage Securities Corp. and the balance paid in cash from a portion of the proceeds of our May 2002 public offering.

2001

Kellogg Building Acquisition

On December 21, 2001, the Company acquired the Kellogg Building. The Kellogg Building is located in Littleton, Colorado and contains 111,695 rentable square feet on five acres of land. The purchase price for the Kellogg Building was $13,550,000, which was paid with $9,500,000 from the proceeds of a loan from US Bank National Association and the balance from a portion of the proceeds from the 2001 public offering.

Panorama Falls Sale

On December 6, 2001, the Company sold an 80% tenancy in common interest in the Panorama Falls building to a long-term investor affiliated with a large shareholder. Panorama Falls is a three-story office building with 60,004 rentable square feet on six acres of land located in Englewood, Colorado. The sales price for the interest in Panorama Falls was $4,880,000 payable as follows:

•	$2,180,000 to KeyBank National Association to pay down a portion of the mortgage loan;

•	assumption of 80% of the remaining mortgage loan in the amount of $2,395,732; and

•	the remainder of $304,268 in cash, less closing costs.

Arrowhead Fountains Acquisition

On November 19, 2001, the Company acquired the Arrowhead Fountains office building. Arrowhead Fountains is located in suburban Phoenix, Arizona and contains 96,092 rentable square feet on five acres of land. The purchase price for Arrowhead Fountains was $12,750,000, which was paid by the assumption of the mortgage loan from Nationwide Life Insurance Company with a principal balance of $9,300,000 and the balance from a portion of the proceeds from the 2001 public offering.

Odessa Sale

On October 23, 2001, the Company sold an office building in Odessa, Texas for $132,500. The sale resulted in a gain on sale of $12,747.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

Giltedge Sale

On June 1, 2001, the Company sold the Giltedge building in Appleton, Wisconsin for $3,650,000. The sale resulted in a gain on sale of $1,143,698. The cash proceeds from this transaction of $458,030 were used to complete a tax-deferred exchange under Section 1031 of the Internal Revenue Code.

AmeriVest Plaza at Inverness (f/k/a Sheridan Plaza at Inverness) Acquisition

On April 1, 2001, the Company purchased from Sheridan Investments, LLC, an affiliate, 100% of the ownership interests of Sheridan Plaza at Inverness, LLC. Sheridan Plaza at Inverness, LLC owns two office buildings located in Englewood, Colorado (which are known as AmeriVest Plaza at Inverness) consisting of 118,720 rentable square feet on 6.7 acres of land with 405 total parking spaces, including 80 underground parking spaces. The purchase price was $22,895,067 and consisted of:

•	$705,135 for our 9.639% preferred membership interest in Sheridan Investments, LLC, the owner of all of the membership interests in Sheridan Plaza at Inverness LLC, which was transferred back to Sheridan Investments, LLC;

•	$6,474,329 paid with (1) 1,057,346 shares of our common stock, at a price of $5.69 per share (based on an average market price of the shares over a period of several days before and after the date of the announcement of the acquisition) and (2) the cash proceeds of $458,030 from the sale of the Giltedge building;

•	assumption of the mortgage loan in the amount of $14,954,425; and

•	assumption of other liabilities in the amount of $761,178.

The acquisition was structured as a tax-deferred exchange of the Giltedge building under Section 1031 of the Internal Revenue Code. Due to the related party nature of this transaction, accounting principles generally accepted in the United States require us to record this acquisition at its historical net book value. The difference between the purchase price and the historical net book value was $4,507,557 and has been recorded as a non-cash dividend during 2001.

2000

Sheridan Investments, LLC Membership Interest Acquisition

On September 29, 2000, the Company purchased a 9.639% preferred membership interest in Sheridan Investments, LLC, the sole owner of Sheridan Plaza at Inverness, LLC. The purchase price for the interest was $658,918, which was paid by issuing 131,784 shares of common stock and 65,892 common stock purchase warrants at $5 per share. This interest was transferred back to Sheridan Investments, LLC in April 2001 as partial consideration for the remaining interest in Sheridan Plaza at Inverness, LLC.

Sheridan Center Acquisition

On August 31, 2000, the Company acquired Sheridan Center, a three-building office complex in southeast Denver, Colorado for $9,600,000. The buildings contain 141,008 square feet on 3.74 acres of

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

land. Funds for closing included approximately $1,818,000 held in escrow and on deposit as part of the tax-deferred exchange under Section 1031 of the Internal Revenue Code from the sale of the self-storage facilities, together with mortgage financing and a portion of the proceeds from the 2000 public offering.

Self-Storage Sale

On August 25, 2000, the Company sold four self-storage facilities in the metropolitan Denver, Colorado area for $8,400,000. This sale resulted in a gain on sale of approximately $2,557,000. The net proceeds of approximately $1,818,000 were used to complete a tax-deferred exchange under Section 1031 of the Internal Revenue Code for office building assets.

Panorama Falls Acquisition

On May 25, 2000, the Company acquired Panorama Falls for $5,900,000. Funds for closing included approximately $514,000 being held in escrow and on deposit as part of the tax-deferred exchange under Section 1031 of the Internal Revenue Code from the sale of the Broadway Property completed in December 1999, together with mortgage financing and short-term financing, which was partially repaid in August 2000 with proceeds from our 2000 public offering.

NOTE 5 — INVESTMENT IN UNCONSOLIDATED AFFILIATES

In December 2001, the Company completed the sale of an 80% tenancy in common interest in the Panorama Falls building to a related party, retaining the remaining 20% interest. This interest is being accounted for under the equity method of accounting and is included as an investment in unconsolidated affiliate in the accompanying consolidated balance sheet. Due to the Company’s continued guarantee of the mortgage loan on Panorama Falls, the Company has retained 100% of the outstanding principal loan balance on its balance sheet. The balance at December 31, 2002 and 2001 was $4,072,283 and $3,004,494, respectively. As an offset, the Company has recorded a receivable for 80% of this amount, as due from related party with the remaining 20%, included in the investment in unconsolidated affiliate balance.

NOTE 6 — IMPAIRMENT OF INVESTMENT IN REAL ESTATE

In November 2001, the tenant vacated the Company’s 12,979 square foot building located in Clint, Texas upon its lease expiration. In 2002, the Company recognized an impairment in the value of the building of $275,000 due to difficulties in finding a replacement tenant. The impairment charge decreases the net book value of the property to the Company’s best estimate of its current market value based on current market conditions. The net book value of the property was $442,049 at December 31, 2002.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

NOTE 7 — TENANT LEASES

The following table summarizes future minimum base rent to be received under non-cancelable tenant leases for the Company’s commercial properties expiring each year, at December 31, 2002:

2003	$20,394,747
2004	17,572,268
2005	12,805,650
2006	5,901,914
2007	3,859,123
Thereafter	8,043,699

Total	$68,577,401

Some leases also provide for additional rent based on increases in operating expenses. These increases are generally payable annually in the succeeding year.

For the years ended December 31, 2002 and 2001, there were no tenants who accounted for greater than 10% of revenues. For the year ended December 31, 2000, one tenant, a financial institution, accounted for approximately 11% of the revenues.

NOTE 8 — MORTGAGE LOANS AND NOTES PAYABLE

In September 2002, in connection with the Company’s acquisition of Parkway Centre II, the Company assumed a loan with a principal balance $17,000,000 from J.P. Morgan Chase Commercial Mortgage Securities Corporation (see terms of loan below).

In November 2002, the Company obtained the $30,000,000 Fleet Facility (see terms of loan below). The proceeds were used to acquire Centerra and Chateau Plaza. Subsequent to December 31, 2002, the available credit under this facility was increased to $42,000,000 and was utilized to purchase the Southwest Gas Building in February 2003.

In December 2002, the Company borrowed $29,700,000 from Teachers Insurance and Annuity Association of America (see terms of loan below). The proceeds were used to repay (i) two loans from US Bank National Association secured by Sheridan Center and the Kellogg Building, respectively and (ii) a loan from Nationwide Life Insurance Company secured by Arrowhead Fountains. This loan allowed the Company to fix the interest rate on a large portion of our variable rate debt.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

The following is a summary of the Company’s outstanding mortgage loans and notes payable, classified by interest type (fixed or variable) and in order of maturity, as of December 31, 2002 and 2001:

	Outstanding Balance at December 31,
Description of Indebtedness	2002	2001
Mortgage Loans Payable – Fixed Interest Rate
Mortgage loan payable to Teachers Insurance and Annuity Association of America (TIAA Loan #1). Fixed interest at 7.90%, due in monthly principal and interest installments of $108,835, with the outstanding principal balance and accrued interest due on January 10, 2006. The note may not be prepaid, but may be defeased after January 2003 by providing non-callable U.S. government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on AmeriVest Plaza at Inverness	$14,721,273	$14,858,423
Mortgage loan payable to Teachers Insurance and Annuity Association of America (TIAA Loan #2). Fixed interest at 7.40%, due in monthly principal and interest installments of $217,552, with the outstanding principal balance and accrued interest due on January 1, 2013. This loan may be prepaid after December 31, 2007 subject to a prepayment penalty as defined in the loan agreement. This note is secured by mortgages on Sheridan Center, Arrowhead Fountains and the Kellogg Building	29,700,000	—
Mortgage loan payable to Jefferson Pilot. Fixed interest at 9%, due in monthly principal and interest installments of $17,095 through May 1, 2013. This note may be prepaid after March 31, 2003 but only if prepaid in full. A prepayment penalty is required, which declines by 1% per year from 6% in the first year prepayment is allowed down to 1%. This note is secured by a mortgage on four office buildings primarily leased to Bank of America	1,377,372	1,454,737

Mortgage loan payable to Security Life of Denver Insurance Company. Fixed interest at 8%, due in monthly principal and interest installments of $37,626 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park

	4,435,814	4,528,498

Mortgage loan payable to Security Life of Denver Insurance Company. Fixed interest at 8.63%, due in monthly principal and interest installments of $4,403 through May 1, 2022. The lender can call the outstanding balance due on June 1, 2007, June 1, 2012 or June 1, 2017. This note may be prepaid in full with a prepayment penalty equal to the greater of 1% of the outstanding loan amount or the excess of the present value of the remaining principal and interest payments discounted at the interest rate of the

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

	Outstanding Balance at December 31,
Description of Indebtedness	2002	2001
closest U.S. Treasury obligation for the remaining term. This note is secured by a mortgage on the Keystone Office Park	496,064	505,642
Mortgage loan payable to Transatlantic Capital Company, LLC. Fixed interest at 7.66%, due in monthly principal and interest installments of $42,612 through July 1, 2028, with the principal balance and accrued interest due on August 1, 2028. This note may be prepaid on or after July 1, 2008 without penalty and may currently be defeased by providing non-callable U.S. government obligations in an amount sufficient to meet all interest and principal payments due under the note. This note is secured by a mortgage on the State of Texas Buildings	5,735,061	5,798,637

Mortgage Loans Payable – Variable Interest Rate
Mortgage loan payable to KeyBank National Association. Interest at LIBOR plus 250 basis points (3.91% and 4.31% at December 31, 2002 and 2001 respectively), due in monthly interest only installments, with the principal balance and accrued interest due on June 1, 2003. This note may be prepaid at any time without penalty. This note is secured by a mortgage on Panorama Falls	4,072,283	3,004,494
Mortgage loan payable to J.P. Morgan Chase. Interest at LIBOR plus 195 basis points (3.39% at December 31, 2002), due in monthly interest only installments, with the principal balance and accrued interest due on August 10, 2004. This note may be prepaid at any time without penalty. This note is secured by a mortgage on Parkway Centre II	17,000,000	—
Mortgage loan payable to Fleet National Bank. This represents draws on a revolving credit facility with a maximum available amount of $30,000,000 at December 31, 2002. Interest at LIBOR plus 275 basis points (4.17% at December 31, 2002), due in monthly interest only installments, with the principal balance and accrued interest due on November 12, 2005. This note may be prepaid at the end of any interest period without penalty. These notes are secured by mortgages on Centerra and Chateau Plaza	28,457,660	—
Mortgage loan payable to US Bank National Association. Interest at LIBOR (subject to our election) plus 225 basis points (4.89% at December 31, 2001). This note was repaid with the proceeds of the TIAA Loan #2	—	9,469,799
Mortgage loan payable to Nationwide Life Insurance Company. Interest at 1-month LIBOR plus 190 basis points (3.76% at December 31, 2001). This note was repaid with the proceeds of the TIAA Loan #2	—	9,300,000
Mortgage loan payable to US Bank National Association. Interest at the bank’s internal money market rate (subject to our election) plus 250 basis points (4.77% at December 31, 2001). This note was repaid with the proceeds of the TIAA Loan #2	—	9,488,194

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

	Outstanding Balance at December 31,
Description of Indebtedness	2002	2001

Other Notes Payable
Note payable to Lease Capital Corporation. Fixed interest at 11.11%, due in monthly installments of $2,207 through October 31, 2007, at which time the principal balance will have been fully amortized. The note is secured by a security interest in a telephone system located in the Kellogg Executive Suites	98,705	—

Total	$106,094,232	$58,408,424

The following table details the scheduled maturities of mortgage loans and notes payable outstanding at December 31, 2002:

2003	$4,934,054
2004	17,931,655
2005	29,464,912
2006	15,139,761
2007	969,752
Thereafter	37,654,098

Total	$106,094,232

Certain of its mortgage lenders require the Company to comply with certain debt covenants as described in the specific loan documents, including the loan-to-value ratio, the interest coverage ratio and the fixed charge coverage ratio. The Company believes it is in compliance with all of its debt covenants at December 31, 2002.

Certain of its mortgage lenders require the Company to restrict funds to be used for the payment of insurance, real estate taxes and certain other expenditures. At December 31, 2002 and 2001, these amounts totaled $2,335,519 and $673,213, respectively, and are classified as escrow deposits on the accompanying consolidated balance sheets.

NOTE 9 — STOCK OPTION PLANS AND WARRANTS

Stock Option Plans

Pursuant to the Company’s 1995 and 1998 Stock Option Plans (collectively, the “Option Plans”), the Company may grant options to purchase an aggregate of 330,000 shares of the Company’s common stock to key employees, directors, and other persons who have or are contributing to the success of the Company. The options granted pursuant to the Option Plans may be incentive options qualifying for beneficial tax treatment for the recipient, non-qualified options or non-qualified, non-discretionary options. Directors who are not employees of the Company (“Outside Directors”) automatically receive options to purchase 12,000 shares pursuant to the Option Plans at the time of their election. None of these options are exercisable at the

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

time of grant. One-third of these options become exercisable on December 30th of each of the first three years immediately following the date of grant. The exercise price for options granted to Outside Directors is the fair market value of the common stock on the date of grant, and all options granted to Outside Directors expire five years from the date of grant. On the date that all of an Outside Director’s options become exercisable, options to purchase an additional 12,000 shares, none of which are exercisable at that time, shall be granted to that Outside Director.

The status of outstanding options granted pursuant to the Company’s Option Plans was as follows:

	Number of Options Outstanding	Number of Options Exercisable	Weighted- Average Exercise Price	Weighted- Average Fair Value	Range of Exercise Prices
December 31, 1999	172,000	122,000	$4.66		$3.97-5.00
Granted at fair value	24,000		$4.44	$0.47	$4.13-4.75
Granted above fair value	10,000		$5.00	$0.44	$5.00
Forfeited	(3,000)		$4.19		$4.00-4.38

December 31, 2000	203,000	173,750	$4.65		$3.97-5.00
Granted at fair value	48,000		$4.99	$0.52	$4.75-5.70
Exercised	(17,000)		$4.33		$3.97-4.44
Forfeited	(20,000)		$4.70		$3.97-5.00

December 31, 2001	214,000	164,000	$4.74		$3.97-5.70
Granted at fair value	24,000		$6.22	$0.58	$6.22
Exercised	(60,000)		$4.51		$4.38-4.81
Forfeited	(20,000)		$4.90		$4.75-5.00

December 31, 2002	158,000	112,000	$5.04		$3.97-6.22

The weighted average remaining contractual life of options outstanding at December 31, 2002 was approximately 3 years.

At December 31, 2002, 2001 and 2000, options to purchase 95,000, 99,000 and 127,000 shares, respectively, were available to be granted pursuant to the Company’s Option Plans.

Warrants

At December 31, 2002 the status of exercisable warrants is as follows:

Issue Date	Exercisable	Exercise Price	Expiration Date
July 2000	81,650	$5.00	July 2005
June 2001	50,000	$7.00	July 2005

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

NOTE 10 — COMMITMENTS AND CONTINGENCIES

From time to time, the Company and/or its subsidiaries may become involved in litigation relating to claims arising out of its operations in the normal course of business. The following is a discussion of outstanding legal claims against the Company and by the Company:

On June 14, 2001, a lawsuit was filed in the District Court, Hidalgo County, Texas against Innerarity Austin, Inc., a Nevada corporation, and the Company’s wholly-owned subsidiary, AmeriVest Properties Texas, Inc., by Laura Smith alleging that the defendants were negligent and breached various duties in allowing the Company’s Mission, Texas building to be contaminated with airborne contaminants while leasing the premises to the plaintiff’s employer, the Texas Department of Human Services. Innerarity Austin, Inc. was the previous owner of the property. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain. The plaintiff seeks monetary and other relief, including exemplary damages, in excess of $50,000, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

On February 11, 2002, a lawsuit was filed in the District Court, Hidalgo County, Texas against the Company’s wholly-owned subsidiary, AmeriVest Properties Texas, Inc., and Woodhaven Management Corporation, the Company’s external property manager, by Irma and Yreneo Carranza alleging that the defendants were negligent in maintaining the Company’s Mission, Texas building while leasing the premises to the plaintiff’s employer, the Texas Department of Human Services. The plaintiff alleges that due to the acts and omissions of the defendants, she has suffered serious and some permanent injuries and severe physical and mental pain, including loss of consortium. The plaintiff seeks monetary and other relief, including exemplary damages, and pre-judgment and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

On August 23, 2002, a lawsuit was filed in the District Court, County of Arapahoe, Colorado, against the Company’s wholly-owned subsidiary, AmeriVest Broadway Properties, Inc., Sheridan Realty Advisors, LLC (“SRA”), Porter Construction Services, Inc. and others by Jane Doe alleging that the defendants were negligent in maintaining security at our Panorama Falls building. The plaintiff alleges that due to the acts and omissions of the defendants, she was sexually assaulted and continues to suffer from physical injuries and mental anguish. The plaintiff seeks monetary relief, including exemplary damages, and pre- and post-judgment interest as provided by law, costs of the lawsuit and such other relief to which the plaintiff may be justly entitled.

The Company has asserted a general denial of the material allegations in all lawsuits and the Company’s insurance companies are defending the Company in these lawsuits and are responsible for all costs. The Company believes that these lawsuits will not be adversely determined and will not have any effect on the Company’s business and financial condition.

NOTE 11 — RELATED PARTY TRANSACTIONS

Effective January 1, 2000 through December 31, 2001, all of the Company’s properties were managed under a Property Management and Advisory Agreement (as amended and restated on March 12, 2001 and

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

December 31, 2001, the “Agreement”) with SRA, which also managed the day-to-day operations of the Company and assisted and advised the Board of Directors on real estate acquisitions and investment opportunities. SRA is owned by two of our executives, William T. Atkins and Alexander S. Hewitt. Effective January 1, 2002, the Company acquired the administrative and property management and accounting services business of SRA for approximately $50,000, which resulted in the Company employing most of SRA’s employees and the elimination of the related fees. Furthermore, effective November 1, 2002, the Company terminated the Agreement in accordance with the Termination of Advisory Agreement entered into on December 27, 2002.

In accordance with the Agreement, SRA received an administrative fee, a property management and accounting fee, an advisory fee and a capital project fee for these services. The property management fee was calculated as 5% of gross collected rents, the advisory fee was calculated as 5% of capital deployed for real property acquisitions and the capital project fee was calculated as 3% of the total cost of capital projects in excess of $100,000. The following is a detail of the fees for the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Administrative fee	$—	$199,080	$189,600
Property management and accounting fee	—	408,319	244,022
Advisory fee	1,267,380	898,005	141,180
Capital project fee	100,000	188,259	—

Total	$1,367,380	$1,693,663	$574,802

Due to the amendment of the Agreement effective January 1, 2002 whereby certain SRA employees became employees of the Company, the advisory and capital project fees were expensed in 2002. Prior to January 1, 2002, these fees were capitalized. Additionally, due to the termination of the Advisory Agreement effective November 1, 2002 whereby all remaining SRA employees became employees of the Company, these fees have been eliminated.

At December 31, 2002 and 2001, the Company had a payable due to SRA of $1,051,390 and $494,531, respectively, which consisted of unpaid fees and unreimbursed payroll costs.

In addition, SRA received incentive compensation in the form of five-year warrants to purchase up to 750,000 shares of common stock at $5.00 per share. Issuance of the warrants was approved by the shareholders at the annual meeting on June 6, 2000. According to the Agreement, 225,000 of these warrants were granted and vested on the approval date. The remaining 525,000 warrants vested in an amount equal to 2.1% of capital deployed for real property acquisitions. At December 31, 2002, all of the remaining 525,000 warrants were vested.

NOTE 12 — COMPREHENSIVE INCOME

There are no adjustments necessary to net income as presented in the accompanying consolidated statements of operations to derive comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income”.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

NOTE 13 — EARNINGS PER SHARE

The following represents a reconciliation of basic weighted-average common shares outstanding to diluted weighted-average common shares outstanding and the related effect on earnings per share:

	2002	2001	2000
Weighted-average common shares outstanding – basic	9,341,608	4,680,719	2,492,584
Assumed conversion of stock options and warrants using the treasury stock method	159,509	120,588	3,335

Weighted-average common shares outstanding – diluted	9,501,117	4,801,307	2,495,919

Net (loss) income per common share – basic	$(0.02)	$0.32	$1.07

Net (loss) income per common share – diluted	$(0.02)	$0.31	$1.07

NOTE 14 — SEGMENT REPORTING

SFAS No. 131 requires a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

The Company has reportable segments organized by the region in which they operate as follows: Colorado, Texas, Arizona, Indiana and non-core. The Company’s non-core assets include the Bank of America Buildings, State of Texas Buildings and the Giltedge building.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon income from real estate from the combined properties in each segment.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

	Colorado	Texas	Arizona	Indiana	Non-core	Corporate	Consolidated
2002
Real estate operating revenue	$8,160,710	$1,532,476	$2,126,544	$1,698,597	$2,867,163	$475	$16,385,965
Real estate operating expenses	2,718,846	478,899	588,868	581,948	1,324,172	44,507	5,737,240

Net operating income (loss)	5,441,864	1,053,577	1,537,676	1,116,649	1,542,991	(44,032)	10,648,725
Percent of consolidated net operating income (loss)	51.1%	9.9%	14.4%	10.5%	14.5%	(0.4%)	100.0%
Adjustments to arrive at net income –
General and administrative expenses	33,896	17,407	12,032	36,740	4,912	1,650,117	1,755,104
Advisory and capital project fees	366,470	585,910	250,000	165,000	—	—	1,367,380
Impairment of investment in real estate	—	—	—	—	275,000	—	275,000
Interest expense	2,413,962	282,047	442,361	402,081	578,243	25,537	4,144,231
Depreciation and amortization expense	1,845,939	268,269	369,454	358,889	496,423	23,534	3,362,508
Interest income	7,674	—	—	—	1,507	155,338	164,519
Equity in loss of unconsolidated affiliates	(66,295)	—	—	—	—	—	(66,295)

Total adjustments	(4,718,888)	(1,153,633)	(1,073,847)	(962,710)	(1,353,071)	(1,543,850)	(10,805,999)
Net income (loss)	$722,976	$(100,056)	$463,829	$153,939	$189,920	$(1,587,882)	$(157,274)

Net investment in real estate	$67,035,015	$43,969,357	$13,303,237	$8,963,184	$11,636,124	$78,411	$144,985,328

Additions to real estate investments	$21,441,678	$44,237,624	$395,965	$690,205	$326,008	$64,029	$67,155,509

Total assets	$73,124,993	$44,549,995	$13,419,895	$9,068,596	$12,588,896	$4,431,212	$157,183,587

2001
Real estate operating revenue	$5,854,005	$—	$231,473	$1,586,522	$3,272,368	$15	$10,944,383
Real estate operating expenses	1,965,636	—	61,664	675,323	1,578,913	18,418	4,299,954

Net operating income (loss)	3,888,369	—	169,809	911,199	1,693,455	(18,403)	6,644,429
Percent of consolidated net operating income (loss)	58.5%	0.0%	2.6%	13.7%	25.5%	(0.3%)	100.0%
Adjustments to arrive at net income –
General and administrative expenses	37,148	—	2,364	61,366	6,754	570,213	677,845
Impairment of deferred rents receivable	326,113	—	—	—	—	—	326,113
Interest expense	2,011,803	—	54,288	409,602	693,691	12,313	3,181,697
Depreciation and amortization expense	1,376,139	—	32,765	287,272	533,106	15,153	2,244,435
Interest income	7,494	—	218	—	18,104	109,259	135,075
Equity in loss of unconsolidated affiliates	(17,366)	—	—	—	—	—	(17,366)
Gain on sales of real estate	—	—	—	—	1,156,445	—	1,156,445

Total adjustments	(3,761,075)	—	(89,199)	(758,240)	(59,002)	(488,420)	(5,155,936)
Net income (loss)	$127,294	$—	$80,610	$152,959	$1,634,453	$(506,823)	$1,488,493

Net investment in real estate	$47,439,477	$—	$13,012,727	$8,269,368	$12,081,540	$37,915	$80,841,027

Additions to real estate investments	$38,235,663	$—	$13,045,491	$329,581	$996,747	$13.461	$52,620,943

Total assets	$52,213,139	$—	$13,186,546	$8,369,028	$12,811,293	$1,422,482	$88,002,488

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DECEMBER 31, 2002 AND 2001

	Colorado	Texas	Arizona	Indiana	Non-core	Corporate	Consolidated
2000
Real estate operating revenue	$2,079,866	$—	$—	$1,519,941	$3,622,630	$—	$7,222,437
Real estate operating expenses	629,923	—	—	608,767	1,710,060	10,743	2,959,493

Net operating income (loss)	1,449,943	—	—	911,174	1,912,570	(10,743)	4,262,944
Percent of consolidated net operating income (loss)	34.0%	0.0%	0.0%	21.4%	44.9%	(0.3%)	100.0%
Adjustments to arrive at net income –
General and administrative expenses	62,849	—	—	19,225	10,444	424,501	517,019
Severance expense	—	—	—	—	—	255,442	255,442
Interest expense	880,962	—	—	417,929	863,028	5,950	2,167,869
Depreciation and amortization expense	439,834	—	—	208,384	545,975	11,602	1,205,795
Interest income	13,739	—	—	—	14,389	27,746	55,874
Equity in loss of unconsolidated affiliates	(52,808)	—	—	—	—	—	(52,808)
Gain on sales of real estate	2,556,839	—	—	—	—	—	2,556,839

Total adjustments	1,134,125	—	—	(645,538)	(1,405,058)	(669,749)	(1,586,220)
Net income (loss)	$2,584,068	$—	$—	$265,636	$507,512	$(680,492)	$2,676,724

Net investment in real estate	$16,601,509	$—	$—	$8,227,058	$14,054,203	$39,610	$38,922,380

Additions to real estate investments	$6,954,495	$—	$—	$465,497	$102,272	$5,695	$7,527,959

Total assets	$17,763,388	$—	$—	$8,321,881	$14,922,336	$1,356,192	$42,363,797

NOTE 15 — SUBSEQUENT EVENTS

On February 6, 2003, the Company increased the Fleet Facility from $30,000,000 to $42,000,000. Draws on this facility continue to bear interest at LIBOR plus 275 basis points and are due on November 12, 2005.

On February 6, 2003, the Company acquired the Southwest Gas Building. The Southwest Gas Building is located in Phoenix, Arizona and contains 147,660 rentable square feet on 7.38 acres of land. The purchase price for the Southwest Gas Building was $17,000,000, which was paid with $11,900,000 from the Fleet Facility and $5,100,000 from a short-term loan also from Fleet National Bank. The short-term loan bears interest at LIBOR plus 500 basis points and is due on August 6, 2003.

AMERIVEST PROPERTIES INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Investment in real estate –
Land	$23,080,999	$20,730,999
Buildings and improvements	140,034,051	124,861,852
Furniture, fixtures and equipment	511,349	467,188
Tenant improvements	3,323,229	2,969,044
Tenant leasing commissions	2,878,005	2,339,876
Less: accumulated depreciation and amortization	(7,732,884)	(6,383,631)

Net investment in real estate	162,094,749	144,985,328

Cash and cash equivalents	2,759,464	2,318,566
Escrow deposits	2,888,241	2,335,519
Investment in unconsolidated affiliate	1,387,879	1,390,560
Due from related party	3,289,507	3,257,826
Due from unconsolidated affiliate	215,267	217,578
Accounts receivable	464,513	286,691
Deferred rents receivable	845,898	671,737
Deferred financing costs, net of accumulated amortization of $242,892 and $130,773, respectively	1,469,878	1,243,907
Prepaid expenses and other assets	348,130	475,875

Total assets	$175,763,526	$157,183,587

LIABILITIES
Mortgage loans and notes payable	$122,959,470	$106,094,232
Accounts payable and accrued expenses	2,394,191	2,384,620
Accrued real estate taxes	1,970,398	1,714,594
Prepaid rents, deferred revenue and security deposits	1,701,736	1,656,507
Dividends payable	1,500,553	1,437,834

Total liabilities	130,526,348	113,287,787

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value
Authorized – 5,000,000 shares
Issued and outstanding – none	—	—
Common stock, $.001 par value
Authorized – 15,000,000 shares
Issued and outstanding – 11,542,713 and 11,060,260 shares, respectively	11,543	11,060
Capital in excess of par value	57,683,967	55,247,483
Distributions in excess of accumulated earnings	(12,458,332)	(11,362,743)

Total stockholders’ equity	45,237,178	43,895,800

Total liabilities and stockholders’ equity	$175,763,526	$157,183,587

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three-Month Periods Ended March 31,
	2003	2002
REAL ESTATE OPERATING REVENUE
Rental revenue	$6,814,528	$3,626,052

REAL ESTATE OPERATING EXPENSES
Property operating expenses:
Operating expenses	1,635,478	886,095
Real estate taxes	771,761	367,023
Management fees	43,477	28,062
General and administrative expenses	837,080	352,308
Interest expense	1,756,270	898,356
Depreciation and amortization expense	1,360,713	684,930

Total operating expenses	6,404,779	3,216,774

OTHER INCOME/(LOSS)
Interest income	5,817	2,081
Equity in loss of unconsolidated affiliate	(10,602)	(20,397)

Total other income/(loss)	(4,785)	(18,316)

NET INCOME	$404,964	$390,962

EARNINGS PER SHARE
Basic	$0.04	$0.06

Diluted	$0.04	$0.06

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	11,100,292	6,696,961

Diluted	11,203,104	6,863,423

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(unaudited)

	Common Stock		Capital in Excess of Par Value	Distributions in Excess of Accumulated Earnings	Total
	Shares	Amount
Balance at December 31, 2002	11,060,260	$11,060	$55,247,483	$(11,362,743)	$43,895,800
Issuance of common stock:
Warrants exercised	452,000	452	2,259,548	—	2,260,000
Stock options exercised	8,000	8	45,592	—	45,600
Dividend Re-Investment Plan (“DRIP”)	20,927	21	122,159	—	122,180
Company 401(k) plan common stock match	1,526	2	9,185	—	9,187
Dividends declared	—	—	—	(1,500,553)	(1,500,553)
Net income	—	—	—	404,964	404,964

Balance at March 31, 2003	11,542,713	$11,543	$57,683,967	$(12,458,332)	$45,237,178

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Three-Month Periods Ended March 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$404,964	$390,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,360,713	684,930
Amortization of deferred financing costs	112,119	40,630
Amortization of warrants	—	4,604
Equity in loss of unconsolidated affiliate	10,602	20,397
Common stock issued to the Company’s 401(k) plan	9,187	—
Changes in assets and liabilities:
Accounts receivable	(177,822)	(203,391)
Deferred rents receivable	(174,161)	(73,471)
Prepaid expenses and other assets	127,745	(205,824)
Accounts payable and accrued expenses	9,571	710,211
Other accrued liabilities	301,033	(48,104)

Net cash flows provided by operating activities	1,983,951	1,320,944

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and improvements of real estate	(18,320,401)	(1,009,058)
Leasing commissions paid	(149,734)	(49,571)
Net advances to unconsolidated affiliate	2,311	—

Net cash flows used in investing activities	(18,467,824)	(1,058,629)

CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to mortgage loans and notes payable	17,000,000	300,000
Payments on mortgage loans and notes payable	(174,363)	(123,509)
Payment of deferred financing costs	(338,090)	(13,906)
Net proceeds from exercising of options and warrants	2,305,600	—
Increase in escrow deposits	(552,722)	(178,994)
Dividends paid	(1,315,654)	(736,480)

Net cash flows provided by (used in) financing activities	16,924,771	(752,889)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	440,898	(490,574)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,318,566	1,119,355

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,759,464	$628,781

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest during the period	$1,394,058	$831,593

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Stock issued to the Dividend Re-Investment Plan (“DRIP”)	$122,180	$98,802

See accompanying notes to consolidated financial statements.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2003 (unaudited)

NOTE 1 — ORGANIZATION

AmeriVest Properties Inc. (the “Company”) is incorporated under the laws of the State of Maryland and operates as a self-administered and self-managed real estate investment trust (“REIT”). The Company primarily invests in and operates commercial office buildings in selective markets and leases the commercial office buildings to small and medium size tenants. As of March 31, 2003, the Company owns and operates, through its wholly-owned subsidiaries, the following properties:

Property	Location
Southwest Gas	Phoenix, AZ
Chateau Plaza	Dallas, TX
Centerra	Denver, CO
Parkway Centre II	Plano, TX
Kellogg Building	Littleton, CO
Arrowhead Fountains	Peoria, AZ
AmeriVest Plaza at Inverness	Englewood, CO
Sheridan Center	Denver, CO
Keystone Office Park	Indianapolis, IN
Panorama Falls (a)	Englewood, CO
Bank of America Buildings (b)	Texas
State of Texas Buildings (c)	Texas

(a)	20% of the property is owned by the Company and 80% of the property is owned by Freemark Abbey Panorama, LLC as a tenant in common with the Company.
(b)	These four buildings are leased approximately 63% to Bank of America. The buildings are located in Clifton, Georgetown, Henderson and Mineral Wells, Texas.
(c)	Eleven of these thirteen buildings are leased primarily to various agencies of the State of Texas. The buildings are located in Lubbock, El Paso (2), Clint, Temple, Bellville, Columbus, Hempstead, Mission, Arlington, Marshall, Amarillo and Paris, Texas.

NOTE 2 — INTERIM FINANCIAL STATEMENTS

The unaudited consolidated financial statements included herein were prepared from the records of the Company in accordance with accounting principles generally accepted in the United States and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company’s Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2002. The consolidated results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. These financial statements and notes should be read together with the financial statements and notes included in the Company’s Form 10-KSB for the year ended December 31, 2002.

Certain prior period balances have been reclassified to conform to current period presentation.

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MARCH 31, 2003 (unaudited)

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS

In April 2002, the FASB issued SFAS No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. The Company adopted SFAS No. 145 on January 1, 2003. SFAS No. 145 significantly limits the treatment of losses associated with early extinguishment of debt as an extraordinary item. In accordance with SFAS No. 145, early extinguishments no longer qualify for extraordinary item treatment. The Company’s adoption of SFAS No. 145 did not have a material impact on its financial position, results of operations or cash flows.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” The Company adopted SFAS No. 146 on January 1, 2003. SFAS No. 146 requires that certain expenses associated with restructuring charges be accrued as liabilities in the period in which the liability is incurred. The Company’s adoption of SFAS No. 146 did not have a material impact on its financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34.” This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The Company’s adoption of Interpretation No. 45 did not have a material impact on its financial position, results of operations or cash flows.

In December 2002, the Company adopted SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” The Company’s adoption of SFAS No. 148 did not have a material impact on its financial position, results of operations or cash flows.

The Company applies Accounting Principles Board (“APB”) Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, the Company does not recognize compensation cost for options granted to employees whose exercise price is equal to or exceeds the fair value of the underlying stock as of the grant date and which qualify for fixed plan treatment.

Options and warrants issued to non-employees in exchange for goods or services are accounted for based on the fair value of the equity instruments issued. The measurement date is considered to be the issuance date, or if there are performance vesting provisions, when earned.

The Company has adopted the disclosure-only provisions of SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123.” Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 148, the Company’s net income and net income per share for the three-month periods ended March 31, 2003 and 2002 would have been changed to the pro forma amounts indicated below:

AMERIVEST PROPERTIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

MARCH 31, 2003 (unaudited)

	For the Three-Month Periods Ended March 31,
	2003	2002
Net income – as reported	$404,964	$390,962
Total stock-based compensation expense based on fair value	(23,724)	(3,377)

Net income – pro forma	$381,240	$387,585

Net income per basic share – as reported	$0.04	$0.06

Net income per diluted share – as reported	$0.04	$0.06

Net income per basic share – pro forma	$0.03	$0.06

Net income per diluted share – pro forma	$0.03	$0.06

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: dividend yield of 8.5% to 11.3%, expected volatility of 25% to 30%, discount rate of 2.9% to 6.4%, and expected option lives of 5 years.

In January 2003, the Company adopted Interpretation No. 46 “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” and requires the consolidation of results of variable interest entities in which the Company has a majority variable interest. The Company’s adoption of Interpretation No. 46 did not have a material impact on its financial position, results of operations or cash flows.

NOTE 4 — ACQUISITIONS

On February 6, 2003, the Company acquired the Southwest Gas Building. The Southwest Gas Building is located in Phoenix, Arizona and contains 147,660 rentable square feet on 7.38 acres of land. The purchase price for the Southwest Gas Building was $17,000,000, which was paid with $11,900,000 from a revolving credit facility with Fleet National Bank and $5,100,000 from a short-term loan also from Fleet National Bank.

NOTE 5 — MORTGAGE LOANS AND NOTES PAYABLE

On February 6, 2003, the Company increased its revolving line of credit with Fleet National Bank from $30,000,000 to $42,000,000. At March 31, 2003, $40,357,660 was outstanding on this facility. Outstanding balances on this facility continue to bear interest at LIBOR plus 275 basis points and are due on November 12, 2005. The Company also obtained a $5,100,000 short-term loan from Fleet National Bank. This loan bears interest at LIBOR plus 500 basis points and is due on August 6, 2003. Proceeds from the revolving credit facility and the short-term loan were used to acquire the Southwest Gas Building.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

AmeriVest Properties Inc.:

We have audited the accompanying statement of revenue and certain expenses of the Southwest Gas Office Building in Phoenix, Arizona (the “Property”) for the year ended December 31, 2002. This financial statement is the responsibility of the Property’s management. Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

The statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Form 8-K of AmeriVest Properties Inc., as described in Note 1. The presentation is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses of the Southwest Gas Office Building for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Denver, Colorado

April 11, 2003

SOUTHWEST GAS OFFICE BUILDING

STATEMENT OF REVENUE AND CERTAIN EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2002

REVENUE:
Rental revenue	$3,087,240
Other revenue	104,930

Total revenue	3,192,170

CERTAIN EXPENSES:
Operating expenses	399,628
Repairs and maintenance	247,835
Utilities	290,850
Real estate taxes	385,198
Management fees	89,126

Total expenses	1,412,637

EXCESS OF REVENUE OVER CERTAIN EXPENSES	$1,779,533

SOUTHWEST GAS OFFICE BUILDING

NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

DECEMBER 31, 2002

NOTE 1 — BASIS OF PRESENTATION

The accompanying statement of revenue and certain expenses reflects the operations of the Southwest Gas Office Building (the “Property”). The Property consists of a single office building located in Phoenix, Arizona and contains 147,660 rentable square feet on 7.38 acres of land. As of December 31, 2002, the Property had an occupancy rate of 92%.

The Property was acquired by AmeriVest Properties Inc. and subsidiaries (“AmeriVest”) from an unrelated party on February 6, 2003 for $17,000,000, which was paid with $11,900,000 from a revolving credit facility with Fleet National Bank and $5,100,000 from a term loan also from Fleet National Bank. In addition, AmeriVest incurred approximately $60,000 in related acquisition fees and costs, which are capitalized as a cost of acquiring the property.

The accounting records of the Property are maintained on the accrual basis. The accompanying statement of revenue and certain expenses was prepared pursuant to the rules and regulations of the Securities and Exchange Commission, and exclude certain expenses such as mortgage interest, depreciation and amortization, professional fees and other costs not directly related to future operations of the Property.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 — OPERATING LEASES

The Property’s revenue is obtained from tenant rental payments as provided for under non-cancelable operating leases.

Future minimum rental payments due under these leases, excluding tenant reimbursements of operating expenses, as of December 31, 2002, are as follows:

Year Ending December 31:
2003	$2,836,430
2004	2,195,680
2005	2,095,922
2006	1,559,657
2007	1,501,150
Thereafter	2,501,917

$12,690,756

Tenant reimbursements of operating expenses are included in other revenue on the accompanying statement of revenue and certain expenses.

One tenant, a regional utility company, accounted for 46.1% of the rental revenues for the year ended December 31, 2002 and accounts for 75.5% of the future minimum rental payments described above. This tenant leases 60,046 square feet through a direct lease which expires on August 31, 2009.

A second tenant, a vocational training school operator, accounted for 15.1% of the rental revenues for the year ended December 31, 2002 and accounts for 3.1% of the future minimum rental payments described above. This tenant leases 27,752 square feet through a direct lease which expires on October 31, 2003.

AMERIVEST PROPERTIES INC.

PRO FORMA FINANCIAL INFORMATION

(unaudited)

The accompanying unaudited pro forma consolidated financial statements are presented to reflect the acquisition of the Property by AmeriVest.

The unaudited pro forma consolidated financial statements have been prepared by AmeriVest management based upon the historical financial statements of AmeriVest and the Property. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements and notes thereto should be read in conjunction with the historical financial statements included in AmeriVest’s previous filings with the Securities and Exchange Commission.

AMERIVEST PROPERTIES INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2002

(unaudited)

	AmeriVest (Historical)	Acquisition of Southwest Gas Building		Pro Forma Combined
ASSETS
Investment in real estate –
Land	$20,730,999	$2,350,000	(b)	$23,080,999
Building and improvements	124,861,852	14,314,586	(b)	139,176,438
Furniture, fixtures and equipment	467,188	—		467,188
Tenant improvements	2,969,044	—		2,969,044
Tenant leasing commissions	2,339,876	395,414	(b)	2,735,290
Less: accumulated depreciation and amortization	(6,383,631)	—		(6,383,631)

Net investment in real estate	144,985,328	17,060,000		162,045,328

Cash and cash equivalents	2,318,566	(120,559	)(a)	2,198,007
Escrow deposits	2,335,519	—		2,335,519
Investment in unconsolidated affiliate	1,390,560	—		1,390,560
Due from related party	3,257,826	—		3,257,826
Due from unconsolidated affiliate	217,578	—		217,578
Accounts receivable	286,691	—		286,691
Deferred rent receivable	671,737	—		671,737
Deferred financing costs, net	1,243,907	331,841	(c)	1,575,748
Prepaid expenses, escrows and other assets	475,875	—		475,875

Total Assets	$157,183,587	$17,271,282		$174,454,869

LIABILITIES
Mortgage loans and notes payable	$106,094,232	$17,000,000	(c)	$123,094,232
Accounts payable and accrued expenses	1,333,230	—		1,333,230
Due to related party	1,051,390	—		1,051,390
Accrued real estate taxes	1,714,594	190,942	(b)	1,905,536
Prepaid rents, deferred revenue and security deposits	1,656,507	80,340	(b)	1,736,847
Dividends payable	1,437,834	—		1,437,834

Total Liabilities	113,287,787	17,271,282		130,559,069

STOCKHOLDERS’ EQUITY
Common stock	11,060	—		11,060
Capital in excess of par value	55,247,483	—		55,247,483
Distributions in excess of accumulated earnings	(11,362,743)	—		(11,362,743)

Total Stockholders’ Equity	43,895,800	—		43,895,800

Total Liabilities and Stockholders’ Equity	$157,183,587	$17,271,282		$174,454,869

AMERIVEST PROPERTIES INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

(unaudited)

	Historical
	AmeriVest	Southwest Gas Building	Pro Forma Adjustments		Pro Forma Combined
REAL ESTATE OPERATING REVENUE
Rental revenue	$16,385,965	$3,192,170	$—		$19,578,135

REAL ESTATE OPERATING EXPENSES
Property Operating Expenses
Operating expenses	3,935,774	938,313	—		4,874,087
Real estate taxes	1,628,455	385,198	—		2,013,653
Management fees	173,011	89,126	(89,126	)(d)	173,011
General and administrative expenses	1,755,104	—	—		1,755,104
Advisory and capital project fees	1,367,380	—	—		1,367,380
Impairment of investment in real estate	275,000	—	—		275,000
Interest expense	4,144,231	—	1,064,532	(e)	5,208,763
Depreciation and amortization expense	3,362,508	—	458,821	(f)	3,821,329

	16,641,463	1,412,637	1,434,227		19,488,327

OTHER INCOME/(LOSS)
Interest income	164,519	—	—		164,519
Equity in loss of unconsolidated affiliates	(66,295)	—	—		(66,295)

	98,224	—	—		98,224

NET (LOSS) INCOME	$(157,274)	$1,779,533	$(1,434,227)		$188,032

NET (LOSS) INCOME PER COMMON SHARE
Basic	$(0.02)				$0.02

Diluted	$(0.02)				$0.02

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	9,341,608				9,341,608

Diluted	9,501,117				9,501,117

AMERIVEST PROPERTIES INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE 1 — BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements are presented to reflect the acquisition of the Property by AmeriVest.

The accompanying unaudited pro forma consolidated balance sheet presents the historical financial information of AmeriVest as of December 31, 2002 as adjusted for the acquisition of the Property as if the transaction had occurred on December 31, 2002.

The accompanying unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 combines the historical operations of AmeriVest with the historical operations of the Property as if the transaction had occurred on January 1, 2002.

These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future.

NOTE 2 — PRO FORMA ADJUSTMENTS

The unaudited pro forma consolidated financial statements reflect the following pro forma adjustments:

(a) The net cash paid for the Property consists of the following:

Purchase price	$17,000,000
Estimated acquisition costs	60,000
Loan origination fees	331,841
Less: mortgage loan	(11,900,000)
Less: term loan	(5,100,000)
Less: credit for accrued real estate taxes	(190,942)
Less: credit for security deposits	(80,340)

Cash paid	$120,559

(b) The purchase price of the Property was allocated to the assets and liabilities based on estimated fair values.

(c) Of the $17,000,000 in debt used to acquire the Property, $11,900,000 represents the third draw on a $42,000,000 revolving credit facility from Fleet National Bank (the “Fleet Facility”) and $5,100,000 represents a short-term loan also from Fleet National Bank (the “Fleet Term Loan”). The Fleet Facility bears interest at LIBOR plus 275 basis points, due in monthly installments of interest only, with the principal and accrued interest due on November 12, 2005. This loan may be prepaid at any time without penalty. The Fleet Term Loan, a six-month loan, bears interest at LIBOR plus 500 basis points, due in monthly installments of interest only, with the principal and accrued interest due on August 6, 2003. For purposes of these pro forma consolidated financial statements, it was assumed that the term on the Fleet Term Loan was extended after the expiration of its initial six-month term. AmeriVest paid a 1.50% loan restructuring fee on the increase in the Fleet Facility from $30,000,000 to $42,000,000, a 2% loan origination fee on the Fleet Term Loan and additional loan costs, which have been capitalized and are being amortized over the life of the loans.

AMERIVEST PROPERTIES INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (continued)

(unaudited)

(d) Due to AmeriVest being internally managed beginning January 1, 2002, there would be no management fee expense with respect to the Property. Adjustment to management fees is as follows:

Year Ended December 31, 2002
Management fees paid to third parties	$—
Less: historical management fees	(89,126)

Pro forma adjustment	$(89,126)

(e) Interest expense to be recognized related to the Fleet Facility and Fleet Term Loan. Includes loan interest (assumed interest rates of 4.54% and 6.79% for the Fleet Facility and Fleet Term Loan, respectively) and the amortization of the loan restructuring and origination fees.

(f) Depreciation and amortization expense calculated assuming a 40-year useful life for the building and 4-year useful life for tenant leasing commissions.

NOTE 3 — EARNINGS PER SHARE

Pro forma earnings per common share for the year ended December 31, 2002 is computed based on the weighted average number of common shares outstanding during the periods presented.

AMERIVEST PROPERTIES INC.

STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS

AND CASH TO BE MADE AVAILABLE BY OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(unaudited)

The following represents an estimate of the taxable operating results and cash to be made available by operations expected to be generated by AmeriVest (including the operations of the Property) based upon the pro forma consolidated statement of operations for the year ended December 31, 2002. These estimated results do not purport to represent results of operations for these properties in the future and were prepared on the basis described in the accompanying note, which should be read in conjunction herewith.

Revenue	$19,299,845

Expenses
Operating expenses	4,874,087
Real estate taxes	2,013,653
Management fees	173,011
General and administrative expenses	1,755,104
Interest expense	5,208,763
Depreciation and amortization expense	2,478,434

Total expenses	16,503,052

Estimated Taxable Operating Income	2,796,793

Add: Depreciation and amortization expense	2,478,434
Less: Advisory and capital project fees	(1,367,380)

Estimated Cash to be Made Available by Operations	$3,907,847

AMERIVEST PROPERTIES INC.

NOTE TO STATEMENT OF ESTIMATED TAXABLE OPERATING RESULTS

AND CASH TO BE MADE AVAILABLE BY OPERATIONS

(unaudited)

NOTE 1 — BASIS OF PRESENTATION

Depreciation has been estimated based upon an allocation of the purchase price of the Property to land (14%) and building (86%) and assuming (for tax purposes) a 39-year useful life for the building applied on a straight-line method.

No income taxes have been provided because the Company is organized and operates in such a manner so as to qualify as a Real Estate Investment Trust (“REIT”) under the provisions of the Internal Revenue Code (the “Code”). Accordingly, the Company generally will not pay Federal income taxes provided that distributions to its stockholders equal at least the amount of its REIT taxable income as defined under the Code.

5,000,000 Shares

Common Stock

PRICE $6.20 PER SHARE

RBC Capital Markets

Ferris, Baker Watts

Incorporated

BB&T Capital Markets

J.J.B. Hilliard, W.L. Lyons, Inc.

A PNC Company

Morgan Keegan & Company, Inc.

Stifel, Nicolaus & Company

Incorporated

PROSPECTUS

June 3, 2003